                                    Filed pursuant to Rule 424(b)(3)
                                    Registration Statement File Number 333-69039


[EASTERN ENTERPRISES LOGO]


                               December 23, 1998

Dear Shareholder:

  I am pleased to invite you to the special meeting of shareholders of Eastern Enterprises at which you will be asked to approve the issuance of shares of Eastern common stock (the "Stock Issuance") in connection with the proposed merger of Colonial Gas Company with and into a subsidiary of Eastern, as a result of which Colonial will become a subsidiary of Eastern. Eastern believes that the proposed transaction will allow Eastern to provide enhanced, cost-effective customer service and enable it to compete more effectively in an increasingly deregulated energy marketplace building value for our shareholders over the long-term. Upon completion of the merger, Eastern's combined gas distribution companies will serve approximately 725,000 customers in Massachusetts, an increase of 26% from today's levels.

  Your Board of Trustees has determined that the merger is fair to shareholders and is in their best interests and has received an opinion from its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as to the fairness of the merger from a financial point of view to Eastern. The Board of Trustees recommends that the shareholders vote to approve the Stock Issuance. Such approval may be required in accordance with the rules of the New York Stock Exchange depending upon the number of Eastern shares to be issued in relation to those previously outstanding. The New York Stock Exchange rules require approval by a majority of the votes cast on the Stock Issuance at the Eastern special meeting, provided that the total vote cast on the Stock Issuance represents a majority of the shares of Eastern common stock outstanding and entitled to vote. In addition, if the New York Stock Exchange rules require approval of the Stock Issuance, approval by a majority of the shares present at the Eastern special meeting will be required in order to comply with Eastern's Declaration of Trust. Approval of the merger agreement by a vote of two-thirds of the votes entitled to be cast by the outstanding shares of Colonial is a condition to consummation of the merger. The merger is expected to be completed in mid-1999, subject to the receipt of required regulatory approvals.

  In the merger, holders of Colonial common stock will receive cash and Eastern common stock. The total amount of cash consideration is fixed at $150 million. Each share of Colonial common stock exchanged for cash will entitle the holder to receive $37.50. Each share which is not exchanged for cash will entitle the holder to receive a number of shares of Eastern common stock valued at $37.50, based on the average closing price of the Eastern common stock on the New York Stock Exchange over the ten trading day period ending on the third trading day prior to the effective date of the merger, so long as such average closing price is not less than $37.56 or higher than $47.80. If the average closing price is less than $37.56, each share of Colonial common stock will entitle the holder to approximately 0.998 shares of Eastern common stock. If the average closing price is higher than $47.80, each share of Colonial common stock will entitle the holder to approximately 0.785 shares of Eastern common stock. Accordingly, the actual value of the number of Eastern shares received for a Colonial share could be less than or more than $37.50. The closing price of the Eastern shares on December 22, 1998 was $42.125.

  If the average closing price of Eastern common stock over the specified ten trading day period before the merger was less than $37.56 (so that the highest exchange ratio of approximately 0.998 would apply) a maximum of approximately 4,899,832 shares of Eastern common stock would be issued in the merger, based on the number of shares of Colonial common stock outstanding as of December 22, 1998 (the most recent practicable date before the printing of the accompanying Joint Proxy Statement/Prospectus). Assuming that the same number of shares of Eastern common stock are outstanding prior to the merger as were outstanding as of December 22, 1998, the shares issued in the merger would represent approximately 17.88% of the shares of Eastern common stock outstanding after the merger.

  The date, time and place of the special meeting:

  February 10, 1999
  10:00 a.m.
  Ropes & Gray
  One International Place
  36th Floor
  Boston, Massachusetts

  THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS PROVIDES YOU WITH DETAILED INFORMATION ABOUT THE PROPOSED MERGER. WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT CAREFULLY. IN ADDITION, YOU MAY OBTAIN OTHER INFORMATION ABOUT EASTERN AND COLONIAL FROM DOCUMENTS FILED WITH THE SEC.

  Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. The Eastern Board of Trustees has adopted a resolution which provides that shares voted by proxy will be counted only if the proxy card has been presented for validation to the Secretary of Eastern prior to the special meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of approving the issuance of the Eastern shares in the merger. If your shares are held by a broker as nominee, your broker will not be able to vote your shares without instructions from you. IF YOU FAIL TO PROVIDE YOUR BROKER WITH INSTRUCTIONS OR ABSTAIN FROM VOTING, THIS WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE STOCK ISSUANCE. YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF HOW MANY SHARES YOU OWN.

  On behalf of the Board of Trustees of Eastern, we urge you to vote "FOR" the approval of the proposal.

Sincerely,

/s/ J. Atwood Ives
J. Atwood Ives

Chairman and Chief Executive Officer

                               ----------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  Joint Proxy Statement/Prospectus dated December 23, 1998, and first mailed to Eastern shareholders on or about December 29, 1998.

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 10, 1999
                               ----------------

TO THE SHAREHOLDERS OF EASTERN ENTERPRISES:

  I am pleased to give you notice of and cordially invite you to attend in person or by proxy the special meeting of shareholders (the "Special Meeting") of Eastern Enterprises ("Eastern") which will be held at Ropes & Gray, One International Place, 36th Floor, Boston, Massachusetts,

                                February 10, 1999
                                   10:00 a.m.

  At our Special Meeting, common shareholders will take action on the following:

  1. To consider and vote on a proposal to issue shares (the "Stock Issuance") of Eastern common stock, $1.00 par value ("Eastern Common Stock"), in connection with the merger of Colonial Gas Company ("Colonial") with and into a wholly-owned subsidiary of Eastern ("Merger Sub") pursuant to the Agreement and Plan of Reorganization dated as of October 17, 1998 (the "Merger Agreement"), a copy of which is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus. Such approval may be required in accordance with the rules of the New York Stock Exchange depending on the number of Eastern shares to be issued in relation to those previously outstanding. The Merger Agreement provides for the outstanding shares of common stock of Colonial, $3.33 par value ("Colonial Common Stock"), to be converted in the merger into the right to receive cash and Eastern Common Stock. The total amount of cash consideration will be fixed at $150 million. The number of shares of Eastern Common Stock to be issued in the merger will be determined based on the average closing price of Eastern Common Stock on the New York Stock Exchange over the ten trading day period ending on the third trading day before the effective date of the merger.

  2. To transact such other business as may properly come before the Special Meeting or any adjournment(s) thereof.

  Holders of record of Eastern Common Stock outstanding on December 22, 1998, the record date fixed by the Board of Trustees for this purpose (the "Record Date"), are entitled to receive notice of the Special Meeting. Only holders of record of shares of Eastern Common Stock on the Record Date are entitled to vote at the Special Meeting. As of the Record Date, there were 22,510,920 shares of Eastern Common Stock outstanding, each of which is entitled to one vote in person or by proxy at the Special Meeting.

  A quorum, consisting of the holders of at least a majority of the outstanding shares of Eastern Common Stock entitled to vote on the Stock Issuance is required to act upon the Stock Issuance. If applicable, the New York Stock Exchange rules require approval by a majority of the votes cast on the Stock Issuance at the Eastern Special Meeting, provided that the total vote cast on the Stock Issuance represents a majority of the shares of Eastern Common Stock outstanding and entitled to vote. In addition, if the New York Stock Exchange rules require approval of the Stock Issuance, approval by a majority of the shares present at the Eastern Special Meeting will be required in order to comply with Eastern's Declaration of Trust. UNDER THESE REQUIREMENTS, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE NO EFFECT ON THE OUTCOME OF THE VOTING ON THE STOCK ISSUANCE FOR PURPOSES OF THE NEW YORK STOCK EXCHANGE RULES BUT WILL HAVE THE EFFECT OF A VOTE "AGAINST" THE STOCK ISSUANCE FOR PURPOSES OF THE EASTERN DECLARATION OF TRUST.

  If your shares are held through a bank or brokerage firm and you plan to vote your shares in person at the Special Meeting, please request a letter or some other evidence of ownership from your bank or brokerage firm as well as proper authorization.

  ALL HOLDERS OF EASTERN COMMON STOCK ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR THAT PURPOSE. THE EASTERN BOARD OF TRUSTEES HAS ADOPTED A RESOLUTION WHICH PROVIDES THAT SHARES VOTED BY PROXY WILL BE COUNTED ONLY IF THE PROXY CARD HAS BEEN PRESENTED FOR VALIDATION TO THE SECRETARY OF EASTERN PRIOR TO THE SPECIAL MEETING. IF NO INSTRUCTIONS ARE INDICATED WHEN YOU RETURN YOUR PROXY CARD, YOUR SHARES OF EASTERN COMMON STOCK WILL BE VOTED "FOR" APPROVAL OF THE STOCK ISSUANCE. EXECUTION OF A PROXY WILL NOT IN ANY WAY AFFECT A SHAREHOLDER'S RIGHT TO ATTEND THE SPECIAL MEETING AND VOTE IN PERSON. ANY SHAREHOLDER GIVING A PROXY HAS A RIGHT TO REVOKE IT AT ANY TIME BEFORE THE SPECIAL MEETING BY PRESENTING SUCH REVOCATION IN WRITING OR PRESENTING A NEW PROXY CARD FOR VALIDATION TO THE SECRETARY OF EASTERN. IN ADDITION, SHAREHOLDERS ATTENDING THE SPECIAL MEETING IN PERSON MAY REVOKE THEIR PROXIES AT ANY TIME BEFORE THEY ARE EXERCISED.

December 23, 1998

By Order of the Board of Trustees,

/s/ L. William Law, Jr.
L. William Law, Jr.
Secretary

                          [COLONIAL GAS COMPANY LOGO]

                                40 Market Street
                          Lowell, Massachusetts 01852

                               December 23, 1998

Dear Stockholder:

  I am pleased to invite you to the special meeting of stockholders at which you will be asked to approve the proposed merger of Colonial Gas Company with and into a subsidiary of Eastern Enterprises, as a result of which Colonial will become a subsidiary of Eastern. Eastern is a holding company whose subsidiaries include Boston Gas Company and Essex Gas Company, together New England's largest natural gas distributor. Colonial believes that the proposed merger with Eastern will allow Colonial to obtain the benefits of Eastern's financial strength and resources to grow and compete more effectively in an increasingly deregulated energy marketplace. The proposed merger will also allow Colonial's stockholders to receive a premium for their shares over the market price immediately prior to announcement of the merger and will provide you with an opportunity to participate in the future growth of the energy industry.

  After comparing the proposed merger to various strategic alternatives, including the formation of a holding company, the Colonial Board of Directors has concluded that the proposed merger presents the best available course for Colonial in responding to the competitive changes occurring in the natural gas industry. Upon completion of the merger, Colonial, along with Boston Gas and Essex Gas, will serve approximately 725,000 customers in Massachusetts. The Board of Directors believes that the proposed merger is fair to Colonial's stockholders and is in their best interests and has received an opinion from its financial advisor, Salomon Smith Barney Inc., as to the fairness of the merger from a financial point of view to the Colonial stockholders. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy today.

  In the merger, holders of Colonial common stock will receive cash and Eastern common stock. The total amount of cash consideration will be fixed at $150 million. Each share of Colonial common stock exchanged for cash will entitle the holder to receive $37.50. Each share which is not exchanged for cash will entitle the holder to receive that number of shares of Eastern common stock valued at $37.50, based on the average closing price of the Eastern common stock on the New York Stock Exchange over the ten trading day period ending on the third trading day before the effective date of the merger, so long as such average closing price is not less than $37.56 or higher than $47.80. If the average closing price is less than $37.56, each share of Colonial common stock will entitle the holder to approximately 0.998 shares of Eastern common stock. On the other hand, if the average closing price is higher than $47.80, each share of Colonial common stock will entitle the holder to approximately 0.785 shares of Eastern common stock. Accordingly, the actual value of the number of Eastern shares received for a Colonial share could be less than or more than $37.50. The closing price of the Eastern shares on December 22, 1998 was $42.125.

  You will be able to indicate closer to the expected effective date of the merger whether you would like to receive cash or Eastern common stock in exchange for each share of Colonial common stock held by you, or to indicate that you have no preference. The cash and Eastern common stock consideration will be allocated among the holders of Colonial common stock based on the preferences indicated in the elections that they submit, subject to the amount of cash and Eastern common stock available.

  The date, time and place of the special meeting:

  February 10, 1999
  11:00 a.m.
  BankBoston
  100 Federal Street
  Boston, Massachusetts

  The accompanying Joint Proxy Statement/Prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. In addition, you may obtain other information about Eastern and Colonial from documents filed with the SEC.

  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD TO US. IF YOU SIGN, DATE AND MAIL YOUR PROXY CARD WITHOUT INDICATING HOW YOU WISH TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE IN FAVOR OF THE APPROVAL OF THE MERGER AGREEMENT.

  The affirmative vote of the holders of two-thirds of the outstanding shares of Colonial common stock is required to approve the merger agreement. A majority of the outstanding shares of Colonial common stock entitled to vote, represented in person or by proxy, constitutes a quorum for consideration of the merger agreement at the special meeting. Your failure to vote or your abstention will have the effect of a vote against approval of the merger agreement. If your shares are held by a broker as nominee, your broker will not be able to vote your shares without instructions from you. ACCORDINGLY, IF YOU FAIL TO RETURN YOUR CARD, ABSTAIN FROM VOTING OR FAIL TO PROVIDE YOUR BROKER WITH INSTRUCTIONS, THE EFFECT WILL BE THE SAME AS A VOTE "AGAINST" THE APPROVAL OF THE MERGER AGREEMENT. YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.

  YOUR BOARD OF DIRECTORS BELIEVES THAT THE TRANSACTION WITH EASTERN IS IN THE BEST INTERESTS OF COLONIAL AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED IT. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

  We appreciate your support in this important transaction. We are very enthusiastic about the merger with Eastern, and are confident that the combined company will grow and prosper in a competitive marketplace.

Sincerely,

/s/ F.L. Putnam, Jr.                   /s/ F.L. Putnam, III
F.L. Putnam, Jr.                       F.L. Putnam, III
Chairman and Senior Executive Officer  President and Chief Executive Officer

                               ----------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  Joint Proxy Statement/Prospectus dated December 23, 1998, and first mailed to Colonial stockholders on or about December 29, 1998.

                               ----------------

                          [COLONIAL GAS COMPANY LOGO]

                                40 Market Street
                          Lowell, Massachusetts 01852

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 10, 1999

                               ----------------

TO THE STOCKHOLDERS OF COLONIAL GAS COMPANY:

  I am pleased to give you notice of and cordially invite you to attend the Special Meeting of Stockholders (the "Special Meeting") of Colonial Gas Company ("Colonial") which will be held at BankBoston, 100 Federal Street, Boston, Massachusetts,

                               February 10, 1999
                                   11:00 a.m.

  At our Special Meeting, common stockholders will take action on the following:

  1. To consider and vote on a proposal to merge Colonial with and into a wholly-owned subsidiary of Eastern Enterprises ("Eastern") by approving the Agreement and Plan of Reorganization dated as of October 17, 1998 (the "Merger Agreement"), a copy of which is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus. The Merger Agreement provides that the outstanding shares of common stock of Colonial, $3.33 par value ("Colonial Common Stock"), will be converted into the right to receive cash and Eastern common stock, $1.00 par value ("Eastern Common Stock"). The total amount of cash consideration will be fixed at $150 million. The number of shares of Eastern Common Stock to be issued in the merger will be determined based on the average of the closing prices for Eastern Common Stock on the New York Stock Exchange over a ten trading day period ending on the third trading day before the effective date of the merger.

  2. To transact such other business as may properly come before the Special Meeting or any adjournment(s) thereof.

  Holders of record of Colonial Common Stock outstanding on December 22, 1998, the record date fixed by the Board of Directors for this purpose (the "Record Date"), are entitled to receive notice of the Special Meeting. Only holders of record of shares of Colonial Common Stock on the Record Date are entitled to vote at the Special Meeting. As of the Record Date, there were 8,909,651 shares of Colonial Common Stock outstanding, each of which is entitled to one vote in person or by proxy at the Special Meeting.

  Approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Colonial Common Stock, thus abstentions and broker non-votes will have the effect of a vote "AGAINST" the Merger Agreement. A majority of the outstanding shares of Colonial Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum for consideration of the Merger Agreement.

  If your shares are held through a bank or brokerage firm and you plan to vote your shares in person at the Special Meeting, please request a letter or some other evidence of ownership from your bank or brokerage firm as well as proper authorization.

  Under Massachusetts law, holders of Colonial Common Stock who object to the approval of the Merger Agreement do not have the right to demand separate payment for or an appraisal of their shares in connection with the Merger Agreement.

  ALL HOLDERS OF COLONIAL COMMON STOCK ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR THAT PURPOSE. IF NO INSTRUCTIONS ARE INDICATED ON YOUR PROXY CARD, YOUR SHARES OF COLONIAL COMMON STOCK WILL BE VOTED "FOR" APPROVAL OF THE MERGER AGREEMENT. EXECUTION OF A PROXY WILL NOT IN ANY WAY AFFECT A STOCKHOLDER'S RIGHT TO ATTEND THE SPECIAL MEETING AND VOTE IN PERSON. ANY STOCKHOLDER GIVING A PROXY HAS A RIGHT TO REVOKE IT AT ANY TIME BEFORE IT IS EXERCISED BY WRITTEN NOTICE TO THE CLERK OF COLONIAL. IN ADDITION, STOCKHOLDERS ATTENDING THE SPECIAL MEETING MAY REVOKE THEIR PROXIES AT ANY TIME BEFORE THEY ARE EXERCISED.

December 23, 1998

By order of the Board of Directors

/s/ Carol E. Elden
Carol E. Elden
Clerk

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
QUESTIONS & ANSWERS ABOUT THE MERGER......................................   1
SUMMARY...................................................................   6
COMPARATIVE PER SHARE DATA................................................  17
COMPARATIVE DIVIDENDS AND MARKET PRICES...................................  19
RISK FACTORS..............................................................  21
  Fixed Merger Consideration Despite Potential Changes in Stock Prices....  21
  Integration of Operations...............................................  22
  Stock Ownership in Eastern..............................................  22
  Need for Government Approvals...........................................  22
FORWARD-LOOKING STATEMENTS................................................  24
MEETINGS, VOTING AND PROXIES..............................................  26
  The Eastern Special Meeting.............................................  26
  The Colonial Special Meeting............................................  28
THE MERGER................................................................  31
  General Description of the Merger.......................................  31
  Background of the Merger................................................  31
  Common Reasons for the Merger...........................................  33
  Eastern's Reasons for the Merger; Recommendations of the Eastern Board..  34
  Opinion of Eastern's Financial Advisor..................................  35
  Colonial's Reasons for the Merger; Recommendation of the Colonial
   Board..................................................................  40
  Opinion of Colonial's Financial Advisor.................................  42
  Accounting Treatment....................................................  47
  Certain Federal Income Tax Consequences.................................  47
  No Appraisal Rights.....................................................  51
  Stock Exchange Listing of Eastern Common Stock..........................  51
  Federal Securities Law Consequences.....................................  51
  Regulatory Matters......................................................  52
  Potential Conflicts and Interests of Certain Persons in the Merger......  53
  Management and Other Information........................................  58
MERGER AGREEMENT..........................................................  59
  Structure of the Merger.................................................  59
  Merger Consideration....................................................  59
  Procedure for Filing Elections and Converting Colonial Common Stock into
   Merger Consideration...................................................  61
  Representations and Warranties..........................................  63
  Certain Covenants.......................................................  63
  Certain Employee Benefits Matters.......................................  66
  Conditions to the Merger................................................  67
  Amendments; Waivers.....................................................  68
  No Solicitation by Colonial.............................................  68
  Termination of the Merger Agreement.....................................  69
  Termination Fees and Expenses...........................................  71
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION........................  74
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION...............  78
PRINCIPAL STOCKHOLDERS....................................................  81
  Beneficial Owners of More Than 5% of Eastern's Outstanding Securities...  81
  Eastern Management Ownership............................................  81
  Beneficial Owners Of More Than 5% Of Colonial's Outstanding Securities..  82
  Colonial Management Ownership...........................................  83

                                                                           PAGE
                                                                           ----
DESCRIPTION OF EASTERN CAPITAL STOCK......................................  84
  General.................................................................  84
  Authorized and Outstanding Capital Stock................................  84
  Common Stock Purchase Rights............................................  84
  Massachusetts Law and Certain Charter and By-Law Provisions; Anti-
   Takeover Effects.......................................................  87
  Transfer Agent and Registrar............................................  90
COMPARATIVE RIGHTS OF HOLDERS OF COLONIAL AND EASTERN COMMON STOCK........  90
  Authorized Capital Stock................................................  90
  Boards of Directors/Trustees............................................  90
  Removal of Directors/Trustees...........................................  91
  Special Meetings of Stockholders; Stockholder Action Without Meeting....  91
  Stockholder Proposals and Nominations...................................  91
  Dissenters' Rights......................................................  92
  Charter Amendments......................................................  92
  Dividends and Stock Repurchases.........................................  93
  Fair Price Charter Provisions...........................................  93
  Shareholder Rights Plans................................................  95
  Business Combination Statutes...........................................  97
  Control Share Statute...................................................  97
  Proper Factors for Consideration in Evaluating Business Combinations....  97
  Form of Consideration for Capital Stock.................................  98
  Limitation of Director Liability........................................  98
  Indemnification.........................................................  99
LEGAL MATTERS............................................................. 100
EXPERTS................................................................... 100
FUTURE EASTERN SHAREHOLDER PROPOSALS...................................... 101
FUTURE COLONIAL STOCKHOLDER PROPOSALS..................................... 101
OTHER MATTERS............................................................. 101
WHERE YOU CAN FIND MORE INFORMATION....................................... 102
INDEX OF DEFINED TERMS.................................................... 105

 Annex A Agreement and Plan of Reorganization.............................  A-1
 Annex B Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated....  B-1
 Annex C Opinion of Salomon Smith Barney Inc. ............................  C-1

                      QUESTIONS & ANSWERS ABOUT THE MERGER

1.  HOW WILL THESE TWO COMPANIES MERGE?

   Eastern and Colonial will combine under a merger agreement that provides that Colonial will merge with and into a wholly-owned subsidiary of Eastern and, as a result, will become a wholly-owned subsidiary of Eastern.

2.  WHAT WILL COLONIAL STOCKHOLDERS RECEIVE?

   In the merger, holders of Colonial common stock will receive cash and Eastern common stock. The total amount of cash consideration to be paid to Colonial stockholders will equal $150 million. Each share of Colonial's common stock exchanged for cash will entitle the holder to receive $37.50. Each share which is not exchanged for cash will entitle the holder to receive that number of Eastern shares having a value of $37.50 based on the average closing price of the Eastern common stock on the New York Stock Exchange over the ten trading day period ending on the third trading day before the effective date of the merger, so long as such average closing price is not less than $37.56 or higher than $47.80. If the average closing price during that ten trading day period is less than $37.56, each share of Colonial common stock would entitle the holder to receive approximately 0.998 shares of Eastern common stock. On the other hand, if the average closing price during the ten trading day period is higher than $47.80, each share of Colonial common stock would entitle the holder to receive approximately 0.785 shares of Eastern common stock. Accordingly, the actual value of the number of Eastern shares received for a Colonial share could be less than or more than $37.50.

   Please read the more detailed description of the consideration to be received in the merger on pages 59 to 61.

   Eastern will not issue any fractional shares of Eastern common stock in the merger. Instead, you will receive cash for any fractional share that you would otherwise receive.

   On October 16, 1998 (the last full trading day before the public announcement of the merger), the closing price of Eastern common stock reported in the New York Stock Exchange Composite Transactions was $43.375 and on December 22, 1998 (the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus), the closing price of Eastern common stock reported in the New York Stock Exchange Composite Transactions was $42.125.

3. HOW DO I INDICATE WHETHER I WOULD PREFER TO RECEIVE CASH OR SHARES OF EASTERN COMMON STOCK?

   Colonial stockholders will be able to indicate whether they would prefer to receive cash or Eastern common stock in exchange for each share of Colonial common stock, or to indicate that they have no preference. Forms will be mailed to the Colonial stockholders for this purpose closer to the anticipated effective date of merger. The cash and Eastern common stock consideration will be allocated among the holders of Colonial common stock based on the preferences indicated in the elections that they submit, subject to the amount of cash and Eastern common stock available. Accordingly, the consideration actually received by a Colonial stockholder may differ from the preference indicated in such stockholder's election.

   The procedures that you need to follow once you have received your election form are described in this Joint Proxy Statement/Prospectus on pages 61 to 63.

4.  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

   No gain or loss will be recognized by Colonial, Eastern or the merger subsidiary by reason of the merger. Additionally, no gain or loss will be recognized by Colonial stockholders on their receipt of shares of Eastern common stock in the merger. In general, however, Colonial stockholders will recognize taxable gain to the extent they receive cash in the merger. Colonial stockholders should consult their tax advisors for a full understanding of the tax consequences of the merger.

5.  WHO MUST APPROVE THE MERGER?

   In addition to the approvals by the Colonial Board of Directors and the Eastern Board of Trustees, each of which has already been obtained, the merger must be approved by the holders of Colonial common stock, and the issuance of Eastern common stock in the merger must be approved by the holders of Eastern common stock (if required under the rules of the New York Stock Exchange). Moreover, regulatory approvals must be obtained from the Massachusetts Department of Telecommunications and Energy and the United States Securities and Exchange Commission, and certain notifications and forms must be filed with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission.

6.  WHY IS EASTERN'S BOARD OF TRUSTEES RECOMMENDING APPROVAL OF THE
    TRANSACTION?

   Eastern's Board of Trustees believes that the proposed transaction will allow Eastern to build shareholder value by providing enhanced, cost-effective customer service and enabling it to compete more effectively in an increasingly deregulated energy marketplace. The Eastern Board of Trustees also believes that the terms of the merger are fair to, and in the best interests of, Eastern and its shareholders.

7.  WHY IS COLONIAL'S BOARD OF DIRECTORS RECOMMENDING APPROVAL OF THE
    TRANSACTION?

   Colonial's Board of Directors believes that the merger will allow Colonial to obtain the benefits of Eastern's financial strength and resources and will provide Colonial's stockholders with an opportunity to participate in the future growth of the energy industry. The Colonial Board of Directors also believes that the terms of the merger are fair to, and in the best interests of, Colonial and its stockholders.

8.  WHEN AND WHERE IS THE EASTERN SPECIAL MEETING?

   The Eastern special meeting will take place on February 10, 1999, at 10:00 a.m. at Ropes & Gray, One International Place, 36th Floor, Boston, Massachusetts.

9.  WHAT PROPOSALS ARE EASTERN SHAREHOLDERS VOTING ON?

   Eastern shareholders are being asked to approve the issuance of the shares of Eastern common stock in the merger.

10. WHEN AND WHERE IS THE COLONIAL SPECIAL MEETING?

    The Colonial special meeting will take place on February 10, 1999, at 11:00 a.m. at BankBoston, 100 Federal Street, Boston, Massachusetts.

11. WHAT PROPOSALS ARE COLONIAL STOCKHOLDERS VOTING ON?

    Colonial stockholders are being asked to approve the merger agreement.

12. WHAT EFFECT DOES THE PROPOSED MERGER HAVE ON THE HOLDING COMPANY RESTRUCTURING APPROVED BY COLONIAL STOCKHOLDERS AT THEIR 1998 ANNUAL MEETING?

    In response to the evolution of the utility industry toward greater competition, Colonial previously adopted a plan to restructure into a holding company, subject to regulatory approval. At this time, the Colonial Board has determined that becoming one of Eastern's operating businesses through the merger represents a preferable strategic alternative to restructuring Colonial as a holding company. Eastern is a holding company and the advantages that Colonial would have realized if it had formed a holding company will be available to Colonial as a subsidiary of Eastern. Accordingly, in light of the pending merger, Colonial has suspended the process of restructuring as a holding company.

13. WHAT STOCKHOLDER VOTE IS REQUIRED TO APPROVE THE MERGER?

    For both Colonial and Eastern, a majority of the outstanding common stock entitled to vote constitutes a quorum for each respective meeting.

    Under the rules of the New York Stock Exchange, approval of the stock issuance proposal by Eastern shareholders may be required depending upon the number of shares of Eastern common stock to be issued in the merger in relation to those previously outstanding. If applicable, the New York Stock Exchange rules require approval by a majority of the votes cast on the stock issuance proposal at the Eastern special meeting, provided that the total vote cast on the stock issuance proposal represents a majority of the shares of Eastern common stock outstanding and entitled to vote. In addition, if the New York Stock Exchange rules require approval of the stock issuance proposal, approval by a majority of the shares present at the Eastern special meeting will be required in order to comply with Eastern's Declaration of Trust.

    The holders of at least two-thirds of the outstanding shares of Colonial common stock must vote in favor of the merger agreement for it to be approved.

14. WHO IS ENTITLED TO VOTE?

    Holders of record of Eastern common stock on December 22, 1998, the Eastern record date, are entitled to vote at the Eastern special meeting. As of December 22, 1998, 22,510,920 shares of Eastern common stock were outstanding.

    Holders of record of Colonial common stock on December 22, 1998, the Colonial record date, are entitled to vote at the Colonial special meeting. As of December 22, 1998, 8,909,651 shares of Colonial common stock were outstanding.

15. WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

    We are working to complete all aspects of the merger transaction as quickly as possible. We currently expect the merger to be completed by the middle of 1999.

16.WHAT HAPPENS IF I DO NOT INSTRUCT A BROKER HOLDING MY SHARES AS TO HOW TO
   VOTE THEM OR I ABSTAIN FROM VOTING?

   If your shares are held by a broker as nominee, your broker will not be able to vote your shares without instructions from you. If you fail to provide your broker with instructions or if you mark your proxy "ABSTAIN," it will have the same effect as a vote "AGAINST" the Stock Issuance if you are an Eastern shareholder or a vote "AGAINST" the merger agreement if you are a Colonial stockholder.

17.WHAT DO I NEED TO DO NOW?

   After you have carefully read this Joint Proxy Statement/Prospectus, just complete, sign and mail your proxy card in the enclosed return envelope as soon as possible. That way, your shares can be represented at the Eastern or Colonial stockholders meeting. If your shares are held by a broker as nominee, you will receive a proxy card from your broker.

   Eastern shareholders must return their proxy cards before the special meeting in order for those votes to be counted at the Eastern special meeting.

   In the case of the Colonial special meeting, failure to return a proxy card will have the same effect as a vote against the merger agreement.

18.CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY CARD?

   Eastern

   If you are an Eastern shareholder, you may revoke your proxy at any time before the vote takes place at the Eastern special meeting if you attend the special meeting in person and vote at the special meeting.

   If you would like to revoke your proxy in writing or by completing a new proxy card, you must do so before the Eastern special meeting by sending your written revocation notice or new proxy card to Eastern's Secretary for validation.

   These should be sent to: Eastern Enterprises, 9 Riverside Road, Weston, Massachusetts 02493, Attention: Corporate Secretary.

   Colonial

   If you are a Colonial stockholder, you may change your vote at any time before the vote takes place at the Colonial special meeting. To do so, you can attend the special meeting and vote in person.

   Or, you can complete a new proxy card or send a written notice stating you would like to revoke your proxy. These should be sent to: Colonial Gas Company, 40 Market Street, Lowell, Massachusetts 01852, Attention:
   Clerk.

19.SHOULD I SEND IN MY COLONIAL STOCK CERTIFICATES NOW?

   No. You should continue to hold your certificates for Colonial common stock until you receive a form of election that you can use to indicate your preference as to the type of payment you would like to receive in the merger. You should send in your certificates along with your completed form of election, which will be mailed to you closer to the expected effective date of the merger.

   After the effective date, a second set of materials will be sent to you with instructions on how to exchange your shares of Colonial common stock for cash and Eastern common stock, if any. If you have not already submitted your certificates with your form of election, you should use these materials to submit your certificates.

20.WHERE WILL MY SHARES OF COMMON STOCK OF EASTERN BE TRADED?

   Like Colonial common stock, Eastern common stock is listed and traded on the New York Stock Exchange. It is also traded on the Pacific Exchange and the Boston Stock Exchange. Eastern Common Stock is listed under the symbol "EFU." The Eastern common stock to be issued in the merger will also be listed on the New York Stock Exchange, the Pacific Exchange and the Boston Stock Exchange.

21.WILL THE COLONIAL BONDS BE EXCHANGED IN THE MERGER?

   No. Colonial's bonds will remain outstanding and become the obligations of the new Eastern subsidiary which will continue to operate as "Colonial Gas Company" following the merger.

22.WHAT WILL HAPPEN TO COLONIAL'S DIVIDEND REINVESTMENT AND STOCK PURCHASE
   PLANS?

   Some holders of Colonial common stock also hold shares under Colonial's Dividend Reinvestment and Stock Purchase Plan. The Colonial Dividend Reinvestment and Stock Purchase Plan will be terminated upon the completion of the Merger. Colonial common stockholders who hold shares under this plan will have the option to receive cash or Eastern common stock in exchange for shares held under such plan. To the extent that such Colonial stockholders receive shares of Eastern common stock, they will also have the option of holding such shares under the Eastern Dividend Reinvestment and Stock Purchase Plan. The Eastern Dividend Reinvestment and Common Stock Purchase Plan is similar to Colonial's plan but does not provide a 5% market price discount on reinvestments and differs in certain other respects.

23.WHO SHOULD I CALL IF I HAVE ANY ADDITIONAL QUESTIONS?

   Eastern shareholders may call Eastern Investor Relations at (781) 647-
   2300.

   Colonial stockholders may call Colonial Investor Relations at (978) 322-
   3155.

24.ARE THERE ANY RISKS ASSOCIATED WITH THE MERGER?

   The merger does involve some risks. For a discussion of certain risks factors that should be considered in evaluating the merger, see "Risk Factors" beginning on page 21.

                                    SUMMARY

This summary highlights selected information from this Joint Proxy Statement/Prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the other documents that we have referred you to. See "Where You Can Find More Information" on page 102. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

                                 THE COMPANIES

EASTERN

Eastern is a Massachusetts business trust established and existing under the Eastern Declaration of Trust. Eastern conducts its business through its operating subsidiaries.

Eastern's principal subsidiaries are Boston Gas Company, Essex Gas Company and Midland Enterprises Inc. Boston Gas and Essex Gas are regulated utilities that distribute natural gas in eastern and central Massachusetts. Midland is engaged in barge transportation, principally on the Ohio River and Mississippi River systems. Eastern provides management and staff services to Boston Gas, Essex Gas and Midland.

Together, Boston Gas and Essex Gas are engaged in the transportation and sale of natural gas to approximately 575,000 residential, commercial and industrial customers in Boston and 90 other communities in eastern and central Massachusetts. Boston Gas also sells natural gas for resale in Massachusetts. Boston Gas has been in business for 175 years and is the second oldest gas company in the United States. Since 1929, all of the common stock of Boston Gas has been owned by Eastern. Essex Gas has been in business for 145 years and was purchased by Eastern in September 1998.

Midland, through its wholly-owned subsidiaries, is engaged in the operation of a fleet of tow boats and barges, principally on the Ohio River and Mississippi River and their tributaries, the Gulf Intracoastal Waterway and the Gulf of Mexico. Midland transports dry bulk commodities, a major portion of which is coal. Through its subsidiaries, Midland also performs repair work on marine equipment and operates two coal dumping terminals, a phosphate rock and phosphate chemical fertilizer terminal and a marine fuel supply facility.

Eastern's mailing address is 9 Riverside Road, Weston, Massachusetts 02493 and its general telephone number is (781) 647-2300.

COLONIAL

Colonial, a Massachusetts corporation formed in 1849, is primarily a regulated natural gas distribution utility that serves approximately 151,000 utility customers in 24 municipalities located northwest of Boston and on Cape Cod, Massachusetts. Through its wholly-owned energy trucking subsidiary, Transgas Inc., Colonial also provides over-the-road transportation of liquefied natural gas, propane and other commodities.

Transgas is the nation's largest over-the-road transporter of liquefied natural gas and operates a fleet of approximately 55 specialized tanker trailers.

Colonial's mailing address is 40 Market Street, Lowell, Massachusetts 01852 and its general telephone number is (978) 322-3000.

MERGER SUBSIDIARY

The merger subsidiary will be organized as a gas utility under the laws of Massachusetts, and will be a wholly-owned subsidiary of Eastern formed solely for the purpose of the merger. In the proposed merger, Colonial will be merged into the merger subsidiary and, as a result, will become a wholly-owned subsidiary of Eastern.

                                   THE MERGER

SUMMARY OF THE TRANSACTION (SEE PAGE 31)

The merger agreement (Annex A) is attached at the back of this Joint Proxy Statement/Prospectus. We encourage you to read the merger agreement as it is the legal document that governs the merger. In the proposed merger, Colonial will be merged into Eastern's merger subsidiary and, as a result, will become a wholly-owned subsidiary of Eastern.

The merger will become effective following the approval of the merger agreement by the stockholders of Colonial and, if required, the stock issuance by shareholders of Eastern. In addition, all other conditions to the merger must be satisfied or waived. These include approval of the Massachusetts Department of Telecommunications and Energy and other regulatory approvals, and the filing of the Articles of Merger with the Secretary of The Commonwealth of Massachusetts.

WHAT HOLDERS OF COLONIAL COMMON STOCK WILL RECEIVE IN THE MERGER (SEE PAGE 59)

In the merger, holders of Colonial common stock will receive cash and common stock of Eastern having an expected aggregate value of $332 million based on the number of shares of Colonial common stock outstanding as of September 30, 1998. The actual value will depend on the market price of the Eastern common stock and the number of shares of Colonial common stock outstanding on the date the merger is completed. The total amount of cash consideration to be paid to the Colonial stockholders will equal $150 million (subject to adjustment for tax purposes as described below). Each share of Colonial common stock exchanged for cash will entitle the holder to receive $37.50. Each share which is not exchanged for cash will entitle the holder to receive that number of shares of Eastern common stock having a value of $37.50 based on the average closing price of the Eastern common stock reported in the New York Stock Exchange Composite Transactions over the ten trading day period ending on the third trading day before the effective date of the merger, so long as that average closing price is not less than $37.56 or higher than $47.80. If the average closing price is less than $37.56, each share of Colonial common stock not exchanged for cash will entitle the holder to receive approximately 0.998 shares of Eastern common stock. On the other hand, if the average closing price is higher than $47.80, each share of Colonial common stock not exchanged for cash will entitle the holder to receive approximately 0.785 shares of Eastern common stock. Accordingly, the actual value of the number of Eastern shares received for a Colonial share could be less than or more than $37.50. At December 22, 1998, the closing market price of an Eastern share was $42.125.

The following charts graphically depict the effects of variations of the average closing price of Eastern common stock used to determined the stock portion of the merger consideration on the number and value of the shares of Eastern common stock to be received in the merger for each share of Colonial common stock.

[CHART DEPICTING NUMBER OF EASTERN         [CHART DEPICTING VALUE OF EASTERN
SHARES TO BE RECEIVED APPEARS HERE.        SHARES TO BE RECEIVED APPEARS HERE.
THE CHART SHOWS THAT THE NUMBER OF         THE CHART SHOWS THAT THE VALUE OF
EASTERN SHARES TO BE RECEIVED FOR          EASTERN SHARES TO BE RECEIVED
EACH COLONIAL SHARE WILL RANGE FROM        FOR EACH COLONIAL SHARE WILL BE
0.998 TO 0.785 IF THE AVERAGE              FIXED AT $37.50 AS LONG AS THE
EASTERN SHARE PRICE RANGES BETWEEN         AVERAGE EASTERN SHARE PRICE IS
$37.56 AND $47.80, AND WILL BE             BETWEEN $37.56 AND $47.80, AND WILL
FIXED AT 0.998 IF THE AVERAGE              DECLINE AS THE AVERAGE EASTERN SHARE
EASTERN SHARE PRICE IS AT OR BELOW         PRICE FALLS BELOW $37.56 AND WILL
$37.56, AND AT 0.785 IF THE AVERAGE        INCREASE AS THE AVERAGE EASTERN
EASTERN SHARE PRICE IS AT OR ABOVE         SHARE PRICE RISES ABOVE $47.80.]
$47.80.]

In order to permit the merger to qualify as a tax-free reorganization, the mix of cash and Eastern common stock consideration will be adjusted to the extent necessary to ensure that at least 45% of the value of the total consideration paid (including all cash paid in lieu of fractional shares and other payments required to be considered for tax purposes) consists of Eastern common stock. To the extent necessary to maintain this percentage, the aggregate amount of cash to be issued in the merger could be reduced to less than $150 million.

Eastern will not issue any fractional shares of common stock in the merger. Instead, holders of Colonial common stock will receive cash for any fractional share.

The Colonial stockholders will be able to indicate closer to the expected effective date of the merger whether they would like to receive cash or Eastern common stock in exchange for each share of Colonial common stock, or to indicate that they have no preference. If the elections for a particular form of consideration in the aggregate exceed the available amount of that consideration, these elections will be subject to adjustment on a pro rata basis. Accordingly, the consideration actually received by a Colonial stockholder may differ from the preference indicated by that stockholder.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 47)

The merger is intended to qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended. Accordingly, no gain or loss will be recognized by Colonial, Eastern or the merger subsidiary by reason of the merger, and no gain or loss will be recognized by the stockholders of Colonial on the exchange of their shares of Colonial common stock solely for shares of Eastern common stock. A Colonial stockholder who receives a combination of cash and Eastern common stock in the merger in exchange for shares of Colonial common stock will recognize gain in an amount equal to the lesser of the amount of cash received and the total gain realized by such stockholder in the merger. The total gain realized by a Colonial stockholder in the merger will be the difference between such stockholder's tax basis in the Colonial common stock surrendered in the merger and the sum of the cash and the fair market value of Eastern common stock received in exchange. A Colonial stockholder who receives solely cash in the merger generally will recognize gain or loss equal to the difference between such stockholder's tax basis in the Colonial common stock surrendered and the cash received in the merger. Under certain circumstances described on page 50, Colonial stockholders who receive consideration in the merger consisting of cash or a combination of cash and Eastern common stock may be treated as receiving ordinary dividend income. Additionally, Colonial stockholders who receive cash in lieu of a fractional share of Eastern common stock will recognize gain or loss as if such fractional share were received in the merger and then immediately redeemed by Eastern.

  BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH COLONIAL STOCKHOLDER, COLONIAL
  STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL (AND ANY STATE, LOCAL OR FOREIGN) TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

                          THE EASTERN SPECIAL MEETING

DATE AND PURPOSE (SEE PAGE 26)

The Eastern special meeting will be held at 10:00 a.m. on February 10, 1999 at Ropes & Gray, One International Place, 36th Floor, Boston, Massachusetts. At the Eastern special meeting, holders of Eastern common stock will be asked to approve the issuance of Eastern common stock in the merger.

EASTERN RECORD DATE; VOTING RIGHTS (SEE PAGE 26)

If you owned shares of Eastern common stock as of the close of business on December 22, 1998, the Eastern record date, you are entitled to vote on the issuance of Eastern common stock in the merger.

On the Eastern record date there were 22,510,920 shares of Eastern common stock outstanding. Holders of Eastern common stock will have one vote at the Eastern special meeting for each share of Eastern common stock they own on the Eastern record date.

QUORUM; REQUIRED VOTE (SEE PAGE 26)

The presence, in person or by proxy, at the Eastern special meeting of the holders of a majority of the shares of Eastern common stock outstanding and entitled to vote is necessary to constitute a quorum at the Eastern special meeting. Under the rules of the New York Stock Exchange, approval of the stock issuance proposal by Eastern shareholders may be required depending upon the number of shares of Eastern common stock to be issued in the merger in relation to those previously outstanding. If applicable, the New York Stock Exchange rules require approval by a majority of the votes cast on the stock issuance proposal at the Eastern special meeting, provided that the total vote cast on the stock issuance proposal represents a majority of the shares of Eastern common stock outstanding and entitled to vote. In addition, Eastern's Declaration of Trust requires that for any action to be taken at a meeting a majority of the shares present at the meeting must vote to approve the action. Accordingly, if the New York Stock Exchange rules require approval of the stock issuance proposal, approval by a majority of the shares present at the Eastern special meeting will be required in order to comply with Eastern's Declaration of Trust.

If you hold your shares of Eastern common stock through a broker as nominee, you must instruct your broker on how you would like to vote or these shares will not be voted, although they will be counted as present. Similarly, a properly executed proxy marked "ABSTAIN" will be counted as present but will not be counted as a vote cast. ACCORDINGLY, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE NO EFFECT ON THE VOTING ON THE STOCK ISSUANCE PROPOSAL FOR PURPOSES OF THE NEW YORK STOCK EXCHANGE RULES BUT WILL HAVE THE EFFECT OF A VOTE "AGAINST" THE STOCK ISSUANCE PROPOSAL FOR PURPOSES OF THE EASTERN DECLARATION OF TRUST.

RECOMMENDATION TO EASTERN COMMON SHAREHOLDERS (SEE PAGE 34)

The Eastern Board of Trustees believes that the merger is in the best interests of Eastern shareholders and recommends that holders of Eastern common stock vote "FOR" the stock issuance.

FAIRNESS OPINION OF EASTERN'S FINANCIAL ADVISOR (SEE PAGE 35)

In deciding to approve the merger, the Eastern Board of Trustees considered an opinion from its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the effect that, as of the date of the merger agreement, the consideration to be paid by Eastern pursuant to the merger was fair from a financial point of view to Eastern. This opinion is attached as Annex B to this Joint Proxy Statement/Prospectus. We encourage you to read this opinion.

                          THE COLONIAL SPECIAL MEETING

DATE AND PURPOSE (SEE PAGE 28)

The Colonial special meeting will be held at 11:00 a.m. on February 10, 1999 at BankBoston, 100 Federal Street, Boston, Massachusetts. At the Colonial special meeting, holders of Colonial common stock will be asked to approve the Merger Agreement.

COLONIAL RECORD DATE; VOTING RIGHTS (SEE PAGE 28)

If you owned shares of Colonial common stock as of the close of business on December 22, 1998, the Colonial record date, you are entitled to vote on the approval of the merger agreement.

On the Colonial record date, there were 8,909,651 shares of Colonial common stock outstanding. Holders of Colonial common stock will have one vote at the Colonial special meeting for each share of Colonial common stock they own on the Colonial record date.

QUORUM; REQUIRED VOTE (SEE PAGE 28)

The presence, in person or by proxy, at the Colonial special meeting of the holders of a majority of the shares of Colonial common stock outstanding and entitled to vote is necessary to constitute a quorum at the Colonial special meeting. The affirmative vote of the holders of two-thirds of the outstanding shares of Colonial common stock is required to approve the merger agreement. YOUR FAILURE TO VOTE OR YOUR ABSTENTION WILL HAVE THE EFFECT OF A VOTE "AGAINST" APPROVAL OF THE MERGER AGREEMENT. BROKERS WHO HOLD SHARES OF COLONIAL COMMON STOCK AS NOMINEES WILL NOT HAVE DISCRETIONARY AUTHORITY TO VOTE SUCH SHARES UNLESS YOU PROVIDE THEM WITH VOTING INSTRUCTIONS.

RECOMMENDATION TO COLONIAL STOCKHOLDERS (SEE PAGE 40)

The Colonial Board of Directors believes that the merger is in the best interests of Colonial stockholders and unanimously recommends that holders of Colonial common stock vote "FOR" approval of the merger agreement.

FAIRNESS OPINION OF COLONIAL'S FINANCIAL ADVISOR (SEE PAGE 42)

In deciding to approve the merger, the Colonial Board of Directors considered an opinion from its financial advisor, Salomon Smith Barney, as to the fairness, from a financial point of view, of the merger to the Colonial stockholders. This opinion is attached as Annex C to this Joint Proxy Statement/Prospectus. We encourage you to read this opinion.

                     SUMMARY OF OTHER SELECTED INFORMATION

POTENTIAL CONFLICTS AND INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 53)

The officers and directors of Colonial may have interests in the transaction that are different from, or in addition to, those of Colonial stockholders. For example, pursuant to employment agreements and severance plans, the merger will constitute a change in control of Colonial, entitling certain officers of Colonial to receive severance benefits under certain circumstances. In addition, certain officers of Colonial are expected to enter into new employment agreements with Eastern.

The Board of Directors of Colonial was aware of these and other interests and considered them in approving the merger agreement.

As of the record date, directors and executive officers of Colonial and its affiliates as a group owned approximately 3.46% of the issued and outstanding shares of Colonial common stock. They have each indicated that they intend to vote in favor of approval of the merger agreement.

REGULATORY APPROVALS (SEE PAGE 52)

The approvals of the Massachusetts Department of Telecommunications and Energy under Chapter 164 of the Massachusetts General Laws, the Securities and Exchange Commission under the

Public Utility Holding Company Act of 1935, as well as the expiration or earlier termination of the applicable waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, are required in order to complete the merger. As of the date of this Joint Proxy Statement/Prospectus, none of the required regulatory approvals have been obtained.

CONDITIONS TO THE MERGER (SEE PAGE 67)

Completion of the merger depends on the satisfaction of certain conditions, including but not limited to:

 . Approval of the holders of Colonial's common stock and, if required, Eastern's common stock.

 .  All required approvals of regulatory and governmental agencies.

 .  Effectiveness of the Registration Statement in which this Joint Proxy
   Statement/Prospectus is included.

 .  All required third-party consents and approvals.

AMENDMENT OF THE MERGER AGREEMENT (SEE PAGE 68)

The Eastern Board of Trustees and the Colonial Board of Directors may amend any of the terms of the merger agreement at any time before or after stockholder approval. No amendment which would materially and adversely affect the rights of such stockholders may be made after the stockholders have approved the merger without further stockholder approval.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 69)

Eastern and Colonial may mutually terminate the merger agreement without completing the merger. The merger agreement may also be terminated by either Eastern or Colonial if the merger is not completed by December 31, 1999 (which may be extended to June 30, 2000 in certain circumstances) or in certain other circumstances, including failure of Colonial's stockholders to approve the merger agreement at the Colonial special meeting or by June 30, 1999 and Eastern's shareholders to approve the stock issuance proposal, to the extent required, at the Eastern special meeting or by June 30, 1999.

TERMINATION FEES AND EXPENSES (SEE PAGE 71)

If the merger agreement is terminated under certain circumstances, Colonial or Eastern may be required to pay the other's out-of-pocket expenses in an amount up to $2 million. If the termination involves an alternative acquisition proposal or a failure of the Colonial Board of Directors to recommend approval of the merger agreement to the Colonial stockholders, Colonial may be required to pay to Eastern a termination fee of $15 million (less any amount paid on account of out-of-pocket expenses). If the termination involves an alternative acquisition proposal or a failure by the Eastern Board of Trustees to recommend approval of the stock issuance proposal, Eastern may be required to pay to Colonial a termination fee of $15 million (less any amount paid on account of out-of-pocket expenses).

COMPARATIVE STOCKHOLDER RIGHTS (SEE PAGE 90)

When the merger is completed, holders of Colonial common stock who receive Eastern common stock in the merger will be shareholders of Eastern, and their rights will be governed by the Eastern Declaration of Trust and By-laws. Certain differences between the rights of holders of the Colonial common stock and those of holders of Eastern common stock are summarized on pages 90 to 100.

ACCOUNTING TREATMENT (SEE PAGE 47)

Eastern will account for the merger as a purchase of a business, which means that the assets and liabilities of Colonial, including intangible assets, will be recorded at their fair value.

NO STATUTORY APPRAISAL RIGHTS (SEE PAGE 51)

Holders of Colonial common stock who do not vote for the merger will not be entitled to appraisal rights.

COMPARATIVE PER COMMON STOCK MARKET PRICE INFORMATION (SEE PAGE 19)

Eastern and Colonial common stock are both listed on the New York Stock Exchange. On October 16, 1998, the last full trading day prior to the public announcement of the proposed merger, Eastern common stock closed at $43.375 and Colonial common stock closed at $29.563. On December 22, 1998, Eastern common stock closed at $42.125 and Colonial common stock closed at $35.000.

LISTING OF EASTERN COMMON STOCK (SEE PAGE 51)

Eastern will list the shares of its common stock to be issued in the merger on the New York Stock Exchange, the Pacific Exchange and the Boston Stock Exchange.

SELECTED HISTORICAL FINANCIAL INFORMATION OF EASTERN

The annual financial information set forth below has been derived from the audited consolidated financial statements of Eastern. The data for the nine-month periods ending September 30, 1998 and 1997 have been derived from the unaudited consolidated financial statements of Eastern. Except for cash dividends, the table below reflects Eastern's historical results restated for its merger on September 30, 1998 with Essex Gas, which was accounted for as a pooling of interests. The information should be read in connection with, and is qualified in its entirety by reference to, Eastern's financial statements and notes thereto incorporated by reference herein. See "Where You Can Find More Information." The interim data reflects all adjustments that, in the opinion of management of Eastern, are necessary to present fairly such information for the interim periods. The results of operations for the nine-month periods are not necessarily indicative of the results expected for a full year or any other interim period.

                                                                                   NINE MONTHS ENDED
                                      FISCAL YEAR ENDED DECEMBER 31,                SEPTEMBER 30,(3)
                          ------------------------------------------------------ ---------------------
                             1997       1996       1995       1994       1993       1998       1997
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS:
Operating revenues......  $1,023,740 $1,057,271 $  994,462 $  973,386 $  914,231 $  707,980 $  758,324
Operating earnings......  $  115,317 $  130,234 $  121,336 $  105,022 $   84,747 $   73,983 $   80,845
Earnings from continuing
 operations before
 extraordinary items....  $   55,916 $   64,501 $   63,561 $   42,209 $   28,902 $   37,929 $   37,315
Shares of common stock
 outstanding, weighted
 average diluted........      22,498     22,414     22,171     22,668     24,294     22,692     22,472
Basic earnings per share
 from continuing
 operations before
 extraordinary items....  $     2.50 $     2.90 $     2.88 $     1.87 $     1.19 $     1.69 $     1.67
Diluted earnings per
 share from continuing
 operations before
 extraordinary items....  $     2.49 $     2.88 $     2.87 $     1.86 $     1.19 $     1.67 $     1.66
Cash dividends declared
 per common share (1)...  $     1.61 $     1.51 $     1.42 $     1.40 $     1.40 $     1.23 $     1.20
Ratio of earnings to
 fixed charges(2).......         2.9        3.3        2.8        2.4        2.1        3.0        2.7
BALANCE SHEET DATA:
Total assets............  $1,530,365 $1,514,853 $1,467,594 $1,426,703 $1,443,803 $1,475,987 $1,432,493
                          ========== ========== ========== ========== ========== ========== ==========
Long term debt
 (excluding current
 portion)...............  $  371,492 $  367,683 $  379,018 $  387,901 $  351,829 $  387,311 $  372,833
Common stock equity.....     484,470    461,013    426,473    403,004    390,723    540,923    474,946
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
Total capitalization....  $  855,962 $  828,696 $  805,491 $  790,905 $  742,552 $  928,234 $  847,779
                          ========== ========== ========== ========== ========== ========== ==========

--------
(1) Cash dividends declared per common share represent the historical dividends of Eastern for all periods presented.

(2) In computing the ratio of earnings to fixed charges, "earnings" are defined as income before income taxes and fixed charges. "Fixed charges" consist of interest, including the amount capitalized, interest on the obligation under the supplemental fuel inventory, amortization of debt expense and the estimated interest portion (one third) of rental payments.

(3) Due to the significant impact of gas used for space heating during the heating season (November-April) and the seasonal rate structures of Boston Gas and Essex Gas, the results of operations for the nine-month periods ending September 30, 1998 and 1997 are not necessarily indicative of the results to be expected for the full year.

See accompanying Notes to Selected Historical Financial Information and Unaudited Pro Forma Combined Financial Information.

SELECTED HISTORICAL FINANCIAL INFORMATION OF COLONIAL

The annual financial information set forth below has been derived from the audited financial statements of Colonial. The data for the nine-month periods ended September 30, 1998 and 1997 have been derived from the unaudited financial statements of Colonial. The information should be read in connection with, and is qualified in its entirety by reference to, Colonial's financial statements and notes thereto incorporated by reference herein. See "Where You Can Find More Information." The interim data reflects all adjustments that, in the opinion of management of Colonial, are necessary to present fairly such information for the interim periods. The results of operations for the nine-month periods are not necessarily indicative of the results expected for a full year or any other interim period.

                                                                          NINE MONTHS ENDED
                                 FISCAL YEAR ENDED DECEMBER 31,            SEPTEMBER 30,(7)
                          ----------------------------------------------- -----------------
                            1997     1996     1995     1994        1993     1998     1997
                          -------- -------- -------- --------    -------- -------- --------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS:
Operating revenues......  $187,140 $169,878 $163,668 $165,327    $165,366 $115,854 $124,866
Operating margin(1).....  $ 84,685 $ 82,690 $ 80,037 $ 77,869    $ 74,451 $ 55,077 $ 56,245
Utility operating
 income(2)..............  $ 22,856 $ 22,154 $ 21,525 $ 17,538    $ 18,715 $ 13,084 $ 13,375
Other operating
 income(3)..............  $    645 $  2,276 $    645 $  1,315    $    384 $     19 $    483
Net income..............  $ 16,040 $ 16,478 $ 13,764 $ 11,009    $ 12,022 $  7,226 $  8,226
Average shares of common
 stock outstanding......     8,598    8,432    8,294    8,119       7,931    8,750    8,576
Basic earnings per
 share(4)...............  $   1.87 $   1.95 $   1.66 $   1.36(5) $   1.52 $    .83 $    .96
Cash dividends declared
 per common stock.......  $   1.33 $  1.295 $  1.275 $  1.255    $  1.235 $  1.025 $  1.005
Ratio of earnings to
 fixed charges(6).......       3.9      3.9      3.2      2.9         3.2      2.7      3.0
BALANCE SHEET DATA:
Total assets............  $388,991 $364,412 $342,421 $331,348    $312,118 $383,486 $356,422
                          ======== ======== ======== ========    ======== ======== ========
Long-term debt
 (excluding current
 portion)...............  $101,719 $ 96,196 $ 76,777 $ 80,160    $ 90,581 $111,041 $101,615
Common stock equity.....   122,132  113,906  105,070   99,175      94,283  124,795  116,322
                          -------- -------- -------- --------    -------- -------- --------
Total capitalization....  $223,851 $210,102 $181,847 $179,335    $184,864 $235,836 $217,937
                          ======== ======== ======== ========    ======== ======== ========

--------
(1) Operating margin is operating revenues less cost of gas sold.

(2) Utility operating income includes the provision (benefit) for federal and state income taxes related thereto in all periods presented.

(3) Other operating income includes the results of Transgas Inc., Colonial's energy trucking subsidiary, the results of Colonial's merchandising operations and the results of Colonial's rental program, all on an after tax basis.

(4) Colonial has no potentially dilutive securities outstanding for the periods presented.

(5) After a restructuring charge of $.24 per share.

(6) In computing the ratio of earnings to fixed charges, "earnings" are defined as income before income taxes and fixed charges. "Fixed charges" consist of interest, including the amount capitalized, interest on the obligation under the supplemental fuel inventory, amortization of debt expense and the estimated interest portion of rental payments.

(7) Due to the significant impact of gas used for space heating during the heating season (November-April) and Colonial's seasonal rate structure, the results of operations for the nine-month periods ending September 30, 1998 and 1997 are not necessarily indicative of the results to be expected for the full year.

See accompanying Notes to Selected Historical Financial Information and Unaudited Pro Forma Combined Financial Information.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following selected unaudited pro forma combined financial data present the combined financial data of Eastern and Colonial, including their respective subsidiaries, after giving effect to the merger, assuming the merger had been effective for the periods indicated. The selected unaudited pro forma combined financial data as of December 31, 1997 and for the year then ended and as of September 30, 1998 and for the nine months then ended were derived from and should be read in conjunction with the unaudited pro forma combined balance sheet and unaudited pro forma combined statements of operations, including the notes thereto, which are included in this Joint Proxy Statement/Prospectus on pages 74 to 80. The selected unaudited pro forma combined financial data should also be read in conjunction with the historical financial statements of both Eastern and Colonial which are incorporated herein by reference. See "Where You Can Find More Information." The selected unaudited pro forma combined financial data are presented for illustration purposes only in accordance with the assumptions set forth below, and are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been effective as of the periods presented nor is it necessarily indicative of future operating results or financial position of the combined enterprise. The selected unaudited pro forma combined financial data do not contain any adjustments to reflect any cost savings or other synergies anticipated as a result of the merger.

                                                              NINE MONTHS ENDED
                                               YEAR ENDED       SEPTEMBER 30,
                                            DECEMBER 31, 1997       1998
                                            ----------------- -----------------
                                              (IN THOUSANDS, EXCEPT PER SHARE
                                                           DATA)
STATEMENTS OF OPERATIONS
Revenues...................................    $1,223,953        $  830,451
Operating earnings.........................       143,691            87,186
  Net earnings before extraordinary items..        60,905            36,867
  Earnings per common share before
   extraordinary items:
    Basic..................................    $     2.28        $     1.37
    Diluted................................    $     2.26        $     1.36
  Cash dividends declared per share........    $     1.61        $     1.23
BALANCE SHEET DATA
Total assets...............................    $1,981,336        $1,918,790
                                               ==========        ==========
Capitalization:
  Long-term debt (excluding current
   portion)................................    $  473,210        $  498,352
  Shareholders' equity.....................       668,582           725,035
                                               ==========        ==========
Total capitalization (excluding short-term
 debt).....................................    $1,141,792        $1,223,387
                                               ==========        ==========

        See Notes to Unaudited Pro Forma Combined Financial Information.

                           COMPARATIVE PER SHARE DATA

The following tables set forth certain unaudited historical per share data of Eastern and Colonial and the combined per share data on an unaudited pro forma basis after giving effect to the merger using the purchase method of accounting for business combinations (and assuming the issuance of approximately 0.902 shares of Eastern common stock in the merger in exchange for shares of Colonial common stock (other than shares of Colonial common stock to be exchanged for an aggregate $150 million of cash consideration in the merger)). This data should be read in conjunction with the selected financial data and the unaudited pro forma combined financial statements included elsewhere in this Joint Prospectus/Proxy Statement and the separate historical financial statements of Eastern and Colonial incorporated by reference herein. The pro forma combined financial data are not necessarily indicative of the operating results or financial position that would have been achieved if the merger had been effective as of the beginning of the periods presented, nor are they necessarily indicative of the future operating results or financial position of Eastern or Colonial.

                                             YEAR ENDED     NINE MONTHS ENDED
                                          DECEMBER 31, 1997 SEPTEMBER 30, 1998
                                          ----------------- ------------------
EASTERN--HISTORICAL
Earnings per common share before
 extraordinary items:
  Basic..................................      $ 2.50             $ 1.69
  Diluted................................        2.49               1.67
Cash dividends declared per share........        1.61               1.23
Book value per share at period end.......       21.64              24.04
                                             YEAR ENDED     NINE MONTHS ENDED
                                          DECEMBER 31, 1997 SEPTEMBER 30, 1998
                                          ----------------- ------------------
COLONIAL--HISTORICAL
Earnings per common share:
  Basic..................................      $ 1.87             $  .83
  Diluted................................        1.87                .83
Cash dividends declared per share........        1.33              1.025
Book value per share at period end.......       14.06              14.11
                                             YEAR ENDED     NINE MONTHS ENDED
                                          DECEMBER 31, 1997 SEPTEMBER 30, 1998
                                          ----------------- ------------------
EASTERN/COLONIAL--PRO FORMA
 COMBINED(1)(4)
Earnings per common share before
 extraordinary items:
  Basic..................................      $ 2.28             $ 1.37
  Diluted................................        2.26               1.36
Cash dividends declared per share........        1.61               1.23
Book value per share at period end(2)....       24.93              26.93
COLONIAL--EQUIVALENT PRO FORMA
Per share data imputed to existing
 stockholders(1)(3)(4)
Earnings per common share before
 extraordinary items:
  Basic..................................      $ 2.06             $ 1.24
  Diluted................................        2.04               1.23
Cash dividends declared per share........        1.45               1.11
Book value per share at period end.......       22.49              24.29

--------
(1) See "Selected Unaudited Pro Forma Combined Condensed Financial Data."

(2) The book value per share information as of December 31, 1997 and September 30, 1998 is calculated based on the Eastern balance sheet as of December 31, 1997 (restated to give effect to Eastern's merger on September 30, 1998 with Essex Gas, which was accounted for as a pooling of interests) and September 30, 1998 and the Colonial balance sheet as of December 31, 1997 and September 30, 1998, respectively (assuming Eastern's merger with Colonial was effective as of December 31, 1997 and September 30, 1998, respectively).

(3) Equivalent pro forma share data are calculated by multiplying the respective unaudited pro forma combined data by an assumed exchange ratio of 0.902 shares of Eastern common stock for each share of Colonial common stock. The assumed exchange ratio is derived from the average closing price per share of Eastern common stock on the New York Stock Exchange for the ten trading day period ended on December 17, 1998 (which is calculated as if the effective date of the merger were December 22, 1998), which was $41.56. If Eastern's average closing share price per share for the ten trading day period ending on the third trading day prior to the effective date of the merger is at either end of the collar ($47.80 or $37.56), then the recalculated combined pro forma earnings per share in the latest fiscal year and interim period would be as follows:

                                             YEAR ENDED      NINE MONTHS ENDED
                                          DECEMBER 31, 1997 SEPTEMBER 30, 1998
                                          ----------------- ------------------
     Eastern stock price................. $  47.80 $  37.56 $   47.80 $   37.56
                                          -------- -------- --------- ---------
     Basic earnings per share............ $   2.33 $   2.24 $    1.40 $    1.35
     Diluted earnings per share.......... $   2.31 $   2.22 $    1.39 $    1.34

   No pro forma equivalent per share data are provided with respect to Colonial shares exchanged for cash.

(4) Pro forma combined cash dividends declared per share represents the historical dividends of Eastern for all periods presented. Eastern's current cash dividends declared per share is $0.42 per common share per quarter. After giving effect to the number of shares to be outstanding after the merger, assuming an exchange ratio of 0.902 (see Note 3 above), the pro forma payout ratio of the combined company is approximately 70%. Additionally, the equivalent cash dividend per share of Colonial common stock based upon Eastern's current annual dividend policy is $1.52.

                    COMPARATIVE DIVIDENDS AND MARKET PRICES

EASTERN

Eastern common stock is listed and principally traded on the New York Stock Exchange, the Pacific Exchange and the Boston Stock Exchange under the symbol "EFU." The table below sets forth the dividends declared and the high and low sales prices of Eastern common stock for the fiscal periods indicated as reported in The Wall Street Journal as New York Stock Exchange Composite Transactions.

                                                                  PRICE RANGE
                                                      DIVIDENDS ---------------
                                                      DECLARED   HIGH     LOW
                                                      --------- ------- -------
   YEAR ENDED DECEMBER 31, 1996
    First Quarter....................................   $.37    $37.125 $33.125
    Second Quarter...................................    .37     36.875  32.375
    Third Quarter....................................    .37     38.625  30.500
    Fourth Quarter...................................    .40     40.375  34.875
   YEAR ENDED DECEMBER 31, 1997
    First Quarter....................................    .40     36.375  30.500
    Second Quarter...................................    .40     35.875  30.500
    Third Quarter....................................    .40     38.188  34.750
    Fourth Quarter...................................    .41     45.375  36.750
   YEAR ENDED DECEMBER 31, 1998
    First Quarter....................................    .41     45.625  40.375
    Second Quarter...................................    .41     44.750  37.625
    Third Quarter....................................    .41     43.500  38.250
    Fourth Quarter (through December 22, 1998).......    .42     44.250  40.000

COLONIAL

Colonial common stock is listed and principally traded on the New York Stock Exchange under the symbol "CLG." Prior to September 18, 1997, the Colonial common stock was traded on the Nasdaq National Market. The table below sets forth the dividends declared and the high and low sales price of Colonial common stock for the fiscal periods indicated as reported in The Wall Street Journal as New York Stock Exchange Composite Transactions and, prior to September 18, 1997, the high and low sales prices as reported by the Nasdaq National Market.

                                                                  PRICE RANGE
                                                      DIVIDENDS ---------------
                                                      DECLARED   HIGH     LOW
                                                      --------- ------- -------
   YEAR ENDED DECEMBER 31, 1996
    First Quarter....................................   $.320   $24.000 $20.250
    Second Quarter...................................    .325    24.250  20.000
    Third Quarter....................................    .325    24.250  20.250
    Fourth Quarter...................................    .325    24.000  21.250
   YEAR ENDED DECEMBER 31, 1997
    First Quarter....................................    .325    24.000  20.000
    Second Quarter...................................    .335    22.750  19.250
    Third Quarter....................................    .335    25.250  20.500
    Fourth Quarter...................................    .335    30.063  23.688
   YEAR ENDED DECEMBER 31, 1998
    First Quarter....................................    .335    29.500  26.500
    Second Quarter...................................    .345    29.250  26.500
    Third Quarter....................................    .345    30.000  27.125
    Fourth Quarter (through December 22, 1998).......    .345    35.438  28.000

The following table sets forth the market value of Colonial common stock (on a historical and equivalent per share basis) and the market value of Eastern common stock (on a historical basis) as of October 16, 1998, the last business day preceding the day that the merger agreement was entered into. The equivalent per share value assumes that Eastern's average closing price per share for the ten trading day period ending on the third trading day before the effective date of the merger is not less than $37.56 or greater than $47.80.

                             EASTERN                COLONIAL         EQUIVALENT
                     ----------------------- ----------------------- PER SHARE
DATE                  HIGH     LOW   CLOSING  HIGH     LOW   CLOSING   VALUE
----                 ------- ------- ------- ------- ------- ------- ----------
October 16, 1998.... $43.625 $43.063 $43.375 $29.625 $29.375 $29.563  $37.500

Eastern shareholders and Colonial stockholders are encouraged to obtain current market quotations for Eastern common stock and Colonial common stock.

                                  RISK FACTORS

In addition to the other information included in the Joint Proxy Statement/Prospectus (including the other matters addressed in "Forward-Looking Statements" on page 24), the risk factors described below should be considered carefully by the holders of Eastern common stock in determining whether to vote to approve the stock issuance proposal and by the holders of Colonial common stock in determining whether to vote to approve the merger agreement.

FIXED MERGER CONSIDERATION DESPITE POTENTIAL CHANGES IN STOCK PRICES

Upon completion of the merger, all outstanding shares of Colonial common stock will be converted into a combination of cash and Eastern common stock.

The cash portion of the merger consideration is a fixed dollar amount and will not be adjusted in the event of any increase or decrease in the price of either Eastern common stock or Colonial common stock, except to the extent necessary to permit the merger to satisfy one of the requirements for qualification as a tax-free reorganization. Such an adjustment may be necessary if the market price of Eastern common stock on the effective date of the merger is significantly less than the value used to determine the exchange ratio. If such an adjustment is required, the amount of cash consideration would be adjusted to the extent necessary to ensure that at least 45% of the total consideration paid (including all cash paid in lieu of fractional shares and other payments required to be considered for tax purposes) consists of Eastern common stock. If an adjustment occurs, the aggregate amount of cash to be paid in the merger could be less than $150 million.

The exchange ratio used to determine the stock portion of the merger consideration will be determined based on the average of the closing prices of Eastern common stock on the New York Stock Exchange for a ten trading day period ending on the third trading day before the effective date. Unless this average is lower than $37.56 or higher than $47.80, the value of the stock portion of the merger consideration will remain fixed at $37.50 per share. Accordingly, within this range the Colonial stockholders will not participate in any appreciation in value of the Eastern common stock and correspondingly, will not have the risk of any decline in value of the Eastern common stock. Eastern shareholders, on the other hand, will experience dilution if the value of Eastern common stock declines within that range. Should the average of the closing prices of the Eastern common stock used to determine the stock portion of the merger consideration fall below $37.56 per share, the Colonial stockholders who receive Eastern shares will receive a lower value in exchange for their Colonial shares. Correspondingly, if this average exceeds $47.80, the Colonial stockholders who receive Eastern common stock will receive a higher value in exchange for their Colonial shares. The effect of the change in average closing price of the Eastern common stock is depicted graphically on page 8.

The prices of Eastern common stock and Colonial common stock when the merger takes place may vary from their prices at the date of this Joint Proxy Statement/Prospectus and at the date of the special meetings. For example, during the twelve month period ending on December 22, 1998, (the most recent practicable date prior to the printing of this

Joint Proxy Statement/Prospectus), the closing price of Eastern common stock varied from a low of $37.625 to a high of $45.438 and ended that period at $42.125, and the closing price of Colonial common stock varied from a low of $26.813 to a high of $35.250 and ended that period at $35.000 (see "Comparative Per Share Data" and "Comparative Dividends and Market Prices" for further information). Such variations may be the result of changes in the business, operations and prospects of Eastern, Colonial or the combined company, market assessments of the likelihood that the merger will be completed and the timing of completion, regulatory considerations, general market and economic conditions and other factors. Because the completion of the merger will occur after the Eastern and Colonial special meetings, the prices of Eastern common stock and Colonial common stock on the date of the special meetings may not be indicative of their respective prices at the completion of the merger. At the time of the Colonial special meeting, Colonial common stockholders will not know the exact value of the Eastern common stock that they will receive when the merger is completed.

In addition, the exchange ratio used to determine the stock portion of the consideration is a fixed value determined based on the closing price of Eastern common stock over the ten trading day period ending the third trading day before the effective date of the merger. The actual market value of the shares of Eastern common stock will be based on the market value of the shares when received, which may be less than the value used to determine the exchange ratio.

Holders of Colonial and Eastern common stock should obtain current market quotations for Eastern common stock and Colonial common stock.

INTEGRATION OF OPERATIONS

The merger involves the integration of two different companies that have previously operated independently. No assurance can be given that Eastern will be able to integrate the operations of Colonial without encountering difficulties or experiencing the loss of key Colonial employees, customers or suppliers, or that the benefits expected from such integration will be realized. Eastern recently completed the acquisition of Essex Gas and additional issues may also arise in connection with the integration of both Colonial and Essex Gas into Eastern's business.

STOCK OWNERSHIP IN EASTERN

Upon completion of the merger, some holders of Colonial common stock will become holders of Eastern common stock. Eastern's business and strategy are somewhat different from that of Colonial, and Eastern's results of operations, as well as the price of Eastern common stock, will be affected by various factors different from those affecting Colonial's results of operations and the price of Colonial common stock. In particular, a significant portion of Eastern's operations relate to its Midland barge business, a business in which Colonial is not engaged. See "Forward-Looking Statements" for a summary of many of the key factors that might affect Eastern and the price at which the Eastern common stock may trade from time to time. See "Comparative Per Share Data" and "Comparative Dividends and Market Prices."

NEED FOR GOVERNMENT APPROVALS

The consummation of the merger is conditioned upon receiving approval from various governmental regulatory authorities. These include:

 . approval of the merger and related rate plan by the Massachusetts Department of Telecommunications and Energy.

 . approval by the Securities and Exchange Commission under the Public
   Utilities Holding Company Act of 1935.

 . expiration or termination of the applicable waiting period under the Hart-
   Scott-Rodino Antitrust Improvements Act of 1976.

In addition, other filings with, notifications to and authorizations and approvals of various governmental agencies and third-party consents with respect to the merger must be made or received before the completion of the merger. Eastern and Colonial are seeking to obtain all required approvals and consents, some of which will not be obtained prior to the special meetings. It is possible that some required approvals and consents will not be obtained or that they will be obtainable only with restrictions on the combined company that will not be acceptable or would adversely affect the value of the combined company. See "The Merger--Regulatory Matters."

                           FORWARD-LOOKING STATEMENTS

  This Joint Proxy Statement/Prospectus, and documents which are incorporated by reference, include various forward-looking statements about Eastern, Colonial and the combined company that are subject to risks and uncertainties. Forward-looking statements include the information concerning future financial performance, business strategy, projected costs and plans and objectives of Eastern, Colonial and the combined company set forth under "Questions and Answers About the Merger," "Summary," "--Background of the Merger," "--Common Reasons for the Merger" "--Eastern's Reasons for the Merger; Recommendation of the Eastern Board," "--Opinion of Eastern's Financial Advisor," "--Colonial's Reasons for the Merger; Recommendation of the Colonial Board," "--Opinion of Colonial's Financial Advisor," and those preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates" or similar expressions.

  Eastern and Colonial participate in an industry that is characterized by increasing consolidation, growing deregulation and heightened competition. You should understand that the following important factors, among others, in addition to those discussed elsewhere in this Joint Proxy Statement/Prospectus and the documents which are incorporated by reference (see "Where You Can Find More Information"), could affect the future results of Eastern, Colonial and the combined company and could cause actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this Joint Proxy Statement/Prospectus:

 . The effect of the merger and Eastern's other possible strategic initiatives on earnings and cash flow.

 . Eastern's ability to successfully integrate its new gas distribution operations.

 . Temperatures deviating significantly from normal in eastern Massachusetts.

 . Changes in market conditions for barge transportation.

 . Adverse weather and operating conditions on the inland waterways.

 . Uncertainties regarding the start-up of ServicEdge Partners, Inc.,
   (Eastern's recently-formed subsidiary which provides heating and air-conditioning equipment installation and service to customers in eastern Massachusetts) including expense levels and customer acceptance.

 . The timetable and cost for completion of, and risks associated with, Eastern's and Colonial's Year 2000 plans for their computer software, hardware and embedded chips and the impact of third parties' Year 2000 issues.

 . Changes in economic conditions, including interest rates and the value of the dollar versus other currencies.

 . Regulatory and court decisions.

 . Developments with respect to Eastern's and Colonial's previously disclosed environmental liabilities.

 . Anticipating customer demand accurately and estimating the gas distribution needed to meet such demand.

 . Changes in customer preferences on energy sources.

 . The fact that financial results in any particular fiscal period are not necessarily indicative of results for future periods.

 . A significant delay in the expected completion of the merger.

  Most of these factors are difficult to accurately predict and are generally beyond the control of Eastern and Colonial.

                          MEETINGS, VOTING AND PROXIES

  This Joint Proxy Statement/Prospectus is furnished to (i) the holders of the outstanding shares of Eastern common stock, $1.00 par value ("Eastern Common Stock"), in connection with the solicitation of proxies by the Eastern Board of Trustees (the "Eastern Board") from the holders of Eastern Common Stock for use at the Eastern special meeting (the "Eastern Special Meeting"), and (ii) the holders of the outstanding shares of Colonial common stock, $3.33 par value ("Colonial Common Stock"), in connection with the solicitation of proxies by the Colonial Board of Directors (the "Colonial Board") from the holders of Colonial Common Stock for use at the Colonial special meeting (the "Colonial Special Meeting"). Eastern and Colonial anticipate that the mailing of proxy materials to their stockholders entitled to notice of and to vote at the Special Meetings will begin on or about December 29, 1998.

THE EASTERN SPECIAL MEETING

  GENERAL. The purpose of the Eastern Special Meeting is to consider and vote upon a proposal to approve the issuance of Eastern Common Stock (the "Stock Issuance") pursuant to the Agreement and Plan of Reorganization dated October 17, 1998 (the "Merger Agreement") providing for the merger (the "Merger") of Colonial into a subsidiary of Eastern ("Merger Sub"), and such other matters, if any, as may properly be presented for consideration. The Eastern Board does not know, as of the date of mailing of this Joint Proxy Statement/Prospectus, of any other business to be brought before the Eastern Special Meeting. The enclosed proxy card authorizes the voting of shares represented by the proxy on all other matters that may properly come before the Eastern Special Meeting, and any adjournment or postponement thereof and the proxy holders intend to take such action in accordance with their best judgment.

  THE EASTERN BOARD HAS APPROVED THE STOCK ISSUANCE AND RECOMMENDS THAT EASTERN SHAREHOLDERS VOTE "FOR" THE STOCK ISSUANCE.

  DATE, PLACE AND TIME; RECORD DATE. The Eastern Special Meeting is scheduled to be held on February 10, 1999 at 10:00 a.m. at Ropes & Gray, One International Place, 36th Floor, Boston, Massachusetts. Holders of record of shares of Eastern Common Stock at the close of business on December 22, 1998 (the "Eastern Record Date") will be entitled to receive notice of and vote at the Eastern Special Meeting.

   VOTING RIGHTS; REQUIRED VOTE. At the close of business on December 22, 1998, 22,510,920 shares of Eastern Common Stock were issued and outstanding. Each share of Eastern Common Stock outstanding as of the Eastern Record Date is entitled to one vote upon each matter properly submitted at the Eastern Special Meeting.

  The presence in person or by proxy at the Eastern Special Meeting of the holders of at least a majority of the outstanding shares of Eastern Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Eastern Special Meeting. The rules of the New York Stock Exchange will require Eastern to obtain shareholder approval of the Stock Issuance if the aggregate number of shares to be issued will be equal to or greater than 20% of the total number of shares of Eastern Common Stock issued and outstanding immediately prior to the Merger. If applicable, the New York Stock Exchange rules require approval by a majority of the votes cast on the Stock Issuance at the Eastern Special Meeting, provided that the total vote cast on the Stock

Issuance represents a majority of the shares of Eastern Common Stock outstanding and entitled to vote. In addition, the Eastern Declaration of Trust requires that for any action to be taken at a meeting a majority of the shares present at the meeting must vote to approve the action. Accordingly, if the New York Stock Exchange rules require approval of the Stock Issuance, approval by a majority of the shares present at the Eastern Special Meeting will be required in order to comply with Eastern's Declaration of Trust.

  Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be considered as present for the purposes of establishing a quorum. In accordance with New York Stock Exchange rules, brokers and nominees are precluded from exercising their voting discretion with respect to the approval of the Stock Issuance. Without specific instructions from the beneficial owner of such shares, brokers and nominees do not have the power to vote such shares on the Stock Issuance. AS A RESULT, ABSTENTIONS AND BROKER NON-VOTES WILL BE COUNTED AS PRESENT BUT WILL NOT COUNT AS VOTES CAST. ACCORDINGLY, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE NO EFFECT ON THE VOTING ON THE STOCK ISSUANCE FOR PURPOSES OF THE NEW YORK STOCK EXCHANGE RULES BUT WILL HAVE THE EFFECT OF A VOTE "AGAINST" THE STOCK ISSUANCE FOR PURPOSES OF EASTERN'S DECLARATION OF TRUST.

  As of December 22, 1998, trustees and executive officers of Eastern and their affiliates owned beneficially an aggregate of approximately 639,887 shares of Eastern Common Stock (including shares which may be acquired upon exercise of employee stock options), or approximately 2.8% of the shares of Eastern Common Stock outstanding on such date.

  VOTING AND REVOCATION OF PROXIES. Shares of Eastern Common Stock represented by a proxy properly signed and received before the Eastern Special Meeting, unless later revoked, will be voted in accordance with the instructions thereon. The Eastern Board of Trustees has adopted a resolution which provides that shares voted by proxy will be counted only if the proxy card has been submitted for validation to the Secretary of Eastern before the Eastern Special Meeting, or if the meeting is adjourned to another day, before that adjourned session.

  IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING
  INSTRUCTIONS, THE SHARES OF EASTERN COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED IN FAVOR OF THE STOCK ISSUANCE.

  Eastern proxy holders may in their discretion vote shares voted in favor of the Stock Issuance to adjourn the Eastern Special Meeting to solicit additional proxies in favor of this proposal. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the Eastern Special Meeting by the filing of an instrument revoking it or filing a properly executed proxy bearing a later date for validation with the Secretary of Eastern before the Eastern Special Meeting, or at any time before the proxy is voted by voting in person at the Eastern Special Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Eastern Enterprises, 9 Riverside Road, Weston, Massachusetts 02493, Attention: Corporate Secretary. Attendance at the Eastern Special Meeting will not in and of itself constitute revocation of a proxy.

  The Eastern Special Meeting may be adjourned to another date and/or place for any proper purpose (including, without limitation, for the purpose of soliciting additional proxies).

  SOLICITATION OF PROXIES. In addition to solicitation by mail, trustees, officers and employees of Eastern may solicit proxies from the shareholders of Eastern, personally or by telephone, telecopy or telegram or other forms of communication. Officers, trustees and employees of Eastern will not be specifically compensated for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners. Eastern and Colonial will share equally the costs of filing and printing this Joint Proxy Statement/Prospectus other than fees of accountants and attorneys.

THE COLONIAL SPECIAL MEETING

  GENERAL. The purpose of the Colonial Special Meeting is to consider and vote upon a proposal to approve the Merger Agreement and such other matters, if any, as may properly be presented for consideration. The Colonial Board does not know, as of the date of mailing of this Joint Proxy Statement/Prospectus, of any other business to be brought before the Colonial Special Meeting. The enclosed proxy card authorizes the voting of shares represented by the proxy on all other matters that may properly come before the Colonial Special Meeting, and any adjournment or postponement thereof, and the proxy holders intend to take such action in accordance with their best judgment.

  THE COLONIAL BOARD, BY A UNANIMOUS VOTE, HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT COLONIAL STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

  DATE, PLACE AND TIME; RECORD DATE. The Colonial Special Meeting is scheduled to be held on February 10, 1999 at 11:00 a.m. at BankBoston, 100 Federal Street, Boston, Massachusetts. Holders of record of shares of Colonial Common Stock at the close of business on December 22, 1998, (the "Colonial Record Date") will be entitled to receive notice of and vote at the Colonial Special Meeting.

  VOTING RIGHTS; REQUIRED VOTE. At the close of business on December 22, 1998, 8,909,651 shares of Colonial Common Stock were issued and outstanding. Each share of Colonial Common Stock outstanding as of the Record Date is entitled to one vote upon each matter properly submitted at the Colonial Special Meeting. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Colonial Common Stock is required to approve the Merger Agreement at the Colonial Special Meeting.

  The presence in person or by proxy at the Colonial Special Meeting of the holders of at least a majority of the outstanding shares of Colonial Common Stock is necessary to constitute a quorum for the transaction of business at the Colonial Special Meeting. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be considered present for the purpose of establishing a quorum. In accordance with New York Stock Exchange rules, brokers and nominees are precluded from exercising their voting discretion with respect to the approval of the Merger Agreement. Accordingly, without specific instructions from the beneficial owner of such shares, brokers and nominees do not have the power to vote such shares with respect to the approval of the Merger Agreement.

  THEREFORE, SINCE THE AFFIRMATIVE VOTE IN PERSON OR BY PROXY OF THE HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF COLONIAL COMMON STOCK ON THE COLONIAL RECORD DATE IS REQUIRED TO APPROVE THE MERGER AGREEMENT, THE FAILURE TO VOTE, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE EFFECT OF A VOTE "AGAINST" THE MERGER AGREEMENT.

  As of December 22, 1998, directors and executive officers of Colonial and their affiliates owned beneficially an aggregate of approximately 306,488 shares of Colonial Common Stock, or approximately 3.44% of the shares of Colonial Common Stock outstanding on such date. Directors and executive officers of Colonial have indicated that they intend to vote their shares of Colonial Common Stock in favor of approval of the Merger Agreement.

  VOTING AND REVOCATION OF PROXIES. Shares of Colonial Common Stock represented by a proxy properly signed and received at or before the Colonial Special Meeting, unless later revoked, will be voted in accordance with the instructions thereon.

  IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING
  INSTRUCTIONS, SHARES OF COLONIAL COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED "FOR" APPROVAL OF THE MERGER AGREEMENT.

  Colonial proxy holders may in their discretion vote shares voted in favor of approval of the Merger Agreement to adjourn the Colonial Special Meeting to solicit additional proxies in favor of such proposal. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by the filing of an instrument revoking it or filing of a properly executed proxy bearing a later date with the Clerk of Colonial before or at the Colonial Special Meeting, or by voting in person at the Colonial Special Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Colonial Gas Company, 40 Market Street, Lowell, Massachusetts 01852, Attention: Clerk. Attendance at the Colonial Special Meeting will not in and of itself constitute a revocation of a proxy.

  Shares of Colonial Common Stock held in the names of the trustees under Colonial's Employee Savings Plan may be voted by such trustees upon the instructions of participants in such plan. With respect to shares for which instructions are not received, the trustees will vote such shares in accordance with the vote of the majority. Participants in the plan will receive individual proxies relating to the shares allocated to their accounts.

  The Colonial Special Meeting may be adjourned to another date and/or place for any proper purpose (including, without limitation, for the purpose of soliciting additional proxies).

  SOLICITATION OF PROXIES. In addition to solicitation by mail, directors, officers and employees of Colonial may solicit proxies from the stockholders of Colonial, personally or by telephone, telecopy or telegram or other forms of communication. Officers, directors and employees of Colonial will not be specifically compensated for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

  In addition, Colonial has retained Morrow & Company to assist in the solicitation of proxies from its stockholders. The fees to be paid to such firm for such services by Colonial are not expected to exceed $12,500, plus reasonable out-of-pocket costs and expenses. Colonial will bear its own expenses in connection with the solicitation of proxies for the Colonial Special Meeting, except that Colonial and Eastern will share equally costs of filing and printing this Joint Proxy Statement/Prospectus other than fees of accountants and attorneys.

                                   THE MERGER

GENERAL DESCRIPTION OF THE MERGER

  Colonial will merge with and into Merger Sub in accordance with the laws of the Commonwealth of Massachusetts. Merger Sub will be the surviving company (the "Surviving Company") in the Merger and will continue as a Massachusetts corporation but will change its name to "Colonial Gas Company." On the date on which the Merger is consummated (the "Effective Date"), at the time the Merger occurs (the "Effective Time"): (i) the Articles of Organization of Merger Sub, as in effect immediately before the Effective Time, will be the Articles of Organization of the Surviving Company; and (ii) the Merger Sub By-laws, as in effect immediately before the Effective Time, will be the By-laws of the Surviving Company.

  It is not anticipated that the Eastern Board or management of Eastern will change as a result of the Merger, except that a member of the Colonial Board will be elected to serve on the Eastern Board.

BACKGROUND OF THE MERGER

  During the past several years, the Colonial Board had periodically evaluated Colonial's long-term position and strategic alternatives in view of the trend toward deregulation and consolidation in the gas distribution industry. The Colonial Board had consistently supported a strategy to remain independent and continue to build shareholder value. During the same period, Eastern had been continually considering and pursuing strategic initiatives that would help enable it to take advantage of the increasing deregulation and consolidation in the gas distribution industry. As part of this strategy, Eastern from time to time indicated to Colonial its interest in discussing a business combination transaction and, in 1998, Eastern acquired Essex Gas.

  Following the announcement in December 1997 of the proposed acquisition of Essex Gas by Eastern and of Bay State Gas Company by NIPSCO Industries, Inc., the Colonial Board decided to reassess Colonial's strategic options and to consider a possible business combination transaction. In January 1998, as part of retaining the option of remaining independent, the Colonial Board approved the creation of a holding company structure and the submission of the holding company restructuring to Colonial's stockholders for approval.

  The Colonial Board retained Salomon Smith Barney in March 1998 to assist it in exploring its strategic options. Throughout the Spring of 1998, Colonial considered several strategic options, including (i) continuing its independent course, (ii) merging with a larger regional gas distribution company or electric company, (iii) merging with an out-of-region energy company and
(iv) combining with a similarly sized New England gas distribution company. The Colonial Board met on April 15, 1998 to hear a report from Salomon Smith Barney on these strategic options. In evaluating any potential business combination alternative, Colonial set an objective of achieving the greatest benefits for stockholders, customers and employees.

  In May 1998, Colonial's stockholders approved the formation of a holding company, subject to the approval of the Massachusetts Department of Telecommunications and Energy (the "DTE").

  In its assessment of strategic options, Colonial, with the assistance of Salomon Smith Barney, identified six companies, including Eastern, that fit one or more of its strategic combination objectives. Preliminary discussions with these six companies took place in June and July 1998. From these discussions, Colonial identified three companies, including Eastern, with which it might have an interest in pursuing a business combination transaction, depending on whether the terms of such a transaction would meet the objectives of achieving benefits for stockholders, customers and employees.

  Following a meeting of the Colonial Board on July 15, 1998, Colonial invited the three companies to engage in a diligence investigation after signing confidentiality agreements with Colonial. One of the companies subsequently indicated that it was not interested in pursuing the transaction at this time because of strategic considerations, while Eastern and the other company indicated a strong interest in submitting a proposal.

  On August 11, 1998, Colonial requested that the two remaining companies each submit a definitive proposal by August 28, 1998 for a merger with Colonial. That date was chosen because Colonial's management anticipated that the DTE orders on the gas distribution company merger transactions referred to above would be issued by then and would provide necessary guidance as to the regulatory treatment that could be expected for a merger transaction. The potential bidders were requested to address in their proposal the expected benefits of the proposed transaction to Colonial's stockholders, customers and employees and were provided a form of merger agreement, on which Colonial requested the bidders to provide comments. When it became apparent that the DTE orders would not be issued by the date for submission of proposals, Colonial suspended the solicitation process pending issuance of the orders.

  In early September 1998, the other interested company asked Colonial to delay the proposal process for an extended period of time. Colonial's management met with the other company's management to discuss the request but gave no commitment. On September 9, 1998, the Colonial Board met to review the status of the merger proposal process and instructed management to continue to monitor developments. On September 17, 1998, the DTE issued its order approving Eastern's acquisition of Essex Gas.

  On September 23, 1998, the Eastern Board met and authorized Eastern's management to proceed with an offer to acquire Colonial based upon the terms and conditions as presented at the meeting. Representatives of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Eastern's financial advisor, were present at the meeting and gave a preliminary presentation to the Eastern Board regarding the proposed offer price and the terms and conditions of the proposed acquisition.

  On September 28, 1998, senior management of Eastern asked Colonial's senior management if it would entertain a proposal from Eastern. The Colonial Board met on October 5, 1998 to evaluate Eastern's request and, after considering alternatives, authorized Colonial's management to inform Eastern that it would entertain a proposal. In reaching this decision, the Colonial Board took into account the uncertainties and risks associated with continuing to delay the proposal process and the likelihood that Eastern, because of the operating synergies that it could achieve, would be in a good position to make a proposal that would maximize value for shareholders, provide benefits for customers and enhance opportunities for employees.

  On October 7, 1998, Eastern submitted a written proposal to acquire Colonial at a price of $37.00 a share in cash and Eastern Common Stock, with a 15% collar on the share exchange ratios.

  On October 9, 1998, after discussions with Colonial's management, Salomon Smith Barney informed Merrill Lynch that Eastern's proposal was not adequate. Merrill Lynch responded that Eastern was not prepared to increase its proposal above $37.00 per share at that time. Over the next few days, Eastern's Chairman contacted Colonial's Chairman to inform him that Eastern would raise its offer to $37.50 but could not go higher. Colonial's Chairman indicated that this might be acceptable assuming all other terms were satisfactory.

  Colonial's management, together with its financial advisor and legal counsel, met with Eastern's management and its financial advisor and legal counsel on October 14, 1998 to negotiate the open issues on the merger transaction and the terms of the Merger Agreement. Eastern continued to seek a 15% collar on the share exchange ratio, while Colonial sought a narrower collar. The parties agreed on a 12% collar and reached agreement in principle on the terms of a transaction subject to the approval of the Colonial Board.

  Over the next several days, legal counsel for both parties negotiated the final terms of the Merger Agreement.

  On October 17, 1998, the Colonial Board met to consider the Merger Agreement. At the meeting, Colonial's legal counsel described the provisions of the Merger Agreement and the responsibilities of the directors, and Salomon Smith Barney rendered its oral opinion as to the fairness of the transaction from a financial point of view to the stockholders of Colonial and the nature of the analysis they performed to arrive at such a conclusion. The Colonial Board discussed and then unanimously approved the Merger Agreement and voted to recommend its approval to Colonial's stockholders. The parties then executed and delivered the Merger Agreement and the transaction was publicly announced the next business day, Monday, October 19, 1998, prior to the opening of the New York Stock Exchange.

  At the Eastern Board meeting on October 28, 1998, Eastern's management reported that it had received an opinion dated as of October 17, 1998 from Merrill Lynch as to the fairness of the transaction from a financial point of view to Eastern, and the Eastern Board without dissent ratified and approved the execution and delivery of the Merger Agreement and approved the Stock Issuance.

COMMON REASONS FOR THE MERGER

  Eastern and Colonial believe that the combined company, its stockholders and customers can benefit significantly from the strategic advantages which they expect to result from the Merger, which include the following:

 . Customers of Boston Gas, Essex Gas and Colonial should realize long-term benefits as a result of the economies of scale of the combined organization that will enable improved customer service and lower costs.

 . The greater financial and operational resources available to the combined company should strengthen its competitive position in the increasingly deregulated and competitive energy marketplace.

 . Stockholders of both companies will have the opportunity to participate in the upside potential of the consolidation of gas companies and the future growth of the energy industry.

EASTERN'S REASONS FOR THE MERGER; RECOMMENDATIONS OF THE EASTERN BOARD

  The Eastern Board believes that the terms of the Merger are fair to, and in the best interests of, Eastern and its shareholders. Accordingly, the Eastern Board has approved the Merger Agreement, and recommends that the Eastern shareholders approve the Stock Issuance. The Eastern Board believes that the Merger represents a significant strategic opportunity for Eastern.

  The terms of the Merger Agreement, including the consideration consisting of a combination of cash and Eastern Common Stock (the "Merger Consideration"), were the result of arm's-length negotiations between Eastern and Colonial. In fixing the Merger Consideration in the negotiation process, Eastern management considered the financial analyses of Merrill Lynch. The Merrill Lynch fairness opinion addressed to the Eastern Board, dated as of October 17, 1998, is set forth below under "--Opinion of Eastern's Financial Adviser." The Eastern Board had previously consulted with its financial advisor and the legal advisors and management of Eastern. After careful review and consideration, the Eastern Board determined that the Merger is a desirable transaction from the standpoint of the holders of Eastern Common Stock.

  In reaching its decision to approve the Merger Agreement, the Eastern Board considered the following factors:

 . The current and historical market prices of the Eastern Common Stock and the Colonial Common Stock.

 . Information concerning the financial performance, condition, business operations and prospects of each of Eastern and Colonial.

 . The effects of the Merger on Eastern's shareholders, including the opportunity to share in the anticipated benefits to be achieved from ownership in the larger combined enterprise.

 . The expertise and experience of Colonial's management in the gas distribution industry being available to Eastern as a resource in implementing the integration of Colonial into Eastern's operations and the ongoing operations of Eastern's gas distribution subsidiaries.

 . Improved customer service and lower costs as a result of economies of scale and operating efficiencies.

 . The terms of the Merger Agreement, which provide for balanced representations and warranties, conditions to closing and rights upon termination.

 . The opinion of Eastern's financial advisor, Merrill Lynch, that as of the date thereof and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the proposed Merger Consideration to be paid by Eastern pursuant to the Merger was fair from a financial point of view to Eastern.

  The Eastern Board considered the above factors as a whole and did not assign specific or relative weights to them. In the view of the Eastern Board, each of the factors listed above reinforced its belief that the combined entity would have excellent business prospects going forward.

  THE EASTERN BOARD HAS APPROVED THE MERGER AGREEMENT, BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO EASTERN'S SHAREHOLDERS AND RECOMMENDS THAT THE EASTERN SHAREHOLDERS VOTE TO APPROVE THE STOCK ISSUANCE.

OPINION OF EASTERN'S FINANCIAL ADVISOR

  Merrill Lynch delivered its written opinion dated as of October 17, 1998 to the Eastern Board to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the proposed Merger Consideration to be paid by Eastern pursuant to the Merger, was fair from a financial point of view to Eastern. References herein to the "Merrill Lynch Opinion" refer to the written opinion of Merrill Lynch dated as of October 17, 1998.

  A COPY OF THE MERRILL LYNCH OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS. EACH HOLDER OF EASTERN COMMON STOCK IS URGED TO READ SUCH OPINION IN ITS ENTIRETY. THE MERRILL LYNCH OPINION WAS INTENDED FOR THE USE AND BENEFIT OF THE EASTERN BOARD, AND WAS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY EASTERN SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE EASTERN SPECIAL MEETING. THE MERGER CONSIDERATION WAS DETERMINED ON THE BASIS OF NEGOTIATIONS BETWEEN EASTERN AND COLONIAL AND WAS APPROVED BY THE EASTERN BOARD. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION, WHICH IS ATTACHED AS ANNEX B HERETO.

  In arriving at the Merrill Lynch Opinion, Merrill Lynch, among other things:

 . Reviewed certain publicly available business and financial information relating to Colonial and Eastern that Merrill Lynch deemed to be relevant.

 . Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Colonial and Eastern, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger furnished to or discussed with Merrill Lynch by Eastern.

 . Conducted discussions with members of senior management and representatives of Colonial and Eastern concerning the publicly available business and financial information deemed to be relevant by Merrill Lynch and the other information furnished to or discussed with Merrill Lynch by Eastern described above, as well as their respective businesses and prospects before and after giving effect to the Merger and the cost savings and related expenses and synergies expected to result from the Merger.

 . Reviewed the market prices and valuation multiples for the Colonial Common
   Stock and the Eastern Common Stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant.

 . Reviewed the results of operations of Colonial and Eastern and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant.

 . Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant.

 . Participated in certain discussions and negotiations among representatives of Colonial and Eastern and their financial and legal advisors.

 . Reviewed the potential pro forma impact of the Merger.

 . Reviewed the Merger Agreement.

 . Reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

  In preparing the Merrill Lynch Opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Colonial or Eastern and was not furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Colonial or Eastern. With respect to the financial forecast information and the cost savings and related expenses and synergies expected to result from the Merger furnished to or discussed with Merrill Lynch by Colonial or Eastern, Merrill Lynch assumed that they were reasonably prepared and reflect the best currently available estimates and judgment of Colonial's or Eastern's management as to the expected future financial performance of Colonial or Eastern, as the case may be, and the costs savings and related expenses and synergies expected to result from the Merger. Merrill Lynch further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

  The Merrill Lynch Opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch, as of the date of the Merrill Lynch Opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the Merger.

  The Merrill Lynch Opinion did not address the merits of the underlying decision by Eastern to engage in the Merger. In addition, Merrill Lynch expressed no opinion as to the prices at which the Colonial Common Stock or the Eastern Common Stock would trade following the announcement or consummation of the Merger.

  The following is a summary of certain financial and comparative analyses performed by Merrill Lynch in arriving at the Merrill Lynch Opinion.

  HISTORICAL TRADING ANALYSIS. Merrill Lynch compared the Standard & Poor's Average of 500 stocks for the period beginning January 1, 1997 and ending October 14, 1998 to the per share daily closing market prices of (i) Eastern Common Stock, (ii) Colonial Common Stock, (iii) an index composed of the following small capitalization utility distribution companies which were determined to be comparable to Colonial: Connecticut Energy Corporation, CTG Resources, Inc., Laclede Gas Company, NUI Corporation, Providence Energy Corporation, Public Service Company of North Carolina, Incorporated and Yankee Energy System, Inc. (collectively, the "Colonial Comparables"), and (iv) an index composed of the following large capitalization utility distribution companies:
AGL Resources Inc., Atmos Energy Corporation, Indiana Energy, Inc., New Jersey Resources Corporation, NICOR Inc., Northwest Natural Gas Company, ONEOK, Inc., Piedmont Natural Gas Company, Inc., Southern Union Company, Southwest Gas Corporation and Washington Gas Light Company. Merrill Lynch also reviewed the performance of the per share market price of the Colonial Common Stock for the 52-week trading period ending on October 14, 1998. This analysis showed that the 52-week high and the 52-week low price per share of Colonial Common Stock were $30.06 and $23.69, respectively.

  PUBLICLY TRADED COMPARABLE COMPANY ANALYSIS. Using publicly available information, Merrill Lynch compared certain financial and operating information and ratios (described below) for Colonial, including the ratios implied by the Merger based upon consideration of $37.50 per share, with the corresponding financial and operating information and ratios for the Colonial Comparables.

  Merrill Lynch derived an estimated valuation range for Colonial by comparing as of October 14, 1998: (i) current trading value as a multiple of estimated earnings per share ("EPS") for 1998 for the Colonial Comparables, which estimates were obtained from Institutional Brokers Estimate System and ranged from 13.2x to 22.0x with a mean of 17.0x (as compared to the current trading multiple for the Colonial Common Stock of 17.2x and a multiple implied by the Merger for the Colonial Common Stock of 22.1x); (ii) current trading value as a multiple of estimated 1999 EPS for the Colonial Comparables, which estimates were also obtained from Institutional Brokers Estimate System and ranged from 11.6x to 15.1x with a mean of 13.9x (as compared to the current trading multiple for the Colonial Common Stock of 15.1x and a multiple implied by the Merger for the Colonial Common Stock of 18.6x); (iii) current trading value as a multiple of book value for the Colonial Comparables, which ranged from 1.24x to 1.96x with a mean of 1.57x (as compared to the current trading multiple for the Colonial Common Stock of 1.98x and a multiple implied by the Merger for the Colonial Common Stock of 2.58x); and (iv) "enterprise value" (defined as the sum of market value, short term debt, long term debt and preferred stock less cash and temporary investments) as a multiple of then publicly available latest twelve-month period ended as of June 30, 1998 ("LTM") earnings before interest, taxes, depreciation and amortization ("EBITDA") for the Colonial Comparables, which ranged from 5.0x to 10.5x with a mean of 7.6x (as compared to the current trading multiple for the Colonial Common Stock of 8.7x and a multiple to 1998 EBITDA implied by the Merger for the Colonial Common Stock of 10.5x). These four analyses resulted in corresponding estimated per share range of values of the Colonial Common Stock (based on approximately 8.85 million shares outstanding and net debt of $147.7 million as of June 30, 1998) of $23.80 to $28.90 (based on valuation multiples of 14.0x to 17.0x), $24.12 to $28.14 (based on valuation multiples of 12.0x to 14.0x), $20.70 to $26.62 (based on valuation multiples of 1.40x to 1.80x) and $20.02 to $27.89 (based on valuation multiples of 7.0x to 8.5x), respectively.

  COMPARABLE ACQUISITIONS ANALYSIS. Merrill Lynch reviewed certain publicly available information regarding five selected business combinations in the utility industry announced since November 1992 (collectively, the "Comparable Acquisition Transactions") that Merrill Lynch deemed to be reasonably similar to the Merger. The Comparable Acquisition Transactions and the dates these transactions were announced are as follows:
Eastern's acquisition of Essex Gas (December 1997); NIPSCO Industries, Inc.'s acquisition of Bay State Gas Company (December 1997); Atmos Energy Corporation's acquisition of United Cities Gas Company (July 1996); Puget Sound Energy, Inc.'s (formerly known as Puget Sound Power & Light Company) acquisition of Washington Energy Company (October 1995); and NIPSCO Industries, Inc.'s acquisition of Northern Indiana Fuel and Light Company, Inc. (November
1992).

  Merrill Lynch compared the "offer value" (generally defined as the offer price per share multiplied by the sum of the number of shares outstanding and the number of options outstanding) of each such transaction as a multiple of LTM net income (the "LTM Net Income Multiple") and as a multiple of the book value of the acquired company (the "Book Value Multiple"). The ranges of multiples were as follows: (i) the LTM Net Income Multiple ranged from 21.0x to 22.8x (with a mean of 21.9x and a median of 22.0x) and (ii) the Book Value Multiple ranged from 2.1x to 2.5x (with a mean of 2.3x and a median of 2.4x). These two analyses resulted in corresponding estimated per share range of values of the Colonial Common Stock (based on approximately 8.85 million shares outstanding) of $37.27 to $39.05 (based on valuation multiples of 21.0x to 22.0x) and $29.05 to $36.32 (based on valuation multiples of 2.00x to 2.50x), respectively. Merrill Lynch also analyzed the per share range of values of the Colonial Common Stock based on a multiple of 1998 estimated EPS which resulted in a corresponding estimated per share range of value (based on approximately
8.85 million shares outstanding) of $33.24 to $36.56.

  In addition, Merrill Lynch compared the "transaction value" (defined as the sum of the offer value, the preferred equity at liquidation value, the short term debt, the long term debt and minority interests, if any, less cash, temporary investments and option proceeds) as a multiple of the number of customers of the acquired company and LTM EBITDA. The ranges of the transaction value as a multiple of such number of customers and LTM EBITDA were as follows:
(i) transaction value to such number of customers ranged from $2,760.7 to $9,658.0 (with a mean of $5,069.0 and a median of $2,788.3); and (ii)
transaction value to LTM EBITDA ranged from 6.9x to 11.1x (with a mean of 9.1x and a median of 9.1x). These analyses resulted in the following estimated per share ranges of values of the Colonial Common Stock (based on approximately
8.85 million shares outstanding and net debt of $147.7 million as of June 30,
1998): $30.51 to $35.76 (based on 1998 EBITDA valuation multiples of 9.0x to 10.0x), $26.15 to $34.72 (based on such number of customers valuation multiples of $2,500 to $3,000) and $31.12 to $41.75 (based on LTM EBITDA valuation multiples of 9.0x to 11.0x).

  Merrill Lynch also analyzed the estimated per share range of values of the Colonial Common Stock based on a range of valuation multiples estimated by Merrill Lynch Equity Research. The three valuation multiples used were: (i) 1998 estimated EPS for Colonial; (ii) current trading value to current book value for Colonial; and (iii) implied acquisition premium to current trading value of the Colonial Common Stock. These analyses resulted in an estimated per share range of values of the Colonial Common Stock of $33.15 to $38.14.

  DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch derived estimated valuation ranges for Colonial Common Stock by performing discounted cash flow analyses using estimates of future cash flows provided by the management of Colonial and assuming no cost savings and related expenses and synergies expected to result from the Merger. The discounted cash flow analyses were calculated using discount rates ranging from 6.5% to 8.0% and were comprised of the sum of the present values of (i) the projected unlevered cash flows for the years 1999 through 2003, and (ii) the year 2003 terminal value, which was estimated based upon two techniques: (a) a range of multiples of 2003 EBITDA from 6.5x to 8.5x and (b) a range of multiples of 2003 earnings before interest and taxes ("EBIT") from 9.5x to 11.5x. These two analyses resulted in estimated per share range of values of the Colonial Common Stock (based on approximately 8.85 million shares outstanding and net debt of $147.7 million as of June 30, 1998) of $23.03 to $36.25 and $23.53 to $33.56,
respectively.

  RELATIVE CONTRIBUTION ANALYSIS. Merrill Lynch compared the relative ownership of the holders of Eastern Common Stock and the Colonial Common Stock with respect to the combined company of approximately 84.1% and 15.9%, respectively (based upon a per share price for Eastern Common Stock of $42.00), to the relative contribution of each of Eastern (including the pro forma results of the Essex Gas acquisition) and Colonial to the combined company's 1998 revenues, EBITDA, net income, assets and customers based on estimates provided by the managements of Eastern and Colonial, excluding cost savings and related expenses and synergies expected to result from the Merger and transaction adjustments. This analysis indicated that for 1998, Eastern would contribute to the combined entity 84.0% of the revenues, 80.2% of the EBITDA, 78.9% of the net income, 79.4% of the assets and 79.1% of the customers.

  PRO FORMA ANALYSIS. Merrill Lynch performed a pro forma EPS accretion/dilution analysis of the Eastern Common Stock assuming that the Merger Consideration would consist of $150 million in cash and that the remainder would be shares of Eastern Common Stock (based upon a per share price for Eastern Common Stock of $42.00). Merrill Lynch, in performing this analysis, also assumed the exclusion of cost savings and related expenses and synergies expected to result from the Merger and transaction adjustments. This analysis indicated that the Merger would not be dilutive to Eastern's projected EPS (based upon projections provided by Eastern management) if the Merger generated incremental pre-tax earnings during the next five years ranging from $8.3 million to $10.0 million per year. Merrill Lynch also performed a similar analysis based upon a price for Eastern Common Stock of $37.56. This analysis demonstrated that the Merger would not be dilutive to Eastern's projected EPS if the incremental pre-tax earnings during the next five years ranged from $10.7 million to $12.4 million per year.

  The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at the Merrill Lynch Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the process underlying the Merrill Lynch Opinion. In its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Eastern's, Colonial's and Merrill Lynch's control. Any estimates contained in Merrill Lynch's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be bought or sold in the future, and such estimates are inherently subject to uncertainty.

  No public company utilized as a comparison is identical to Colonial, and none of the Comparable Acquisition Transactions utilized as a comparison is identical to the proposed Merger. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations cannot be limited to a quantitative review of the results of such an analysis; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

  The Eastern Board selected Merrill Lynch to act as its financial advisor because of Merrill Lynch's reputation as an internationally recognized investment banking firm with substantial experience in transactions similar to the Merger and because it is familiar with Eastern and its business. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

  Pursuant to a letter agreement dated September 8, 1998, Eastern has agreed to pay Merrill Lynch (i) a $150,000 retainer fee and (ii) a fee of $2,000,000 payable upon consummation of the Merger against which the fee referred to in clause (i) will be credited. Eastern has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses (including the reasonable fees and disbursements of legal counsel) and to indemnify Merrill Lynch and certain related parties from and against certain liabilities, including liabilities under the federal securities laws arising out of its engagement.

  In the ordinary course of Merrill Lynch's business, Merrill Lynch may actively trade the securities of Eastern and Colonial for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

COLONIAL'S REASONS FOR THE MERGER; RECOMMENDATION OF THE COLONIAL BOARD

  The Colonial Board believes that the terms of the Merger are fair to, and in the best interests of, Colonial and its stockholders. Accordingly, the Colonial Board has unanimously approved the Merger Agreement and unanimously recommends its approval by the Colonial stockholders. The Colonial Board believes that the Merger represents a significant strategic opportunity for Colonial and its stockholders.

  In response to increasing deregulation and competition in the natural gas industry, the Colonial Board has been conducting an ongoing evaluation of potential strategic alternatives. Those alternatives have included restructuring Colonial into a holding company form or merging into a larger, more diversified organization with greater financial strength. The formation of a holding company was approved by the Colonial Board and Colonial's stockholders earlier in 1998. As a result of its ongoing evaluation, however, the Colonial Board subsequently concluded that the proposed Merger represented a preferable strategic alternative to the formation of a holding company. If the Merger is completed, Colonial will become part of Eastern's larger and more diversified holding company organization which includes two other Massachusetts gas distribution companies, Boston Gas and Essex Gas. Colonial's formation of its own holding company structure would therefore become unnecessary. Accordingly, in light of the pending Merger, Colonial has suspended the process of forming its own holding company structure.

  The terms of the Merger Agreement, including the Merger Consideration, were the result of arm's-length negotiations between Colonial and Eastern. In negotiating the consideration, which consists of a combination of cash and Eastern Common Stock, Colonial management relied in part on the financial analyses of Salomon Smith Barney summarized below under "--Opinion of Colonial's Financial Advisor." The Colonial Board consulted with its financial advisor and legal advisors and management of Colonial and after careful review and consideration, the Colonial Board determined that the Merger is a desirable transaction from the standpoint of holders of Colonial Common Stock.

  In reaching its decision to approve the Merger Agreement and recommend its approval to the Colonial stockholders, in addition to the factors described above, the Colonial Board considered the following factors:

 . The current and historical market prices of the Colonial Common Stock and the Eastern Common Stock.

 . Information concerning the financial performance, condition, business operations and prospects of each of Colonial and Eastern.

 . Colonial's size in relation to the other gas distribution companies in Massachusetts and elsewhere in New England, and its ability to sustain growth and to continue to perform successfully in an increasingly deregulated and competitive energy industry.

 . The effects of the Merger on Colonial's stockholders, including the premium to Colonial's then current market price and the opportunity to share in the anticipated benefits of ownership of the combined enterprise.

 . The expected federal income tax treatment of the Merger as a tax-free reorganization to Colonial stockholders to the extent they receive Eastern Common Stock (as described under "Certain Federal Income Tax Consequences").

 . The belief that Colonial's customers will benefit in the long term from improved service and lower costs as a result of the economies of scale and operating efficiencies.

 . The belief that the Merger will enhance overall opportunities for Colonial's employees.

 . The terms of the Merger Agreement, which provide for balanced representations and warranties, conditions to closing and rights upon termination.

 . The opinion of Colonial's financial advisor, Salomon Smith Barney, that, as of the date thereof and hereof based upon the assumptions made, matters considered and limits of review in connection with such opinion, the Merger Consideration was fair to the holders of Colonial Common Stock from a financial point of view.

  In determining that the Merger is fair to Colonial's stockholders, the Colonial Board considered the above factors as a whole and did not assign specific or relative weights to them. In the view of the Colonial Board, each of the factors listed above reinforced its belief that the transaction was in the best interests of Colonial and its stockholders.

  THE COLONIAL BOARD, BY A UNANIMOUS VOTE, HAS APPROVED THE MERGER AGREEMENT, BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO COLONIAL'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE COLONIAL STOCKHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT.

  In considering the recommendation of the Colonial Board with respect to the Merger Agreement, Colonial stockholders should be aware that certain members of Colonial's management and the Colonial Board have certain interests in the Merger that are different from, or in addition to, the interests of stockholders of Colonial generally and that could potentially represent conflicts of interest. The Colonial Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. See "--Potential Conflicts and Interests of Certain Persons in the Merger."

OPINION OF COLONIAL'S FINANCIAL ADVISOR

  At a Colonial Board meeting held on October 17, 1998, Salomon Smith Barney delivered its oral opinion, subsequently confirmed in a written opinion dated October 17, 1998, that, as of that date, the Merger Consideration was fair to the holders of Colonial Common Stock from a financial point of view. Subject to the conditions and limitations stated in the written opinion, no limitations were imposed by the Colonial Board upon Salomon Smith Barney with respect to the investigation made or the procedures followed by Salomon Smith Barney in rendering its opinion. The opinion of Salomon Smith Barney was for the use and benefit of the Colonial Board in connection with its consideration of the Merger.

  THE FULL TEXT OF THE WRITTEN OPINION OF SALOMON SMITH BARNEY IS SET FORTH AS APPENDIX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY SALOMON SMITH BARNEY. THE SUMMARY OF THE OPINION AS SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION, WHICH IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF COLONIAL COMMON STOCK ARE URGED TO READ SALOMON SMITH BARNEY'S OPINION IN ITS ENTIRETY.

  In connection with rendering its opinion, Salomon Smith Barney:

 . reviewed certain publicly available information concerning Colonial and Eastern and certain other financial information concerning Colonial and Eastern, including financial forecasts, that were provided to Salomon Smith Barney by Colonial and Eastern, respectively;

 . discussed the past and current business operations, financial condition and prospects of Colonial and Eastern with certain officers and employees of Colonial and Eastern, respectively; and

 . considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that it deemed relevant.

  In its review and analyses and in arriving at its opinion, Salomon Smith Barney assumed and relied upon the accuracy and completeness of the information reviewed by it for the purpose of the opinion and Salomon Smith Barney did not assume any responsibility for independent verification of such information. With respect to the financial forecasts of Colonial and Eastern, Salomon Smith Barney was advised by the respective managements of Colonial and Eastern that such forecasts had been reasonably prepared on bases reflecting their best currently available estimates and judgments, and Salomon Smith Barney expressed no opinion with respect to such forecasts or the assumptions on which they were based. Salomon Smith Barney did not assume any responsibility for any independent evaluation or appraisal of any of the assets (including properties and facilities) or liabilities of Colonial and Eastern.

  Salomon Smith Barney's opinion is necessarily based upon conditions as they existed and could be evaluated on the date it was given. Salomon Smith Barney's opinion does not imply any conclusion as to the likely trading range for Eastern Common Stock following the completion of the Merger. The trading value of Eastern Common Stock may vary depending upon many factors including changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Salomon Smith Barney's opinion did not address Colonial's underlying business decision to effect the Merger, and Salomon Smith Barney expressed no view on the effect the Merger will have on Colonial. Salomon Smith Barney's opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of Colonial Common Stock and does not constitute a recommendation concerning how holders of Colonial Common Stock should vote with respect to the Merger Agreement or the Merger. The fairness opinion of Salomon Smith Barney has not been, and will not be, updated to reflect changes in conditions which occur after the date of its issue.

  In connection with its opinion, Salomon Smith Barney performed certain financial analyses, which it presented to the Colonial Board on October 17, 1998. The material portions of the analyses performed by Salomon Smith Barney in connection with the rendering of its opinion are summarized below. The analysis provided below is based on market conditions as they existed on October 16, 1998.

  DISCOUNTED CASH FLOW ANALYSIS. Salomon Smith Barney performed a discounted cash flow analysis of Colonial to estimate a range of values for the Colonial Common Stock. The discounted cash flow analysis for Colonial was based upon certain financial forecasts for the years ended 1999 through 2002 prepared by the management of Colonial. As a substitute for the cash flows generated beyond 2002, Salomon Smith Barney calculated a terminal year value for Colonial by applying a range of multiples of common stock price to earnings per share ("P/E multiples") of 14.5x to 16.5x to terminal year net income, and then added to those values the outstanding debt (net of cash) as of the end of the terminal year. The unleveraged free cash flow amounts for the years ended 1999 to 2002, plus the terminal value were then discounted to the present using a range of discount rates of 7.00% to 7.75%, based upon an analysis of the weighted average cost of capital of Colonial. Analysis of the forecast for Colonial, without considering any benefits derived from the Merger, indicated an implied equity value range per share of Colonial Common Stock of $27.75 to $32.75.

  Salomon Smith Barney performed a similar analysis of Eastern to estimate a range of values for the Eastern Common Stock. The discounted cash flow analysis for Eastern was based upon certain base financial forecasts (the "base forecasts") for each of (i) Eastern's gas segment which is comprised of Boston Gas, Essex Gas and Eastern's other energy-related businesses and (ii) Eastern's barging segment which is comprised of Midland, for the years ended 1999 through 2002 provided by the management of Eastern. These base forecasts were subsequently adjusted by Salomon Smith Barney with respect to Eastern's barging segment (the "adjusted forecasts"), and separate analyses were prepared based upon each of the two sets of financial forecasts. As a substitute for cash flows beyond 2002, Salomon Smith Barney calculated a terminal year value for Eastern by applying (i) a range of P/E multiples of 14.5x to 16.5x to terminal year net income for Eastern's gas segment and then added to those values the outstanding debt and preferred stock balances (net of cash) as of the end of the terminal year and (ii) a range of firm value to EBITDA multiples of 5.8x to 6.8x to terminal year EBITDA for Eastern's barging segment. The unleveraged free cash flow amounts for the years ended 1999 to 2002, plus the terminal values were then discounted back to the present using a range of discount rates of 7.00% to 7.75% for Eastern's gas segment and 8.25% to 8.75% for Eastern's barging segment, based upon an analysis of the weighted average cost of capital for Eastern's gas segment and Eastern's barging segment, respectively. Analysis of the base forecasts and the adjusted forecasts for Eastern, without considering any benefits derived from the Merger, indicated an implied equity value range per share of Eastern Common Stock of $43.75 to $51.50 and $39.00 to $45.75, respectively.

  PUBLIC MARKET VALUATION ANALYSIS. Salomon Smith Barney arrived at a range of values for Colonial Common Stock and Eastern Common Stock by reviewing and analyzing certain financial information of other publicly traded companies that Salomon Smith Barney determined to be comparable to Colonial and to the two business segments of Eastern. The companies that Salomon Smith Barney determined to be comparable to Colonial and to Eastern's gas segment included Connecticut Energy, Indiana Energy, Laclede Gas, New Jersey Resources, Northwest Natural Gas, Piedmont Natural Gas, Providence Energy, and Yankee Energy System; and the companies that Salomon Smith Barney determined to be comparable to Eastern's barging segment included Kirby, Burlington Northern Santa Fe, CSX, Union Pacific, Alexander & Baldwin, Hvide Marine, OMI Corp., and Stolt Nielson S.A.

  Using publicly available information, including historical book value per share and EPS for the LTM and projected 1998 and 1999 EPS estimates from First Call Corporation, Salomon Smith Barney reviewed, among other things, the price to book value per share and P/E multiples for the companies determined to be comparable to Eastern's gas segment. This analysis resulted in a range of price to book value per share multiples for the LTM of 1.24x to 2.08x and a range of P/E multiples for the LTM, projected 1998 and projected 1999 periods of 13.4x to 19.7x, 13.1x to 19.5x and 10.8x to 15.5x, respectively. Using this analysis, Salomon Smith Barney derived a range of implied equity value per share of Colonial Common Stock of $26.00 to $30.00.

  Salomon Smith Barney also reviewed public information, including firm value and historical EBITDA for the LTM period and projected 1998 and 1999 EBITDA estimates from First Call and calculated the firm value to EBITDA multiples for the companies determined to be comparable to Eastern's barging segment. This analysis resulted in a range of firm value to EBITDA multiples for the LTM, projected 1998 and projected 1999 periods of 3.7x to 11.6x, 3.5x to 11.8x and 2.6x to 7.0x, respectively. Salomon Smith Barney valued Eastern's gas segment and Eastern's barging segment individually based upon the range of multiples for the companies determined to be comparable to Eastern's gas segment and Eastern's barging segment and derived an implied equity value per share of Eastern Common Stock of $38.00 to $44.25. Salomon Smith Barney also valued Eastern solely based upon the range of multiples for the companies determined to be comparable to Eastern's gas segment and using this methodology derived a range of implied equity value per share of Eastern Common Stock of $38.25 to $43.75.

  PRIVATE MARKET VALUATION ANALYSIS. Salomon Smith Barney reviewed and analyzed certain financial, operating and stock market information relating to selected merger transactions involving natural gas distribution companies announced since 1993. The transactions used as precedents in this analysis included Eastern's acquisition of Essex Gas, NIPSCO Industries Inc.'s acquisition of Bay State Gas Company, PP&L Resources' acquisition of Penn Fuel Gas Co., TECO Energy, Inc.'s acquisition of West Florida Gas Co., Citizens Utilities' acquisition of Gasco, Inc., ONEOK Inc.'s acquisition of Western Resources Inc.'s Kansas gas operations, TECO Energy, Inc.'s acquisition of Lykes Energy, Inc., Houston Industries Inc.'s acquisition of NorAm Energy Corp., Atmos Energy Corp.'s acquisition of United Cities Gas Co., Texas Utilities Co.'s acquisition of ENSERCH Corp., Puget Sound Power & Light Co.'s acquisition of Washington Energy Company, Energy Corporation of America's acquisition of Allegheny & Western Energy Corp., NUI Corp.'s acquisition of Pennsylvania and Southern Gas Co., Southern Union's acquisition of Western Resources Inc.'s Missouri gas operations, Wisconsin Energy Corp.'s acquisition of Wisconsin Southern Gas Co., and Atmos Energy Corp.'s acquisition of Greeley Gas Company. Salomon Smith Barney reviewed, among other things, the book value per share, P/E multiples and firm value to net plant multiples for such precedent transactions. This analysis resulted in a range of book value per share multiples of 0.88x to 3.12x, a range of P/E multiples for the LTM and projected 1998 and 1999 periods of 11.2x to 34.3x, 17.6x to 34.1x and 15.8x to 20.1x, respectively, and a range of firm value to net plant multiples of 0.92x to 2.27x. Using this analysis, Salomon Smith Barney derived a range of implied equity value per share of Colonial Common Stock of $30.50 to $38.25. Salomon Smith Barney also applied a range of observed control premiums from the same selected merger transactions described above to the $26.00 to $30.00 range derived in the public market valuation analysis to derive an implied valuation of $32.50 to $39.00

  HISTORICAL TRADING RATIOS ANALYSIS. Salomon Smith Barney also reviewed the daily closing prices of the Colonial Common Stock and the Eastern Common Stock during the period from October 16, 1993 through October 16, 1998 and the implied historical trading ratios determined by dividing the price per share of Colonial Common Stock by the price per share of Eastern Common Stock over such period. Salomon Smith Barney calculated that during that period that such implied historical trading ratio ranged from a high of 0.96 to a low of 0.57 with an average of 0.70. Over the three-year period preceding October 16, 1998, the implied historical trading ratio ranged from a high of 0.73 to a low of
0.57 with an average of 0.64. Over the one-year period preceding October 16, 1998, the implied historical trading ratio ranged from a high of 0.73 to a low of 0.61 with an average of 0.67. Over the three-month period preceding October 16, 1998, the implied historical trading ratio ranged from a high of 0.73 to a low of 0.67 with an average of 0.69. Over the one-month period preceding October 16, 1998, the implied historical trading ratio ranged from a high of
0.70 to a low of 0.67 with an average of 0.68.

  PRO FORMA ANALYSIS OF THE MERGER. Salomon Smith Barney analyzed the pro forma impact of the Merger on an EPS basis to Colonial's stockholders and Eastern's shareholders for the fiscal years ended December 31, 1999 through 2002. The analysis was performed utilizing stand-alone earnings estimated for the years 1999 through 2002 for Colonial and Eastern based on financial projections prepared by Colonial's management and Eastern's management, in each case not taking into account the synergies expected to be derived from the Merger. Based upon such analysis, the Merger would be accretive to Colonial's shareholders for the years 1999 through 2002, ranging from an estimated

18.3% in 1999 to 38.9% in 2002. In addition, this analysis demonstrated that the Merger would not be dilutive to Eastern's projected EPS if the incremental pre-tax earnings during the next four years ranged from $6.4 million to $9.1 million per year.

  The preparation of a fairness opinion is a complex process not susceptible to partial analysis or summary descriptions. The summary set forth above is not and does not purport to be a complete description of the analyses underlying Salomon Smith Barney's opinion or its presentation to the Colonial Board. Salomon Smith Barney believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete view of the processes underlying the analyses set forth in its opinion. In addition, no company used in the Public Market Valuation Analysis summarized above is identical to Colonial or Eastern or any of their business segments and no transaction used in the Private Market Valuation Analysis summarized above is identical to the Merger. In addition, Salomon Smith Barney may have deemed various assumptions more or less probable than other assumptions, and thus the ranges of valuations resulting for any particular analysis described above should not be taken to be Salomon Smith Barney's view of the actual value of Colonial or Eastern. Accordingly, an analysis of the data described above involves complex considerations and judgments concerning differences in financial and operating characteristics of Colonial, Eastern or any of their business segments along with other facts that could affect the public trading value or the acquisition value of the companies to which they are being compared.

  In performing its analyses, Salomon Smith Barney made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of Colonial or Eastern. The analyses which Salomon Smith Barney performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness, from a financial point of view, of the Merger Consideration to holders of Colonial Common Stock. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, the opinion of Salomon Smith Barney and Salomon Smith Barney's presentation to the Colonial Board were among the many factors considered by the Colonial Board in making its determination to approve the Merger.

  Pursuant to an engagement letter dated March 30, 1998, Colonial agreed to pay to Salomon Smith Barney:

 . A retainer fee of $200,000.

 . A transaction fee equal to approximately 0.65% of the aggregate consideration (as defined in the engagement letter) payable in connection with the Merger, contingent upon the consummation of the Merger and payable at the closing. The first $500,000 of this transaction fee was payable on execution of the Merger Agreement and the issuance of Salomon Smith Barney's fairness opinion.

  The transaction fee is net of the retainer fee described in the first clause. Colonial also agreed, under certain circumstances, to reimburse Salomon Smith Barney for all reasonable fees and disbursements of Salomon Smith Barney's counsel and all of Salomon Smith Barney's reasonable travel and other out-of-pocket expenses incurred in connection with its engagement (subject to a cap that is not to be exceeded without the approval of Colonial, which shall not be unreasonably withheld). In addition, Colonial agreed to indemnify Salomon Smith Barney and certain related persons against various liabilities, relating to or arising out of its engagement.

  Salomon Smith Barney is an internationally recognized investment banking firm that provides financial services in connection with a wide range of business transactions. As part of its business, Salomon Smith Barney regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other purposes. In the ordinary course of its business, Salomon Smith Barney may actively trade the securities of Colonial and Eastern for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Salomon Smith Barney has rendered certain investment banking and financial advisory services to Colonial and Eastern for which Salomon Smith Barney received customary compensation. Salomon Smith Barney and its affiliates (including Citigroup Inc.) may have other business relationships with Colonial, Eastern and their affiliates. The Colonial Board retained Salomon Smith Barney based on Salomon Smith Barney's expertise in the valuation of companies as well as its substantial experience in transactions such as the Merger.

ACCOUNTING TREATMENT

  The Merger will be accounted for by Eastern using the purchase method of accounting for a business combination. Under this method of accounting, the assets and liabilities of Colonial, including intangible assets, will be recorded at their fair market values. The results of operations and cash flows of Colonial will be included in Eastern's financials prospectively as of the consummation of the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the material United States federal income tax consequences of the Merger. This summary is limited to United States Persons (as defined below) who hold their Colonial Common Stock as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and whose "functional currency" as defined in the Code is the U.S. dollar ("United States Holders"). This discussion does not address the U.S. federal income tax consequences to certain persons subject to special treatment under the federal income tax law, including, but not limited to, tax-exempt organizations, dealers in securities or currencies, regulated investment companies, real estate investment trusts, real estate mortgage investment conduits, financial asset securitization investment trusts, financial institutions, persons subject to alternative minimum tax, insurance companies, persons holding their stock as a part of a hedging, conversion, short sale, or integrated transaction or a straddle, or stockholders who acquired their Colonial Common Stock pursuant to the exercise of an employee stock option or otherwise as compensation. In addition, this summary does not discuss the tax consequences of the Merger under state, local, or foreign law.

  "United States Person" means (i) a citizen or resident of the United States,
(ii) a corporation or partnership created or organized in or under the laws of the United States or any state thereof, or (iii) an estate or trust that is subject to United States federal income taxation without regard to the source of its income.

  This summary is based upon the provisions of law and the regulations, administrative rulings, and judicial decisions thereunder now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. Any such changes could affect the accuracy of the statements and conclusions set forth herein. This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision whether to approve the Merger or whether to elect to receive stock or cash as consideration in the Merger. This summary is provided for general information purposes only, and does not constitute, and should not be considered as, legal or tax advice.

  EASTERN AND COLONIAL STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS CONCERNING ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAX JURISDICTION, INCLUDING ANY STATE, LOCAL, OR FOREIGN JURISDICTION, AND ANY ESTATE OR GIFT TAX CONSIDERATIONS.

  Ropes & Gray, counsel to Eastern, and Palmer & Dodge LLP, counsel to Colonial, have each delivered an opinion that the description of the federal income tax consequences of the Merger contained in this section fairly and accurately summarizes the material federal income tax consequences of the Merger. These tax opinions, which are attached as Exhibits 8.1 and 8.2 to the Registration Statement in which this Joint Proxy Statement/Prospectus is included, are based on certain assumptions and subject to certain limitations and qualifications, including the assumptions that the Merger will be consummated as described in this Joint Proxy Statement/Prospectus and the Merger Agreement and that the factual representations contained in letters delivered to such counsel by Colonial, Eastern and the Merger Sub in connection with the tax opinions are true, correct and complete as of the date of the tax opinions and will remain true, correct and complete through the Effective Time. An opinion of counsel only represents counsel's best judgment, and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court considering the issues. Neither Eastern nor Colonial has requested or will request a ruling from the IRS with regard to any of the federal income tax consequences of the Merger.

  TAX CONSEQUENCES OF THE MERGER. Based upon and subject to the assumptions and limitations stated above, the Merger should constitute a reorganization within the meaning of Section 368(a) of the Code, and the material federal income tax consequences discussed below should result.

  To qualify as a reorganization under Section 368(a) of the Code, the Merger must satisfy, in addition to other requirements, a "continuity of interest" test, which requires that the holders of Colonial Common Stock, as a group, retain a substantial proprietary interest in the Colonial business that Eastern will conduct following the Merger. IRS ruling guidelines provide that this requirement will be satisfied if the holders of Colonial Common Stock, as a group, receive an amount of Eastern Common Stock in the Merger having a value equal to at least 50% of the value of the formerly outstanding Colonial Common Stock. However, these guidelines only describe the circumstances in which the IRS will issue a favorable ruling in advance of the consummation of a subject transaction, and are not a statement of the substantive law regarding the qualification of a merger as a reorganization under Section 368(a) of the Code. The case law is more liberal than the IRS ruling guidelines in this area and, in one early case, the Supreme Court held that the continuity requirement was satisfied where the stockholders of the acquired company received stock of the acquiring company having a value of less than 45% of the value of the formerly outstanding stock of the acquired company. The Merger should satisfy the IRS's advance ruling guidelines in this area unless (i) the market price of a share of Eastern Common Stock, valued at the lesser of the market price of Eastern Common Stock on the Effective Date and the average of the closing prices of Eastern Common Stock on the New York Stock Exchange for the ten trading day period ending on the third trading day prior to the Effective Date, is $31.00 or less, or (ii) the market price of Eastern Common Stock on the Effective Date is less than $39.50 and is also at least 17.4% less than such ten day average price. If the IRS guideline percentage is not satisfied, however, the Merger Agreement contains a mechanism that ensures that the value of the Eastern Common Stock issued in the Merger will be equal to at least 45% of the value of the formerly outstanding Colonial Common Stock. The "continuity of interest" requirement should be satisfied at this 45% level.

  Treatment of Colonial, Eastern and Merger Sub. No gain or loss will be recognized by Colonial, Eastern or Merger Sub by reason of the Merger.

  Treatment of stockholders who exchange Colonial Common Stock solely for Eastern Common Stock. Except as discussed below with respect to the receipt of cash in lieu of fractional shares, a United States Holder of Colonial Common Stock who receives solely Eastern Common Stock in exchange for Colonial Common Stock in the Merger will not recognize gain or loss upon such exchange. The aggregate tax basis of the Eastern Common Stock received by such holder (including any fractional shares deemed received, as described below) will be equal to the aggregate tax basis of the Colonial Common Stock surrendered, and the holding period of the Eastern Common Stock will include the holding period of the Colonial Common Stock surrendered.

  Treatment of stockholders who exchange Colonial Common Stock for a combination of Eastern Common Stock and cash. Except as discussed below with respect to the receipt of cash in lieu of fractional shares, a United States Holder of Colonial Common Stock who receives a combination of Eastern Common Stock and cash (other than cash in lieu of fractional shares) in exchange for Colonial Common Stock in the Merger will recognize gain, but not loss, on the exchange. The gain, if any, that the holder will recognize will equal the lesser of (i) the amount of cash received in the exchange and (ii) the amount of gain that the holder realizes in the exchange. The amount of gain that the holder realizes in the exchange will equal the excess of (i) the sum of the cash plus the fair market value of the Eastern Common Stock received in the exchange over (ii) the tax basis of the Colonial Common Stock surrendered. The aggregate tax basis of the Eastern Common Stock received (including any fractional shares deemed received, as described below) will be equal to the aggregate tax basis of the Colonial Common Stock surrendered in the exchange, decreased by the amount of cash received and increased by the amount of gain recognized. The holding period of the Eastern Common Stock received will include the holding period of the Colonial Common Stock surrendered in exchange therefor. Except as discussed below, any gain recognized by a holder with respect to the exchange will be capital gain and will be long-term capital gain if the holding period of the Colonial Common Stock surrendered in the Merger is more than one year as of the Effective Date.

  In certain circumstances, however, a Colonial stockholder receiving a combination of Eastern Common Stock and cash could be required to treat part or all of the holder's recognized gain as dividend income if the receipt of cash has the effect of a distribution of a dividend. In making this determination, such holders will be treated as receiving solely Eastern Common Stock in the Merger and, immediately thereafter, having Eastern redeem a number of shares of Eastern Common Stock equal in value to the cash consideration the holders actually received. The receipt of cash will not have the effect of a distribution of a dividend under this analysis if this hypothetical redemption satisfies the requirements for non-dividend treatment under Section 302 of the Code. Generally, the requirements for non-dividend treatment under Section 302 of the Code will be satisfied if (i) a holder's percentage ownership of Eastern Common Stock immediately after the redemption is less than 80% of the holder's percentage ownership of such stock immediately before the redemption, and the holder owns less than 50% (by vote) of Eastern after the redemption, (ii) the holder's ownership interest in Eastern is completely terminated or (iii) the redemption is "not essentially equivalent to a dividend." If a holder's percentage ownership of Eastern Common Stock is minimal and the holder exercises no control over the affairs of Eastern, even a small reduction in the holder's percentage ownership should satisfy the "not essentially equivalent to a dividend" test. In determining whether any of these tests are satisfied, holders must generally take into account not only the stock they own or are deemed to own directly, but also stock that they are treated as owning constructively by reason of certain attribution rules under Section 318 of the Code, including, generally, stock owned by certain family members, stock issuable upon the exercise of options, stock owned by certain estates and trusts of which the stockholder is a beneficiary, and stock owned by certain affiliated entities. Colonial stockholders should consult with their own tax advisers as to application of this test to their particular circumstances, and as to the potential collateral consequences of dividend treatment.

  Treatment of stockholders who exchange Colonial Common Stock solely for cash. A United States Holder of Colonial Common Stock who receives solely cash in exchange for such holder's Colonial Common Stock in the Merger will, except as set forth below, recognize gain or loss equal to the difference between the tax basis of the Colonial Common Stock surrendered and the amount of cash received therefor. Generally, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holding period of the Colonial Common Stock surrendered in the Merger is more than one year as of the Effective Date. If such a holder owns Eastern Common Stock actually or constructively immediately after the Merger, however, it is possible that such holder could be treated as receiving a dividend taxable as ordinary income, unless the cash payment to such holder, if received as a distribution in redemption of such holder's stock, would satisfy the requirements for non-dividend treatment under Section 302 of the Code. If such redemption treatment were applied, it is not clear whether it would be applied to (i) a hypothetical redemption of Colonial Common Stock immediately before the Merger (in which case the redemption and Merger would most likely be treated as terminating the holder's interest in Colonial and, accordingly, dividend treatment should not result) or (ii) a hypothetical redemption immediately after the Merger of the Eastern Common Stock deemed received in the Merger (in which case whether the hypothetical redemption satisfies the requirements for non-dividend treatment would be determined as discussed above under "Treatment of stockholders who exchange Colonial Common Stock for a combination of Eastern Common Stock and cash.")

  Receipt of cash in lieu of fractional shares. A United States Holder of Colonial Common Stock who receives cash in lieu of fractional shares of Eastern Common Stock will be treated as having received such fractional shares pursuant to the Merger and then as having exchanged such fractional shares for cash in a redemption by Eastern. The holder will recognize gain or loss on this deemed redemption in an amount equal to the difference between the portion of the tax basis of the holder's Colonial Common Stock surrendered in the Merger that is allocated to such fractional shares and the cash received in lieu thereof. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holding period of the Colonial Common Stock surrendered in the Merger is more than one year as of the Effective Date.

  Backup Withholding. Unless a holder of Colonial Common Stock complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury regulations, cash payments in exchange for such holder's Colonial Common Stock in the Merger may be subject to "backup withholding" at a rate of 31% for federal income tax purposes. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's federal income tax liability, provided the required information is furnished to the IRS.

  Consummation of the Merger is conditioned on the receipt of an opinion of Ropes & Gray and Palmer & Dodge LLP, each dated as of the Effective Time, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be based on certain assumptions and subject to certain limitations and qualifications similar to those set forth above with respect to the tax opinions delivered by Ropes & Gray and Palmer & Dodge LLP and attached as Exhibits 8.1 and 8.2 to the Registration Statement on Form S-4.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS DISCUSSION IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT APPLY TO A PARTICULAR STOCKHOLDER IN LIGHT OF SUCH STOCKHOLDER'S PARTICULAR CIRCUMSTANCES. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL, AND FOREIGN TAX LAWS.

NO APPRAISAL RIGHTS

  Under Massachusetts law, holders of Colonial Common Stock who object to the approval of the Merger Agreement are not entitled to demand separate payment for their shares or an appraisal of their shares in connection with the Merger Agreement.

STOCK EXCHANGE LISTING OF EASTERN COMMON STOCK

  Applications will be made for the listing on the New York Stock Exchange, the Pacific Exchange and the Boston Stock Exchange of the shares of Eastern Common Stock to be issued in the Merger. So long as Eastern continues to meet the requirements of the New York Stock Exchange, the Pacific Exchange and the Boston Stock Exchange, Eastern Common Stock will continue to be listed on the New York Stock Exchange, the Pacific Exchange and the Boston Stock Exchange until the Effective Time.

FEDERAL SECURITIES LAW CONSEQUENCES

  All shares of Eastern Common Stock received by Colonial stockholders in the Merger will be freely transferable, except that shares of Eastern Common Stock received by individuals and entities who are deemed to be "affiliates" (as such term is defined under the Securities Act of 1933, as amended (the "Securities Act")) of Colonial before the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or Rule 144 under the Securities Act, in the case of individuals and entities who become affiliates of Eastern) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Colonial or Eastern generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. The Merger Agreement also requires Colonial to use commercially reasonable efforts to cause each of its affiliates to execute and deliver to Eastern a written agreement to the effect that such affiliate will not offer or sell or otherwise dispose of Eastern Common Stock issued to such affiliate in or pursuant to the Merger in violation of the Securities Act or the rules and regulations adopted by the SEC thereunder. The delivery of such agreements is also a condition to Eastern's obligation to complete the Merger.

  This Joint Proxy Statement/Prospectus does not cover resales of Eastern Common Stock received by any person who may be deemed to be an affiliate of Colonial.

REGULATORY MATTERS

  The following is a summary of the material regulatory requirements affecting the Merger. Although Eastern and Colonial have not yet filed for the required approvals from all of the agencies discussed, it is anticipated that all regulatory approvals will be received by the middle of 1999.

  STATE APPROVALS AND RELATED MATTERS. The utility operations of Colonial and of Eastern's utility subsidiaries are subject to the comprehensive regulatory jurisdiction of the DTE, which must approve the Merger in accordance with Chapter 164 of the Massachusetts General Laws (the "MGL"). Under Section 96 of Chapter 164 of the MGL, the DTE's approval of the Merger requires that it determine, after notice and a public hearing, that the Merger is consistent with the public interest. As part of its review, the DTE may consider, among other factors, such matters as the effect of the Merger on Eastern's utility subsidiaries' and Colonial's rates, quality of customer service and financial integrity as well as the impact of the Merger on competition, economic development and employment. Assuming the requisite regulatory approvals are obtained, the utility operations of Colonial and of Eastern's utility subsidiaries will remain subject to regulation by the DTE.

  PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. As a result of the Merger, Eastern, which already owns all of the outstanding common stock of Boston Gas and Essex Gas, will acquire all Colonial Common Stock. Under the Public Utility Holding Company Act of 1935, as amended, Eastern must obtain the approval of the SEC before acquiring the Colonial Common Stock. Eastern is currently and will continue to be a "holding company" as defined in the Public Utility Holding Company Act, but is exempt from registration and from regulation generally under the Public Utility Holding Company Act because Eastern and its utility subsidiaries are "predominantly intrastate in character"--that is, all of them are organized under Massachusetts law and carry on their utility activities substantially in Massachusetts. Eastern expects to continue to be exempt on the same basis after consummation of the Merger. Eastern intends to file with the SEC an application for approval of the acquisition under the Public Utility Holding Company Act and for confirmation that Eastern's "intrastate" exemption will continue in effect. Consummation of the Merger is conditioned upon the SEC's approving Eastern's application.

  ANTITRUST CONSIDERATIONS. Under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, and the rules, and regulations adopted under the Hart-Scott-Rodino Anti-Trust Improvements Act, the Merger may not be consummated until the requisite notifications and report forms have been filed with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and the specified Hart-Scott-Rodino Anti-Trust Improvements Act waiting period requirements have been satisfied. The Hart-Scott-Rodino Anti-Trust Improvements Act waiting period is thirty days from the date both parties have filed their notification and report form unless terminated earlier or extended by the Federal Trade Commission or the Department of Justice issuing a request for additional information or documentary materials. Thereafter, the waiting period may be extended only by court order or with the parties' consent. The expiration or earlier termination of the Hart-Scott-Rodino Anti-Trust Improvements Act waiting period does not preclude the Department of Justice or the Federal Trade Commission from challenging the Merger on antitrust grounds either before or after consummation of the Merger. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

  If the Merger is not consummated within twelve months after the expiration or earlier termination of the Hart-Scott-Rodino Anti-Trust Improvements Act waiting period, Eastern and Colonial would be required to submit new filings to the Department of Justice and the Federal Trade Commission, and a new Hart-Scott-Rodino Anti-Trust Improvements Act waiting period would have to expire or be earlier terminated before the Merger could be consummated. Eastern and Colonial intend to file their premerger notification and report forms pursuant to the Hart-Scott-Rodino Anti-Trust Improvements Act at such time as they believe there is a high degree of certainty that the Merger will be consummated within twelve months after the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act. The Federal Trade Commission and the Department of Justice frequently scrutinize the legality under the antitrust laws of transactions such as the proposed transaction. Neither Eastern nor Colonial believes that the Merger will violate federal antitrust laws. Nevertheless, there can be no assurance that a challenge to the proposed transaction will not be made on antitrust grounds or, if such a challenge is made, what the result would be.

  GENERAL. Colonial and Eastern's utility subsidiaries possess municipal rights and franchises, and environmental permits and licenses. Those of Colonial may need to be transferred, renewed or replaced as a result of the Merger. The companies do not anticipate any difficulties at the present time in making or obtaining such transfers, renewals or replacements.

  Under the Merger Agreement, Eastern and Colonial have agreed to use their best efforts to obtain all necessary material permits, licenses, franchises and other governmental authorizations needed to consummate or effect the transactions contemplated by the Merger Agreement. Various parties may seek intervention in the proceedings associated with the regulatory approval process in an attempt to oppose the Merger or to have conditions imposed upon the receipt of the necessary approvals. Although Colonial and Eastern believe that they will receive the requisite regulatory approvals for the Merger, the timing of their receipt cannot be determined. It is a condition to the consummation of the Merger that final non-appealable orders approving the Merger be obtained from the various federal and state commissions described above.

POTENTIAL CONFLICTS AND INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Colonial Board with respect to the Merger, Colonial stockholders should be aware that certain members of Colonial's management and the Colonial

Board have certain interests in the Merger that are in addition to the interests of stockholders of Colonial generally and represent inherent conflicts of interest, including those set forth below. The Colonial Board was aware of these interests and considered them, among other things, in approving the Merger.

  Prior to entering into the Merger Agreement, in recognition of the uncertainties arising from Colonial's exploration of strategic alternatives and the consolidation taking place in the industry, the Colonial Board evaluated the Company's existing employment agreements with officers and severance arrangements for employees. As a result of this evaluation, the Colonial Board approved (i) amendments to the existing employment agreements as described below, (ii) a retention bonus plan described below and (iii) an increase in severance pay from one week for each year of service to one or two weeks severance pay for each year of service for longer term employees without employment agreements (depending on the length of service).

  EMPLOYMENT AGREEMENTS. Frederic L. Putnam, Jr., Frederic L. Putnam, III, Nickolas Stavropoulos, Charles W. Sawyer and John P. Harrington as well as certain other officers of Colonial, are parties to employment agreements with Colonial and Victor W. Baur is a party to an employment agreement with Transgas and Colonial, which provide that, upon a "change in control" of Colonial (as defined in such agreements and which will be deemed to have occurred for purposes thereof at the Effective Time), if during a period of between 18 and 36 months (depending on the officer) following the change in control of Colonial (the "Employment Period") such officer is terminated without cause or terminates his or her own employment as a result of certain adverse actions by Colonial, as more fully set forth in such employment agreements, such officer shall receive a lump sum severance amount, continuation of certain welfare plan benefits, and, in the case of officers age 55 or older on the date of termination, additional pension benefits.

  The lump sum severance payment is an amount equal to a multiple of between
1.5 and 2.99 (depending on the officer) of the sum of (i) the higher of (a) his or her annual salary in effect immediately prior to the change in control and
(b) his or her annual salary in effect immediately prior to the termination and
(ii) the higher of (a) the average of the last two annual bonuses (annualized in the case of any bonus paid with respect to a partial year) paid to him or her preceding the change in control or preceding the date of termination, whichever is greater, and (b) the most recent annual bonus (annualized in the case of any bonus paid with respect to a partial year) paid to him or her preceding the change in control or preceding the date of termination, whichever is greater. In the case of Messrs. Putnam, Jr., Putnam, III, Sawyer, Stavropoulos, Harrington and Baur, the agreement covers termination within a three-year period following a change in control and the amount payable is equal to a multiple of 2.99. In the case of the other officers, the agreement covers termination within two years or eighteen months following a change in control (depending on the officer) and the amount payable is equal to a multiple of either 1.5 or 2.00 (depending on the officer).

  The following table sets forth the names, positions and estimated maximum cash amounts payable under the employment agreements discussed above (exclusive of the additional pension and other benefits discussed below) for each of the executive officers who are entitled to such benefits, based on compensation levels as of the date of this Joint Proxy Statement/Prospectus. The estimated maximum cash amount payable for all officers (15 persons) is $6.9 million.

            NAME                       POSITION               MAXIMUM AMOUNT
            ----                       --------               --------------
 Frederic L. Putnam, Jr. .. Chairman of the Board of
                             Directors and Senior Executive
                             Officer                             $554,000
 Frederic L. Putnam, III... Director, President and Chief
                             Executive Officer                    993,000
 Nickolas Stavropoulos..... Director, Executive Vice
                             President--Finance, Marketing
                             and Chief Financial Officer          858,000
 Charles W. Sawyer......... Executive Vice President and
                             Chief Operating Officer              838,000
 John P. Harrington........ Director, Senior Vice
                             President--Gas Supply and
                             Assistant to the President           654,000
 Victor W. Baur............ President and Chief Executive
                             Officer--Transgas                    701,000

  In the event of such a termination during the applicable Employment Period, an executive age 55 or older but under age 65 at that time will receive additional retirement benefits as though the executive continued to earn service credit under the Colonial Retirement Plan and, if applicable, Colonial's Supplemental Executive Retirement Plan until his or her normal retirement date and as though the executive had received an annual increase in compensation equal to the average annual compensation increase of all salaried employees included in Colonial's Retirement Plan and the Supplemental Executive
Retirement Plan. Messrs. Harrington and Baur are currently age 55 or older but under age 65, and Messrs. Putnam, III and Sawyer will reach age 55 within the term of their employment agreement. Based on compensation levels as of the date of this Joint Proxy Statement/Prospectus, and assuming future compensation increases at a rate of 4% per annum until age 65, the following executive officers would receive the additional pension benefits described below:

                                                             PRESENT VALUE OF
                                                                ADDITIONAL
            NAME                       POSITION              PENSION BENEFIT
            ----                       --------              ----------------
 Frederic L. Putnam, III .. Director, President and Chief        $374,000
                             Executive Officer
 Charles W. Sawyer......... Executive Vice President and
                             Chief Operating Officer              330,000
 John P. Harrington........ Director, Senior Vice
                             President--Gas Supply and
                             Assistant to the President           340,000
 Victor W. Baur............ President and Chief Executive
                             Officer--Transgas                    323,000

  The present value of the aggregate maximum additional pension benefits payable to all officers eligible to receive benefits (five persons) based on the assumptions stated above is $1.5 million.

  In addition, if an executive is terminated during the applicable Employment Period, such executive will also be provided with out placement services and continued health insurance, dental insurance and group term life insurance plans for himself or herself and his or her dependents for a period ending on the earlier of the commencement date of equivalent benefits plans from a new employer or his or her normal retirement date.

  The additional lump sum, retirement and welfare benefits payable to an individual in event of such a termination are limited to the amounts that may be paid without causing the payments to constitute excess parachute payments within the meaning of Section 280G of the Code, except that this limitation will not apply if the net after-tax benefit received by the executive without the limitation would be at least 10% more than the executive's net after-tax benefit with the limitation. If an executive receives an excess parachute payment, the executive will be subject to a 20% excise tax on the excess payment and the excess payment will not be deductible by the successor company.

  The amendments approved by the Colonial Board prior to execution of the Merger Agreement provided for the inclusion of bonus payments in the base for the computation of the change in control severance benefit and permitted the officer, to the extent described in the preceding paragraph, to retain the full benefit notwithstanding that it constituted an excess parachute payment under
Section 280G of the Code.

  ACCELERATION OF VESTING UNDER COLONIAL'S SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. Messrs. Putnam, Jr., Putnam, III, Sawyer, Harrington, Stavropoulos and Baur participate in Colonial's Supplemental Executive Retirement Plan, which was adopted in 1994 and replaces all other supplemental retirement benefit plans and agreements for the participants thereunder. Under Colonial's Supplemental Executive Retirement Plan, participants will receive upon retirement an annual benefit equal to the benefit that would be paid from Colonial's Retirement Plan if the qualified plan benefit and compensation restrictions did not apply, less the actual benefit paid from Colonial's Retirement Plan. Colonial's Supplemental Executive Retirement Plan also provides an annual accrual while a participant is actively employed equal to the amount of the Colonial match that would have been credited to the participant under Colonial's Savings Plan if the qualified plan benefit and compensation restrictions did not apply, less the actual Colonial match credited under Colonial's Savings Plan. In addition, the participant may defer under Colonial's Supplemental Executive Retirement Plan the amount of compensation that could not be deferred in Colonial's Savings Plan due to the qualified plan benefit and compensation restrictions. The annual accruals and deferrals are credited with interest each year and paid to the participant at retirement.

  Under Colonial's Supplemental Executive Retirement Plan, each participant becomes 100% vested upon retirement on or after attainment of age 65, retirement on or after attainment of age 55 and completion of five years of service, death while in the employ of Colonial and upon termination within thirty-six months of a "change in control" under such plan (which will be deemed to have occurred if the Merger is consummated). Messrs. Putnam, III and Sawyer are not yet vested but would become vested in their benefits under Colonial's Supplemental Executive Retirement Plan if they terminate employment within thirty-six months of the change in control.

  RETENTION BONUS PLAN. On October 17, 1998, the Colonial Board approved the Colonial Gas Company Retention Bonus Plan. Under the Retention Bonus Plan participating key employees that remain employed by the successor company for at least ninety days after the Effective Date will receive payments of either 50% or 75% of the key employee's annual salary in effect as of October 19, 1998. In addition, participating employees would also be entitled to payment of such amounts under the Retention Bonus Plan upon the earliest to occur of the following events: (i) January 19, 2000; (ii) termination of the employee by Colonial without cause or by the employee for good reason or (iii) termination by reason of the death, permanent disability or retirement of the employee.

  The following table sets forth the names, positions and estimated retention bonus payments that each executive officer would receive if he remained employed by the successor company for at least ninety days following the Effective Date, or upon the first to occur of any of the events described in clauses (i), (ii) and (iii) of the last sentence of the preceding paragraph.

                                                                      MAXIMUM
            NAME                            POSITION                   AMOUNT
            ----                            --------                  -------
 Frederic L. Putnam, Jr. .. Chairman of the Board of Directors and    $ 93,000
                            Senior Executive Officer
 Frederic L. Putnam, III... Director, President and Chief Executive    166,000
                             Officer
 Nickolas Stavropoulos..... Director, Executive Vice President--       143,000
                             Finance, Marketing and Chief Financial
                             Officer
 Charles W. Sawyer......... Executive Vice President and Chief         140,000
                             Operating Officer
 John P. Harrington........ Director, Senior Vice President--Gas       109,000
                             Supply and Assistant to the President
 Victor W. Baur............ President and Chief Executive Officer--    117,000
                            Transgas

  The estimated aggregate retention bonuses payable to all officers (18 persons) based on compensation levels as of the date of this Joint Proxy Statement/Prospectus is approximately $1.4 million.

  DEFENSE, INDEMNIFICATION AND INSURANCE FOR COLONIAL OFFICERS AND
DIRECTORS. Eastern and Colonial have agreed to use their best efforts to defend all current and former directors and officers of Colonial and its subsidiaries (the "Indemnified Parties") against any claims, proceedings or investigations arising before or after the Effective Time as a result of (i) such Indemnified Party's position with Colonial or its subsidiaries or (ii) the Merger and related transactions. Eastern has further agreed after the Effective Time to indemnify each Indemnified Party, to the fullest extent allowed under applicable law and the charter and bylaws of the relevant entity, against any losses, liabilities or expenses (including attorneys' fees for not more than one separate counsel) paid in connection with any such claim, investigation or proceeding. Colonial's obligation to defend the Indemnified Parties continues for six years after the Effective Time. Eastern has also agreed to cause the Surviving Company to (i) honor Colonial's indemnification obligations under Colonial's Restated Articles of Organization and Bylaws as in effect before the Effective Time and (ii) maintain for a period of six years after the Effective Time a directors' and officers' liability insurance policy covering the persons covered by Colonial's current policy and providing comparable coverage to Colonial's current policy.

  NEW EMPLOYMENT AGREEMENTS FOR COLONIAL OFFICERS. It is expected that Messrs. Putnam III, Stavropoulos, Sawyer and Baur will be offered new employment agreements with Eastern or its subsidiaries that will include salaries equal to the salaries they received with Colonial. In addition, for a limited time period, each of these employment agreements will provide the officer with a lump sum severance payment if such officer is terminated without cause or terminates his or her own employment as a result of certain adverse actions by Eastern or its subsidiaries, as more fully set forth in such employment agreements, continuation of certain welfare plan benefits for the officer and his or her dependents, outplacement services (if requested and reasonable), and, in the case of officers age 55 or older on the date of termination, additional pension benefits.

  ELECTION OF COLONIAL REPRESENTATIVE TO THE EASTERN BOARD. The Merger Agreement provides that following the Effective Time, Eastern will elect F.L. Putnam, Jr., or another member of the Colonial Board designated by the Colonial Board and reasonably acceptable to Eastern, to serve on the Eastern Board for a term ending with the Eastern 2002 Annual Meeting.

MANAGEMENT AND OTHER INFORMATION

  After the Merger, Eastern will continue to be managed by the same Board of Trustees and officers of Eastern as before the Merger except that Eastern will elect F.L. Putnam, Jr., or another person designated by the Colonial Board, to serve on the Eastern Board. Certain information relating to the management, executive compensation, voting securities, certain relationships and related transactions and other related matters pertaining to Eastern and Colonial is set forth in or incorporated by reference in their respective Annual Reports on Form 10-K for the year ended December 31, 1997. Such Annual Reports are incorporated by reference into this Joint Proxy Statement/Prospectus. See "Where You Can Find More Information."

                                MERGER AGREEMENT

  The following is a summary of the material terms of the Merger Agreement which is attached as Annex A and incorporated into this Joint Proxy Statement/Prospectus by reference. The following summary is qualified by and made subject to the more complete information set forth in the Merger Agreement.

STRUCTURE OF THE MERGER

  The Merger Agreement provides that following the approval of the Merger Agreement by the stockholders of Colonial and, if required, the shareholders of Eastern, and the satisfaction or waiver of all other conditions to the Merger, including regulatory approvals, Colonial will merge with and into Merger Sub. After the Merger, Merger Sub will continue as the Surviving Company under the name "Colonial Gas Company."

MERGER CONSIDERATION

  As a result of the Merger, each outstanding share of Colonial Common Stock shall be automatically converted into the right to receive one of the following:

 . $37.50 in cash, without interest;

 . a number of shares of Eastern Common Stock determined by dividing (i)
   $37.50 by (ii) an amount equal to the average of the closing prices of Eastern Common Stock on the New York Stock Exchange for the ten trading days ending on the third trading day before the Effective Date of the Merger, provided that if the average per share closing price is less than $37.56, the amount will be fixed at $37.56 and that if the average per share closing price is more than $47.80, the amount will be fixed at $47.80; or

 . a combination of cash and shares of Eastern Common Stock determined as described below.

  Each holder of Colonial Common Stock may elect the number of shares of Colonial Common Stock, if any, that it wishes to exchange for cash, the number it wishes to exchange for Eastern Common Stock, or to indicate no preference, by completing and returning a form to be provided for this purpose closer to the anticipated Effective Date as described below.

  Although the holders of Colonial Common Stock may indicate the preferred form of payment for their shares, this election will be subject to the following limitations. The total amount of consideration payable in cash will be fixed at $150 million and therefore 4,000,000 shares of Colonial Common Stock will be converted into cash consideration in the Merger and the remaining shares of Colonial Common Stock will be converted into Eastern Common Stock. The total amounts of cash and Eastern Common Stock payable in the Merger will, therefore, be fixed at amounts which may differ from the total amounts indicated in the elections. In that case, the amount of cash and Eastern Common Stock payable will be determined as follows:

 . If, based on the elections received, the holders of more than 4,000,000 shares of Colonial Common Stock indicate a preference for cash consideration then:

  C all shares for which elections have been submitted which indicate a preference for Eastern Common Stock will be converted into Eastern Common Stock;

  C all shares for which elections have been submitted which indicate no preference as to the form of consideration, or for which no election has been received, will be converted into Eastern Common Stock; and

  C all shares for which elections have been submitted which indicate a preference for cash consideration will be converted into:

   -- cash based on the proportion that the total amount of cash available
     ($150 million) bears to the total amount of cash consideration requested, and

   -- shares of Eastern Common Stock based on the applicable exchange ratio to the extent that the maximum amount of cash consideration is exceeded.

 . If, based on the elections received, the holders of a number of shares of Colonial Common Stock which is greater than the difference between the number of shares of Colonial Common Stock outstanding at the time of the Merger and 4,000,000 indicate a preference for stock consideration then:

  C all shares for which elections have been submitted which indicate a preference for cash consideration will be converted into cash consideration;

  C all shares for which elections have been submitted which indicate no preference as to the form of consideration, or for which no election has been received, will be converted into cash consideration; and

  C all shares for which elections have been submitted which indicate a preference for Eastern Common Stock will be converted into:

   -- shares of Eastern Common Stock based on the proportion that the maximum number of shares of Colonial Common Stock which may be converted into Eastern Common Stock bears to the total number of shares of Colonial Common Stock for which a preference for Eastern Common Stock is indicated; and

   -- cash equal to $37.50 per share to the extent that the maximum number shares of Colonial Common Stock into which Eastern Common Stock may be converted is exceeded.

 . If, based on the elections received, the holders of Colonial Common Stock do not indicate a preference for consideration in the form of cash or Eastern Common Stock which would exceed the maximum amount of either form of consideration payable in the Merger, then:

  C all shares for which elections have been submitted which indicate a preference for cash consideration will be converted into cash consideration;

  C all shares for which elections have been submitted which indicate a preference for Eastern Common Stock will be converted into Eastern Common Stock; and

  C all shares for which elections have been submitted which indicate no preference, or for which no election has been received, will be converted into cash and Eastern Common Stock proportionately so that a total of 4,000,000 shares of Colonial Common Stock will be converted into cash and the remainder converted into Eastern Common Stock.

  In order to permit the Merger to qualify as a reorganization within the meaning of Section 368 of the Code, the Merger Agreement also provides that, if necessary, the mix of cash and Eastern Common Stock will be adjusted to ensure that at least 45% of the value of the total consideration paid (including all cash paid in exchange for fractional shares and other payments required to be considered for tax purposes) consists of Eastern Common Stock.

  Shares of Colonial Common Stock held by Colonial as treasury stock or by a wholly-owned direct or indirect subsidiary of Colonial will be cancelled and not converted into Merger Consideration.

  No fractional shares of Eastern Common Stock will be issued in the Merger. Instead of fractional shares, holders will receive cash in an amount equal to the value of their fractional shares based on the average closing price of Eastern Common Stock on the New York Stock Exchange for the ten trading days ending on and including the Effective Date. After the Effective Date, the outstanding shares of Colonial Common Stock will not represent any ownership interest in Colonial but will only represent the right to receive a portion of the Merger Consideration.

PROCEDURE FOR FILING ELECTIONS AND CONVERTING COLONIAL COMMON STOCK INTO MERGER CONSIDERATION

  At least thirty days before the anticipated Effective Date of the Merger, a form of election will be mailed to each record holder of Colonial Common Stock as of the date of the Colonial Special Meeting. A form of election will also be mailed to each person who becomes a holder of record of Colonial Common Stock between the record date and the date seven calendar days before the anticipated Effective Date. A form of election will also be made available to all persons who become holders of Colonial Common Stock after that time. To be effective, a form of election must:

 . be properly completed and signed by the holder of record;

 . be accompanied by the certificates for the shares of Colonial Common Stock for which the election is being made (or by an appropriate guaranty of delivery by (i) a member of a registered national securities exchange or the National Association of Securities Dealers or (ii) a bank, trust company or other financial institution that is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guaranty Program or the Stock Exchange Medallion Program); and

 . be delivered to BankBoston, N.A. (the "Exchange Agent") by no later than the close of business on the last business day before the Effective Date.

  If shares of Colonial Common Stock are held on behalf of a holder by a nominee, trustee or representative, such representative may submit an election on the holder's behalf so long as it covers all of the shares held by the representative on such holder's behalf.

  Holders may revoke their elections by filing a written revocation with the Exchange Agent before the deadline for submitting elections.

  If a form of election is not received by the Exchange Agent before the deadline, or if a form of election is determined by the Exchange Agent or Eastern to be not properly made, the holder submitting such form of election will be treated as if they indicated no preference as to the form of consideration to be received.

  Promptly after the Effective Time, the Exchange Agent will mail the following materials to each person who held shares of Colonial Common Stock as of the Effective Time:

 . a letter of transmittal to be used by the holder to surrender his, her or its shares to the Exchange Agent to be exchanged for the Merger Consideration (if the holder has not already done so in connection with submitting a form of election); and

 . instructions explaining what the holder has to do to effect the exchange of shares of Colonial Common Stock for the Merger Consideration.

  If the holder has not already submitted all of his, her or its certificates for shares of Colonial Common Stock to the Exchange Agent in connection with submitting a form of election, such holder should complete and sign the letter of transmittal and return it to the Exchange Agent in accordance with the instructions provided by the Exchange Agent, together with any certificates for Colonial Common Stock held by such holder.

  If certificates for any shares of Colonial Common Stock have been lost, stolen or destroyed, the holder must submit an affidavit to that effect to the Exchange Agent. The Exchange Agent may prescribe the form of affidavit required and may also require the holder to deliver a bond to the Exchange Agent in an amount reasonably required to indemnify the Exchange Agent against claims with respect to the lost certificates.

  If a record holder of Colonial Common Stock at the Effective Time wishes the Merger Consideration to be paid to some other person, then, before the Merger Consideration can be issued to the designated recipient, the Exchange Agent must be provided with the following documentation:

 . a properly endorsed certificate for the shares of Colonial Common Stock being exchanged;

 . properly completed and signed originals of any other documents required by the Exchange Agent to show that the transfer occurred; and

 . evidence that any transfer taxes resulting from the issuance of a certificate(s) for Eastern Common Stock to a person(s) other than the record holder of Colonial Common Stock have been or will be paid.

  To the extent that the Merger Consideration is payable in Eastern Common Stock, holders of Colonial Common Stock exchanged in the Merger will be entitled to receive dividends and other distributions with respect to Eastern Common Stock that they receive in the Merger that are declared or made with a record date after the Effective Time. No such dividends or other distributions will be paid to any former holder of Colonial Common Stock, however, until such holder surrenders his, her or its shares of Colonial Common Stock to the Exchange Agent.

  After six months following the Effective Time, the Exchange Agent will return to Eastern any Merger Consideration which has not been exchanged for Colonial Common Stock. After the return of the Merger Consideration to Eastern, Eastern will act as the Exchange Agent and any former holders of Colonial Common Stock who have not exchanged their shares for Merger Consideration shall surrender their certificates to Eastern. Once Eastern has assumed the role of Exchange Agent, former holders of Colonial Common Stock, to the extent permitted under applicable law, shall look to Eastern as general creditors only for payment of the Merger Consideration.

  HOLDERS OF COLONIAL COMMON STOCK SHOULD NOT SEND IN THEIR STOCK
  CERTIFICATES UNTIL THEY RECEIVE A FORM OF ELECTION OR TRANSMITTAL LETTER.

REPRESENTATIONS AND WARRANTIES

  Colonial and Eastern have each made customary representations and warranties to the other in the Merger Agreement relating to, among other things: (i) their organization, the organization of their subsidiaries and similar corporate matters; (ii) their capital structure; (iii) authorization, execution, delivery and performance of the Merger Agreement and the absence of any conflicts, violations or defaults under their respective organizational documents and other agreements and documents or conflicts with or violations of any laws as a result of executing the Merger Agreement; (iv) governmental consents and filings; (v) reports and financial statements filed with the SEC and the accuracy of the information contained in such reports and financial statements;
(vi) absence of any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such party and its respective subsidiaries taken as a whole (such change, event or effect will be referred to as a "Colonial Material Adverse Event" or "Eastern Material Adverse Event", as appropriate) and certain other events since June 30, 1998; (vii) their regulation as utilities; (viii) compliance with applicable laws and agreements and maintenance of licenses and permits; (ix) absence of certain litigation proceedings; and (x) the information provided for inclusion in the Registration Statement on Form S-4 and Joint Proxy Statement/Prospectus to be filed in connection with the Merger.

  In addition to the representations and warranties described above, Colonial has made representations and warranties to Eastern as to the following matters:
(i) that Colonial has taken all actions so that the restrictions in Chapter 110F of the MGL (which imposes certain restrictions on business combination transactions involving a present or former holder of 5% or more of the voting stock of the target corporation) will not apply to the Merger; (ii) that the Rights Agreement dated as of December 1, 1993 between Colonial and BankBoston, N.A. has been amended so that it will not apply to the Merger; (iii) the filing of tax returns and the payment of taxes; (iv) title to its properties; (v) ownership, use and non-infringement of intellectual property rights; (vi) brokers' and finders' fees incurred in connection with the Merger; (vii) employee benefit plans maintained by Colonial; (viii) compliance with governmental regulations concerning employees and relations with employees;
(ix) compliance with environmental laws and other environmental matters; (x) disclosure of material agreements and commitments; (xi) delivery of a fairness opinion by Salomon Smith Barney; (xii) maintenance of insurance coverage; and
(xiii) the compliance status of the computer systems of Colonial and its third party service providers with respect to the "Year 2000" date recognition problem.

  In addition to the representations and warranties described above, Eastern has represented and warranted to Colonial in the Merger Agreement as to the following matters: (i) it does not beneficially own any shares of Colonial Common Stock; (ii) the capitalization of Merger Sub; and (iii) the business activities of Merger Sub.

CERTAIN COVENANTS

  INTERIM OPERATIONS OF COLONIAL. From the date of the execution of the Merger Agreement until the Effective Time, Colonial has agreed to carry on its business and the businesses of its subsidiaries diligently in the ordinary course consistent with good commercial practice. Colonial has also agreed to use commercially reasonable efforts consistent with past practice to preserve intact the business organization of Colonial and its subsidiaries, keep available the services of their officers and employees, maintain their properties and assets in good condition and to preserve their relationships with third parties. These obligations are subject to certain exceptions provided in the Merger Agreement and any other exceptions that are agreed to in writing by Eastern. In particular, during the period before the Effective Time, Colonial will not do or permit its subsidiaries to do or agree to do any of the following:

 . Make any filings with governmental authorities regarding rates, charges, standards of service, accounting matters or services except in the ordinary course of business or as required by law, or become or establish a "holding company" within the meaning of the Public Utility Holding Company Act of 1935.

 . Declare or pay any dividends or make any distribution with respect to its capital stock (except for regular quarterly cash dividends on Colonial Common Stock in a manner and amount consistent with past practice and dividends payable by subsidiaries to Colonial) or split, combine or reclassify, repurchase or acquire any shares of its capital stock.

 . Issue, deliver, sell, authorize or propose the issuance, delivery or sale of any capital stock or securities convertible into capital stock or any rights to acquire any such securities, or authorize the issuance of any other securities in lieu of such securities, except for issuances in the normal course consistent with past practices under the Colonial Dividend Reinvestment Plan and Employee Savings Plan.

 . Make, permit or propose any amendments to its Restated Articles of Organization or By laws.

 . Acquire or agree to acquire (by business combination with or a purchase of any equity interest in or a material portion of the assets of or by any other manner) any business organization or acquire any material amount of operating assets, or enter into any partnership or joint development agreements or strategic alliances, or sell, lease, encumber or otherwise dispose of any properties or assets of Colonial which alone or taken together are material to its business.

 . Incur or guaranty any indebtedness for borrowing money (except in the ordinary course under certain existing arrangements described in the Merger Agreement), issue or sell any debt securities or any rights to acquire debt securities or guarantee the indebtedness of others.

 . Adopt or amend any employee benefit, stock purchase or option plan, enter into any amendment contract with or pay any special bonus, remuneration, or grant any severance or termination pay to any director, officer or employee (except under previously disclosed arrangements or agreements), adopt any new severance plan, or, except in accordance with past practices as required by law, increase the salaries or wage rates of its officers or employees.

 . Pay, discharge or satisfy any claim, liability or obligation in amounts greater than $250,000 or make any individual or series of related capital expenditures or commitments exceeding $250,000 except in the ordinary course of business.

  INTERIM OPERATIONS OF EASTERN. From the date of the execution of the Merger Agreement until the Effective Time, Eastern has agreed to carry on its business and the business of its material subsidiaries diligently in the ordinary course and consistent with good commercial practice. Eastern has also agreed to use commercially reasonable efforts consistent with past practices to preserve intact the business organization of Eastern and its material subsidiaries, keep available the services of their officers and employees, maintain their properties and assets in good condition and to preserve their relationships with third parties. These obligations are subject to certain exceptions provided in the Merger Agreement and any other exceptions that are agreed to in writing by Colonial.

  COLONIAL SPECIAL MEETING AND EASTERN SPECIAL MEETING; RECOMMENDATIONS OF THE COLONIAL BOARD AND EASTERN BOARD. Colonial has agreed in accordance with the Massachusetts Business Corporation Law, Chapter 164 of the MGL and its Restated Articles of Organization and By laws, to cause the Colonial Special Meeting to be held as promptly as practicable after the signing of the Merger Agreement, but not later than sixty days after the declaration of the effectiveness of the Registration Statement in which this Joint Proxy Statement/Prospectus is included, for the purpose of considering the approval of the Merger Agreement. Eastern has agreed, in accordance with its listing agreement with and the rules of the New York Stock Exchange, to cause the Eastern Special Meeting to be held as promptly as possible following the signing of the Merger Agreement, but not later than sixty days after the declaration of the effectiveness of the Registration Statement in which this Joint Proxy Statement/Prospectus is included, for the purpose of considering the approval of the Stock Issuance. The Colonial Board and the Eastern Board have each agreed, subject to their respective fiduciary duties, to use their best efforts to solicit from their stockholders proxies in favor of the approval of the Merger Agreement and the Stock Issuance, respectively, and to take all other actions necessary or advisable to secure the vote or consent of their stockholders required to obtain such approval.

  DEFENSE, INDEMNIFICATION AND INSURANCE FOR COLONIAL OFFICERS AND
DIRECTORS. Eastern and Colonial have agreed to use their best efforts to defend the Indemnified Parties against any claims, proceedings or investigations arising before or after the Effective Time as a result of (i) such Indemnified Party's position with Colonial or its subsidiaries or (ii) the Merger and related transactions. Eastern has further agreed after the Effective Time to indemnify each Indemnified Party, to the fullest extent allowed under applicable law and the charter and by-laws of the relevant entity, against any losses, liabilities or expenses (including attorneys' fees for not more than one separate counsel) paid in connection with any such claim, investigation or proceeding. Colonial's obligation to defend the Indemnified Parties continues for six years after the Effective Time. Eastern has also agreed to cause the Surviving Company to (i) honor Colonial's indemnification obligations under Colonial's Restated Articles of Organization and By laws as in effect before the Effective Time and (ii) maintain for a period of six years after the Effective Time a directors' and officers' liability insurance policy covering the persons covered by Colonial's current policy and providing comparable coverage to Colonial's current policy. See "The Merger--Potential Conflicts and Interests of Certain Persons in the Merger" on page 53.

  CERTAIN OTHER COVENANTS. The Merger Agreement contains certain mutual covenants of the parties, including covenants relating to: public announcements; notifications of certain matters; access to information; qualification of the Merger as a reorganization within the meaning of Section 368 of the Internal Revenue Code; best efforts and further assurances; compliance with legal requirements and cooperation in connection with certain governmental and regulatory filings and in obtaining consents and approvals, including antitrust matters; and confidential treatment of non-public information.

  The Merger Agreement also contains covenants by Colonial to (i) provide Eastern with a list of individuals and entities which may be affiliates of Colonial within the meaning of Rule 145 under the Securities Act, and to use reasonable commercial efforts to cause such individuals and entities to sign and deliver to Eastern an agreement in a form to be provided by Eastern and
(ii) coordinate with Eastern regarding the payment of dividends on the Colonial Common Stock and Eastern Common Stock.

  The Merger Agreement also contains certain covenants of Eastern including covenants requiring Eastern to: use its best efforts to list the Eastern Common Stock to be issued in connection with the Merger on the New York Stock Exchange, the Pacific Exchange and the Boston Stock Exchange before the Effective Time; and, as of the Effective Time, to cause F.L. Putnam, Jr. or another candidate recommended by the Colonial Board to be elected as a member of the Eastern Board until the 2002 Annual Meeting of Eastern. See "The Merger--Potential Conflicts and Interests of Certain Persons in the Merger" on page 53.

CERTAIN EMPLOYEE BENEFITS MATTERS

  For all employees of Colonial who continue as employees of Eastern after the Merger and whose employment is not governed by a collective bargaining agreement, Eastern has agreed as follows:

 . To provide such employees in the aggregate with benefits no less favorable in the aggregate than the benefits provided under Colonial's benefit plans for a period of one year after the Effective Time.

 . To provide such employees at all times with benefits no less favorable than those provided to other employees of Eastern similarly situated.

 . Not to impose any pre-existing condition limitation on such employees' participation in Eastern's benefit plans other than to the extent such limitation is applied under the comparable Colonial plan.

 . To recognize such employees' service at Colonial for purposes of meeting eligibility and vesting requirements under Eastern's benefit plans.

 . To coordinate incentive plans of Colonial and Eastern and to work with Colonial management to ensure that officers and employees who were eligible to participate in Colonial's Executive Performance and Equity Incentive Plan receive benefits equivalent to the benefits provided under such plan for the portion of the year before the Effective Time.

  Eastern has also agreed to honor all Colonial benefit plans, collective bargaining agreements, employment contracts and arrangements and all vested benefits under any plans or agreements which have been disclosed to Eastern. Eastern may, however, modify or terminate any Colonial employee benefit plan or agreement in accordance with its terms.

  Eastern has also agreed to offer employment arrangements to certain officers of Colonial, which arrangements are described in more detail in "The Merger-- Potential Conflicts and Interests of Certain Persons in the Merger" on page 53.

CONDITIONS TO THE MERGER

  CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The obligation of Eastern, Colonial and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

 . The approval of the Merger Agreement by the holders of Colonial Common
   Stock, by the Merger Sub and, to the extent required, approval of the Stock Issuance by the holders of Eastern Common Stock.

 . The Merger and related transactions and rate plan having been finally approved by the DTE on terms not inconsistent with the DTE's approval of the merger plan and related rate plan for Eastern's acquisition of Essex Gas and without terms and conditions that would otherwise have a material adverse effect on the Surviving Company or on Eastern's other gas distribution subsidiaries taken as a whole.

 . The Merger having been approved by the SEC under the Public Utility Holding
   Company Act of 1935 on terms not materially burdensome to Eastern.

 . The Registration Statement of which this Joint Proxy Statement/Prospectus is a part having become effective under the Securities Act and not being subject to any stop order or related proceedings by the SEC.

 . No applicable law or regulation, judgment, injunction, order or decree of a court of competent jurisdiction prohibiting or enjoining the consummation of, or having a material adverse affect on, the Merger.

 . Colonial and Eastern having each received substantially identical opinions from their legal counsel that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

 . The applicable waiting periods under the Hart-Scott-Rodino Antitrust
   Improvements Act of 1976 relating to the Merger having expired or been terminated.

 . All other third party consents and approvals required to be obtained by either Colonial or Eastern having been obtained.

 . The Surviving Company having executed such documentation necessary to become the successor under Colonial's Second Amended and Restated First Mortgage Indenture.

  CONDITIONS TO THE OBLIGATIONS OF EASTERN AND MERGER SUB. The obligations of Eastern and Merger Sub to effect the Merger are further subject to the satisfaction of the following conditions:

 . The representations and warranties of Colonial contained in the Merger
   Agreement being true in all material respects at and as of the Effective Time as if made at and as of such time.

 . The performance in all material respects by Colonial of its obligations under the Merger Agreement at or prior to the Effective Time.

 . Each of the individuals and entities who are "affiliates" of Colonial within the meaning of Rule 145 under the Securities Act having delivered to Eastern an agreement in a form prescribed by Eastern.

  CONDITIONS TO THE OBLIGATIONS OF COLONIAL. The obligation of Colonial to effect the Merger is further subject to the satisfaction of the following conditions:

 . The representations and warranties of Eastern contained in the Merger
   Agreement being true in all material respects at and as of the Effective Time as if made at and as of such time.

 . The performance in all material respects by Eastern of its obligations under the Merger Agreement at or prior to the Effective Time.

 . The shares of Eastern Common Stock to be issued in the Stock Issuance having been authorized for listing on the New York Stock Exchange, the Pacific Exchange and the Boston Stock Exchange.

AMENDMENTS; WAIVERS

  Any provisions of the Merger Agreement may be amended or waived before the Effective Time only if the amendment or waiver is in writing and signed, in the case of an amendment, by Eastern and Colonial and, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the approval of the Stock Issuance by holders of Eastern Common Stock or the approval of the Merger Agreement by the holders of Colonial Common Stock, no amendment or waiver which would materially and adversely affect the rights of such stockholders may be made without the further approval of such stockholders.

NO SOLICITATION BY COLONIAL

  Colonial has agreed in the Merger Agreement that, from the date of execution of the Merger Agreement until the termination thereof, Colonial and its subsidiaries will not, and Colonial and its subsidiaries will instruct their respective officers, directors, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly: (i) solicit or knowingly encourage any Acquisition Proposal from or (ii) participate in negotiations or discussions with, or (iii) disclose any nonpublic information relating to Colonial or any subsidiary of Colonial to, or (iv) afford access to the properties, books or records of Colonial or any subsidiary of Colonial to, or
(v) otherwise assist or facilitate or enter into an agreement or understanding with, any person, entity or group in connection with an Acquisition Proposal. "Acquisition Proposal" means any offer or proposal for (i) a merger, consolidation or other business combination involving Colonial or any subsidiary of Colonial or a substantial portion of the assets of Colonial or any subsidiary of Colonial, other than the transactions contemplated by the Merger Agreement; (ii) a sale of 20% or more of the outstanding capital stock of Colonial; (iii) the acquisition by any person of beneficial ownership of or the right to beneficially own or the formation of a group that beneficially owns or has the right to acquire 20% or more of the outstanding capital stock of Colonial; or (iv) the public announcement of any proposal, plan or intention to do any transaction described in clauses (i), (ii) and (iii) above. Colonial also agreed to immediately cease all negotiations or discussions with any parties conducted prior to the date of the Merger Agreement with respect to the above and to use reasonable efforts to obtain the return of any confidential information. Colonial has agreed to notify Eastern promptly of (i) any inquiry or proposal is made or any request for access or information relating to any Acquisition Proposal or potential Acquisition Proposal and (ii) the terms of any Acquisition Proposal or any modification to such terms or any proposed agreement relating to an Acquisition Proposal and not to make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any party other than Eastern.

  Notwithstanding the foregoing, Colonial may, to the extent that the Colonial Board determines in good faith based on the advice of outside legal counsel, that its fiduciary duties under applicable law require it to do so: (i) participate in negotiations with or (ii) disclose information relating to Colonial and any of its subsidiaries to, any person who has made an Acquisition Proposal to Colonial which the Colonial Board has determined would result in a transaction more favorable to the stockholders of Colonial than the Merger. If Colonial receives an Acquisition Proposal and the Colonial Board determines in good faith based on the advice of outside legal counsel that its fiduciary duties under applicable law require it to do so, Colonial may, subject to the terms of the Merger Agreement: (i) approve such Acquisition Proposal; (ii) recommend approval of such Acquisition Proposal to Colonial's stockholders; or
(iii) withdraw, modify or refrain from recommending approval of the Merger Agreement. Before withdrawing, modifying or refraining from recommending the Merger Agreement, the Colonial Board has agreed to give Eastern at least two days' prior notice to allow Eastern to make a counterproposal and has agreed to consider in good faith any counterproposal made by Eastern. Colonial may not provide any non-public information to a third party unless (i) such information is provided subject to a non-disclosure agreement with terms comparable to the non-disclosure agreement with Eastern and (ii) such information has previously been provided to Eastern.

TERMINATION OF THE MERGER AGREEMENT

  The Merger Agreement may be terminated at any time before the Effective Time, whether before or after approval of the Merger by Colonial's stockholders or the DTE:

 . By mutual written consent of Eastern and Colonial.

 . By either Colonial or Eastern:

  C if the Merger has not been consummated by December 31, 1999 (which date may be extended by either Colonial or Eastern to June 30, 2000 if certain regulatory conditions have not been satisfied); provided, however, that neither Eastern nor Colonial may terminate if its breach is the reason that the Merger has not been consummated;

  C if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission has issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

  C if the Colonial stockholders do not approve the Merger Agreement by June
    30, 1999 or at the Colonial Special Meeting or any adjournment thereof; provided, however, that Colonial will not have the right to terminate the Merger Agreement for this reason if the failure to obtain the approval of Colonial's stockholders was caused by Colonial's breach of the Merger Agreement;

  C if Colonial has accepted or approved an Acquisition Proposal (as defined above under "No Solicitation by Colonial") or if the Colonial Board recommends an Acquisition Proposal to Colonial's stockholders; or

  C if the shareholders of Eastern do not approve the issuance of Eastern
    Common Stock in the Merger (to the extent required) before June 30, 1999 or at the Eastern Special Meeting or any adjournment thereof; provided, however, that Eastern will not have the right to terminate this Merger Agreement for this reason if the failure to obtain the approval of Eastern's shareholders was caused by Eastern's breach of the Merger Agreement.

 . By Eastern:

  C if the Colonial Board has:

   -- failed to convene the Colonial Special Meeting;

   -- failed to recommend any required approval of the Merger Agreement and the Merger in this Joint Proxy Statement/Prospectus or withheld, withdrawn or modified in a manner adverse to Eastern its recommendation in favor of any required approval of the Merger (or resolved to do so); or

   -- approved or recommended an Acquisition Proposal;

  C upon a breach of any representation, warranty, covenant or agreement on the part of Colonial set forth in the Merger Agreement, if

   -- as a result of such breach the conditions set forth in the representations and warranties or the agreements and covenants would not be satisfied as of the time of such breach; and

   -- such breach has not been cured by Colonial within ten business days following receipt by Colonial of written notice of such breach from Eastern; or

  C if any event or condition that constitutes, or is reasonably likely to constitute, a Colonial Material Adverse Effect has occurred since the date of the Merger Agreement, which condition or event shall not have been ameliorated such that it is no longer a Colonial Material Adverse Effect within ten business days following receipt by Colonial of notice from Eastern.

 . By Colonial:

  C if the Eastern Board has:

   -- failed to convene the Eastern Special Meeting; or

   -- failed to recommend approval of the Stock Issuance in the Joint Proxy
     Statement/Prospectus or withheld, withdrawn or modified in a manner adverse to Colonial its recommendation in favor of the Stock Issuance (or resolved to do so);

  C upon a breach of any representation, warranty, covenant or agreement on the part of Eastern set forth in the Merger Agreement, if

   -- as a result of such breach, the representations and warranties or covenants and agreements would not be satisfied as of the time of such breach; and

   -- such breach shall not have been cured by Eastern within ten business days following receipt by Eastern of written notice of such breach from Colonial; or

  C if any event or condition that constitutes, or is reasonably likely to constitute, an Eastern Material Adverse Effect has occurred since the date of the Merger Agreement, which condition or event shall not have been ameliorated such that it is no longer an Eastern

     Material Adverse Effect within ten business days following receipt by Eastern of notice from Colonial.

  If the Merger Agreement is validly terminated, no provision of the Merger Agreement shall survive (except for the provisions relating to expenses, termination fees and miscellaneous provisions of general application) and such termination shall be without any liability on the part of any party, unless such party is in willful breach of any provision of the Merger Agreement. The confidentiality agreement entered into between Eastern and Colonial as of June 15, 1998 will continue in effect notwithstanding termination of the Merger Agreement.

TERMINATION FEES AND EXPENSES

  PAYMENT OF EXPENSES OF THE MERGER GENERALLY. Except as described below and for fees and expenses (other than attorneys' and accountants' fees and expenses) incurred in connection with the printing and filing of this Joint Proxy Statement/Prospectus and the Registration Statement (which will be shared equally by Colonial and Eastern), all fees and expenses incurred in connection with the Merger will be paid by the party incurring such expenses.

  PAYMENT OF EASTERN EXPENSES BY COLONIAL. Colonial has agreed to pay up to $2 million of Eastern's out-of-pocket expenses and fees incurred in connection with the Merger or the transactions contemplated by the Merger Agreement if:

 . Colonial has committed a breach of a representation, warranty, covenant or agreement under the Merger Agreement and as a result the Merger Agreement is terminated by Eastern under the circumstances described in "--Termination of the Merger Agreement."

 . An event or condition has occurred which constitutes a Colonial Material
   Adverse Effect and as a result the Merger Agreement is terminated by Eastern under the circumstances described in "--Termination of the Merger Agreement."

 . The Merger Agreement has not been approved by the Colonial stockholders and as a result the Merger Agreement is terminated under the circumstances described in "--Termination of the Merger Agreement."

  PAYMENT OF COLONIAL EXPENSES BY EASTERN. Eastern has agreed to pay up to $2 million of Colonial's out-of-pocket expenses and fees incurred in connection with the Merger or the transactions contemplated by the Merger Agreement if:

 . Eastern has committed a breach of a representation, warranty, covenant or agreement under the Merger Agreement and as a result the Merger Agreement is terminated by Colonial under the circumstances described in "--Termination of the Merger Agreement."

 . An event or condition has occurred which constitutes an Eastern Material
   Adverse Effect and as a result the Merger Agreement is terminated by Colonial under the circumstances described in "--Termination of the Merger Agreement."

 . The Stock Issuance has not been approved by the Eastern shareholders and as a result the Merger Agreement is terminated under the circumstances described in "--Termination of the Merger Agreement."

  COLONIAL TERMINATION FEE. Colonial has agreed to pay Eastern an amount equal to $15 million (less the amount of any out-of-pocket expenses of Eastern required to be paid by Colonial) if:

 . Colonial accepts or approves an Acquisition Proposal or the Colonial Board recommends approval of an Acquisition Proposal to the Colonial stockholders and as a result the Merger Agreement is terminated under the circumstances described in "--Termination of the Merger Agreement."

 . The Colonial Board has failed to convene the Colonial Special Meeting or recommend approval of the Merger Agreement or recommends approval of an Acquisition Proposal and as a result the Merger Agreement is terminated by Eastern under the circumstances described in "--Termination of the Merger Agreement."

 . The stockholders of Colonial fail to approve the Merger Agreement and as a result the Merger Agreement is terminated under the circumstances described in "--Termination of the Merger Agreement" and, at the time of such failure to approve the Merger Agreement, an Alternative Transaction (as defined below) has been announced, commenced or occurred and:

  C Colonial has either (i) executed an agreement to engage in the same or
    (ii) the Colonial Board has not recommended against such Alternative Transaction affirmatively, or has made and withdrawn such a recommendation against the Alternative Transaction, or has modified such negative recommendation in a manner adverse to Eastern; or

  C within twelve months of the failure of the Colonial stockholders to approve the Merger Agreement, Colonial has either (i) engaged in, or entered into an agreement to engage in, an Alternative Transaction with the third party initially involved at the time of the announcement or commencement, or an affiliate of such third party, or with another third party who announces or commences an Alternative Transaction while another Alternative Transaction is pending (a "competing party") or (ii) the Colonial Board has recommended an Alternative Transaction with the third party initially involved in such Alternative Transaction, or an affiliate of such party, or with a competing party.

 . Colonial has committed a willful breach of the Merger Agreement and as a result the Merger Agreement is terminated by Eastern under the circumstances described in "--Termination of the Merger Agreement" and, either before such termination or within twelve months thereafter, Colonial has entered into an agreement to engage in or has engaged in an Alternative Transaction.

  EASTERN TERMINATION FEE. Eastern has agreed to pay Colonial an amount equal to $15 million (less the amount of any out-of-pocket expenses of Colonial paid by Eastern) if:

 . The Eastern Board fails to convene the Eastern Special Meeting or recommend any required approval of the merger proposal and as a result, the Merger Agreement is terminated by Colonial under the circumstances described in "-- Termination of the Merger Agreement."

 . The shareholders of Eastern fail to approve the Stock Issuance and as a result the Merger Agreement is terminated under the circumstances described in "--Termination of the Merger Agreement" and at the time of such failure to approve the Stock Issuance, an Alternative Transaction (as defined below) has:

  C been announced or commenced and Eastern has executed or consummated an agreement to engage in such Alternative Transaction; or

  C been announced and within twelve months of the failure of the Eastern shareholders to approve the Stock Issuance, Eastern has either (i) engaged in, or entered into an agreement to engage in, an Alternative Transaction with the third party initially involved at the time of the announcement or commencement, or an affiliate of such third party, or with a competing party or (ii) the Eastern Board has recommended an Alternative Transaction with the third party initially involved in such Alternative Transaction, or an affiliate of such party, or with a competing party.

 . Eastern has committed a willful breach of the Merger Agreement and as a result the Merger Agreement is terminated under the circumstances described in "--Termination of the Merger Agreement" and, either before such termination or within twelve months thereafter Eastern has entered into an agreement to engage in or has engaged in an Alternative Transaction.

  "Alternative Transaction", when used to describe a transaction involving Colonial or Eastern, means either (i) a transaction pursuant to which any person (or group of persons) other than Eastern or its affiliates, acquires 20% or more of the outstanding shares of Colonial Common Stock or Eastern Common Stock, as applicable, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation or combination involving Colonial or Eastern, in which the holders of Colonial Common Stock or Eastern Common Stock, do not own at least a majority of the equity of the surviving entity, (iii) any other transaction pursuant to which any third party other than Eastern or its affiliates acquires control of assets of Colonial or Eastern, having a fair market value (as determined in good faith by the Board of Directors or the Board of Trustees, as applicable, of the company whose assets are being acquired) equal to more than 20% of the fair market value of all the assets of the company whose assets are being acquired, immediately prior to such transaction, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

  PAYMENT OF TERMINATION FEES AND EXPENSES OF THE OTHER PARTY; NO LIMITATION ON RECOVERING FOR WILLFUL BREACH. Amounts payable by Colonial or Eastern to the other party as a termination fee or for out-of-pocket expenses of the other party will be paid by wire transfer within one business day after the event giving rise to such payment. Colonial and Eastern, however, will not be required to pay any expenses or termination fees to the other party if, immediately prior to the termination of the Merger Agreement, the other party was in material breach of any of its material obligations under the Merger Agreement. If a party does not promptly pay any fee due under the Merger Agreement, that party will also be liable for the costs and expenses of the other party incurred in recovering such fee, as well as interest on any late payment amount. In addition, if the Merger Agreement is terminated by a party as a result of a willful breach by the other party, the terminating party may pursue any remedies available to it at law or in equity and shall, in addition to its out-of-pocket expenses (which shall be paid as specified above and shall not be limited to $2,000,000), be entitled to retain such additional amounts as the terminating party may be entitled to receive at law or in equity.

                          UNAUDITED PRO FORMA COMBINED
                             FINANCIAL INFORMATION

  The following pro forma financial information should be read in conjunction with the consolidated financial statements including the notes thereto of Eastern and Colonial which are incorporated by reference in this Joint Proxy Statement/Prospectus. The unaudited pro forma information is presented for illustration purposes only in accordance with the assumptions set forth below, is not necessarily indicative of the operating results or financial position that would have occurred had the Merger been effective for the periods presented nor is it necessarily indicative of future operating results or financial position of the combined enterprise. The unaudited pro forma combined financial information does not contain any adjustments to reflect any cost savings or other benefits anticipated as a result of the Merger.

  The following unaudited pro forma combined balance sheet presents, under the purchase method of accounting for business combinations, the combined consolidated balance sheets of Eastern and Colonial as of September 30, 1998 giving effect to the Merger as if it had been effective as of September 30, 1998. If and when the Merger is consummated, it is possible that other changes may be required to the combined financial statements to implement the purchase method of accounting for this combination.

  The following unaudited pro forma combined statements of operations present, under the purchase method of accounting for business combinations, the combined consolidated statements of operations of Eastern and Colonial for the nine months ended September 30, 1998 and the twelve months ended December 31, 1997 giving effect to the Merger as if it had been consummated on January 1, 1997.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                        EASTERN            COLONIAL
                                                      ENTERPRISES        GAS COMPANY       PRO FORMA       PRO FORMA
                                                    (AS REPORTED)(2) (AS RECLASSIFIED)(2) ADJUSTMENTS     BALANCES(1)
                                                    ---------------- -------------------- -----------     -----------
ASSETS
CURRENT ASSETS
 Cash and short-term investments..................     $  167,501          $  1,139        $(157,500)(5a) $   11,140
 Receivables, less reserves of $20,355............         63,675             5,438              --           69,113
 Inventories......................................         56,176            15,990              --           72,166
 Deferred gas costs...............................         48,853            14,582              --           63,435
 Other current assets.............................          9,247            12,214              --           21,461
                                                       ----------          --------        ---------      ----------
   Total current assets...........................        345,452            49,363         (157,500)        237,315

PROPERTY AND EQUIPMENT, AT COST...................      1,699,539           402,611              --        2,102,150
 Less--accumulated depreciation...................        735,068           104,131              --          839,199
                                                       ----------          --------        ---------      ----------
 Net property and equipment.......................        964,471           298,480              --        1,262,951

OTHER ASSETS
 Deferred post-retirement health care costs.......         82,965               432              --           83,397
 Investments......................................         13,894               --               --           13,894
 Deferred charges and other costs, net............         69,205            35,211          216,817 (3)     321,233
                                                       ----------          --------        ---------      ----------
   Total other assets.............................        166,064            35,643          216,817         418,524
                                                       ----------          --------        ---------      ----------
      TOTAL ASSETS................................     $1,475,987          $383,486        $  59,317      $1,918,790
                                                       ==========          ========        =========      ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
 Current debt.....................................     $   18,488          $ 52,083        $     --       $   70,571
 Accounts payable.................................         47,490             8,528              --           56,018
 Accrued expenses.................................         44,156             2,055              --           46,211
 Other current liabilities........................         40,739             9,232              --           49,971
                                                       ----------          --------        ---------      ----------
   Total current liabilities......................        150,873            71,898              --          222,771

GAS INVENTORY FINANCING...........................         43,249            11,860              --           55,109

LONG-TERM DEBT....................................        387,311           111,041              --          498,352

RESERVES AND OTHER LIABILITIES
 Deferred income taxes............................        135,899            55,909              --          191,808
 Post-retirement health care......................         96,710               --               --           96,710
 Preferred stock of subsidiary....................         29,351               --               --           29,351
 Other reserves...................................         91,671             7,983              --           99,654
                                                       ----------          --------        ---------      ----------
   Total reserves and other liabilities...........        353,631            63,892              --          417,523
                                                       ----------          --------        ---------      ----------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
 Common stock, authorized:
   Eastern--50 million
   Colonial--15 million
 Issued and outstanding:
   Eastern--
    22.5 million; 26.9 million, pro forma.........         22,508               --             4,430 (4b)     26,938
   Colonial--8.8 million; none, pro forma.........            --             29,455          (29,455)(4b)        --
 Capital in excess of par.........................         52,666            61,162          118,520 (4b)    232,348
 Retained earnings................................        467,795            34,178          (34,178)(4b)    467,795
 Accumulated other comprehensive earnings (loss)..         (1,687)              --               --           (1,687)
 Treasury stock...................................           (359)              --               --             (359)
                                                       ----------          --------        ---------      ----------
   Total shareholders' equity.....................        540,923           124,795           59,317         725,035
                                                       ----------          --------        ---------      ----------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..     $1,475,987          $383,486        $  59,317      $1,918,790
                                                       ==========          ========        =========      ==========

 See accompanying notes to Unaudited Pro Forma Combined Financial Information.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                              EASTERN            COLONIAL
                            ENTERPRISES        GAS COMPANY       PRO FORMA      PRO FORMA
                          (AS REPORTED)(2) (AS RECLASSIFIED)(2) ADJUSTMENTS     RESULTS(1)
                          ---------------- -------------------- -----------     ----------
Revenues................      $707,980           $122,471        $    --         $830,451
Operating costs and
 expenses:
  Operating costs.......       485,009             74,093             --          559,102
  Selling, general and
   administrative
   expenses.............        92,194             20,226             --          112,420
  Depreciation and
   amortization.........        56,794             10,884           4,065 (3c)     71,743
                              --------           --------        --------        --------
Operating earnings......        73,983             17,268          (4,065)         87,186
Other income (expense):
  Interest income.......         5,548              1,702          (6,497)(5b)        753
  Interest expense......       (24,495)            (8,065)            --          (32,560)
  Other, net............      $  5,384                555             --            5,939
                              --------           --------        --------        --------
Earnings before
 extraordinary items and
 income taxes...........        60,420             11,460         (10,562)         61,318
Provision (benefit) for
 income taxes...........      $ 22,491              4,234          (2,274)(7)      24,451
                              --------           --------        --------        --------
Net earnings before
 extraordinary items....      $ 37,929           $  7,226        $ (8,288)       $ 36,867
                              ========           ========        ========        ========
Earnings per common
 share before
 extraordinary
 items(4a)(6):
  Basic.................      $   1.69           $   0.83                        $   1.37
  Diluted...............      $   1.67           $   0.83                        $   1.36
Weighted average number
 of common shares
 outstanding:
  Basic.................        22,461              8,750                          26,891
  Diluted...............        22,692              8,750                          27,122


 See accompanying notes to Unaudited Pro Forma Combined Financial Information.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FISCAL YEAR ENDED DECEMBER 31, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                             EASTERN            COLONIAL
                           ENTERPRISES        GAS COMPANY       PRO FORMA      PRO FORMA
                         (AS REPORTED)(2) (AS RECLASSIFIED)(2) ADJUSTMENTS     RESULTS(1)
                         ---------------- -------------------- -----------     ----------
Revenues................    $1,023,740          $200,213        $    --        $1,223,953
Operating costs and
 expenses:
  Operating costs.......       715,066           123,196             --           838,262
  Selling, general and
   administrative
   expenses.............       122,035            29,930             --           151,965
  Depreciation and
   amortization.........        71,322            13,293           5,420 (3c)      90,035
                            ----------          --------        --------       ----------
Operating earnings......       115,317            33,794          (5,420)         143,691
Other income (expense):
  Interest income.......         8,997             2,581          (8,663)(5b)       2,915
  Interest expense......       (37,411)          (10,373)            --           (47,784)
  Other, net............        (4,033)              462             --            (3,571)
                            ----------          --------        --------       ----------
Earnings before income
 taxes..................        82,870            26,464         (14,083)          95,251
Provision (benefit) for
 income taxes...........        26,954            10,424          (3,032)(7)       34,346
                            ----------          --------        --------       ----------
Net earnings............    $   55,916          $ 16,040        $(11,051)      $   60,905
                            ==========          ========        ========       ==========
Earnings per common
 share(4a)(6):
  Basic.................    $     2.50          $   1.87                       $     2.28
  Diluted...............          2.49          $   1.87                       $     2.26
Weighted average number
 of common shares
 outstanding:
  Basic.................        22,329             8,598                           26,759
  Diluted...............        22,498             8,598                           26,928


 See accompanying notes to Unaudited Pro Forma Combined Financial Information.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                             FINANCIAL INFORMATION

(1)THE MERGER

  The Merger will be accounted for under the purchase method of accounting for business combinations. The unaudited pro forma combined financial data do not give effect to any restructuring costs, nor any potential cost savings or other benefits that could result from the Merger. Eastern is in the process of developing its plan to integrate the operations of Colonial. There were no intercompany transactions between Eastern and Colonial during the periods presented that require elimination.

  On September 30, 1998, Eastern completed a merger with Essex Gas which was accounted for as a pooling of interests. Accordingly, the accompanying unaudited pro forma combined financial data include in Eastern the accounts of Essex Gas for all periods presented.

(2)RECLASSIFICATIONS

  These columns represent historical results of operations and financial position of the respective companies. Certain reclassifications have been made to Colonial's historical results to conform with Eastern's historical presentation.

(3)PURCHASE PRICE ALLOCATION

  The fair value of the consideration exchanged to acquire Colonial Common Stock will be determined at the closing date and will be allocated to the assets and liabilities of Colonial based on their estimated fair value. A preliminary allocation of the purchase price has been presented in the unaudited pro forma combined financial information in which the fair value of the identifiable net tangible assets of Colonial is assumed to equal the net book value of such assets. The excess of consideration over the fair value of the identifiable net tangible assets has been preliminarily allocated to goodwill as follows (in thousands, except price per share):

   Shares of Colonial Common Stock outstanding
   on December 22, 1998...............................................    8,910
   Consideration per Colonial share(a)................................ $  37.50
                                                                       --------
   Consideration exchanged for Colonial Common Stock.................. $334,112
   Plus: Estimated transaction costs(b)...............................    7,500
                                                                       --------
   Total estimated purchase price.....................................  341,612
   Less: Estimated fair value of Colonial's identifiable
   net assets (net book value) on September 30, 1998..................  124,795
                                                                       --------
   Total estimated goodwill due to merger............................. $216,817
                                                                       ========

--------
  (a) The estimated consideration and purchase price allocation used for pro forma purposes are based on a value of $37.50 per share of Colonial Common Stock.

  (b) Transaction costs primarily include investment banking fees and other professional fees.

  (c) A pro forma adjustment has been made for the nine months ended September 30, 1998 and the twelve months ended December 31, 1997 to reflect incremental amortization expense on the goodwill created by the Merger. Goodwill is amortized over a 40-year life.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                       FINANCIAL INFORMATION--(CONTINUED)


(4)STOCK CONSIDERATION

  (a) The Merger consideration consists of $150 million in cash and the balance in Eastern Common Stock. 4,000,000 shares of Colonial Common Stock will be exchanged for cash consideration in an amount equal to $37.50 per share. Shares of Colonial Common Stock which are not exchanged for cash consideration will be converted into a number of shares of Eastern Common Stock based on the exchange ratio to be determined in the manner described in Note 6 below. Based on the average closing price of Eastern Common Stock on the New York Stock Exchange for the ten trading day period (which is the period used to calculate the exchange ratio under the Merger Agreement--as discussed in Note 6 below) ended on December 17, 1998 which was $41.56, Eastern would issue approximately 4.430 million shares in the transaction (based on the number of shares of Colonial Common Stock outstanding on December 22, 1998). The unaudited pro forma net earnings per share reflect the weighted average number of Eastern common shares that would have been outstanding if the Merger had been effective as of the beginning of the periods presented upon the conversion of each outstanding share of Colonial Common Stock not exchanged for cash into
      0.902 shares of Eastern Common Stock, as provided in the Merger
      Agreement.

  (b) Pro forma adjustments have been made as of September 30, 1998 to reflect the issuance of approximately 4.430 million shares of Eastern Common Stock ($1.00 par value per share) to be exchanged together with cash of $150 million for all of the outstanding shares of Colonial Common Stock (based on the number of shares of Colonial Common Stock outstanding on December 22, 1998) and to eliminate the shareholders' equity accounts of Colonial.

(5)CASH CONSIDERATION

  (a) A pro forma adjustment has been made to reflect the fixed $150 million cash consideration Eastern will use to fund the purchase price of a portion of the Colonial Common Stock plus an additional $7.5 million for estimated transaction costs, assuming such cash consideration was taken from on-hand cash and short-term investments. The remaining Merger consideration will be comprised of Eastern Common Stock.

  (b) A pro forma adjustment has been made to reflect reduced interest income resulting from the use of $157.5 million cash, assuming such cash was taken from on-hand cash and short-term investments, to fund part of the Colonial purchase price and estimated transaction costs as if such funding had occurred on January 1, 1997, assuming a weighted average annual interest rate of 5.5%.

(6)EXCHANGE RATIO

  As provided for in the Merger Agreement, Colonial shareholders will be permitted to elect either Eastern Common Stock or cash, with the total amount of cash consideration fixed at $150 million. Shareholder elections will be prorated to the extent necessary to maintain this mix of consideration. Under the Merger Agreement's collar mechanism, if Eastern's average closing price

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                       FINANCIAL INFORMATION--(CONTINUED)

per share for the ten trading day period ending on the third trading day prior to the Effective Date is either higher than $47.80 or lower than $37.56, the portion of the purchase price payable in Eastern shares would be determined based upon a fixed exchange ratio calculated at such prices. Based upon the average closing price per share of Eastern Common Stock on the New York Stock Exchange for the ten trading day period ended on December 17, 1998 (which is calculated as if the Effective Date was December 22, 1998) of $41.56, the fixed exchange ratio would be 0.902 shares of Eastern Common Stock for each share of Colonial Common Stock (other than shares of Colonial Common Stock to be exchanged for an aggregate $150 million of cash consideration in the Merger) and Eastern would issue approximately 4.430 million shares in this transaction based on the number of shares of Colonial Common Stock outstanding as of December 22, 1998. Any increase in the exchange ratio will cause a corresponding decrease in the pro forma combined per share amounts and any decrease in the exchange ratio will cause a corresponding increase in the pro forma per share amounts. For example, if Eastern's stock price was at either $47.80 or $37.56, the recalculated combined pro forma earnings per share in the latest fiscal year and interim period would be as follows:

                                             YEAR ENDED      NINE MONTHS ENDED
                                          DECEMBER 31, 1997 SEPTEMBER 30, 1998
                                          ----------------- -------------------
     Eastern stock price................. $  47.80 $  37.56 $   47.80 $   37.56
                                          -------- -------- --------- ---------
     Basic earnings per share............ $   2.33 $   2.24 $    1.40 $    1.35
     Diluted earnings per share.......... $   2.31 $   2.22 $    1.39 $    1.34

(7) INCOME TAXES

  A pro forma adjustment has been made for the nine months ended September 30, 1998 and the twelve months ended December 31, 1997 to reflect the tax effect of the pro forma adjustments using Eastern's incremental tax rate of 35%. Goodwill created by the Merger is nondeductible for tax purposes because the transaction is tax-free.

                             PRINCIPAL STOCKHOLDERS

BENEFICIAL OWNERS OF MORE THAN 5% OF EASTERN'S OUTSTANDING SECURITIES

  The following table shows, as of October 31, 1998, any person who is known by Eastern to be the beneficial owner of more than five percent of any class of voting securities of Eastern.

                                                 AMOUNT AND NATURE
NAME AND ADDRESS                                   OF BENEFICIAL   PERCENTAGE OF
OF BENEFICIAL OWNER                                OWNERSHIP(1)    COMMON STOCK
-------------------                              ----------------- -------------
Sasco Capital, Inc. ............................     1,461,700(2)       7.2%
 10 Sasco Hill Road
 Fairfield, CT 06430

--------
(1) According to Schedule 13G filed with the Securities and Exchange Commission on or before October 31, 1998.

(2) Sasco Capital, Inc. has the sole power to vote 874,300 of these shares, no shared voting power with regard to any of these shares and sole dispositive power for all of these shares.

EASTERN MANAGEMENT OWNERSHIP

  The following information is furnished as to the Eastern Common Stock owned beneficially (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), as of October 31, 1998 by each Trustee and the executive officers of Eastern, and the Trustees and executive officers of Eastern as a group. The information concerning beneficial ownership has been furnished by the persons listed below.

                               AMOUNT AND NATURE
                                 OF BENEFICIAL                   PERCENTAGE OF
NAME OF INDIVIDUAL              OWNERSHIP(1)(2)                  COMMON STOCK
------------------             -----------------                 -------------
J.R. Barker...................        3,450(3)(4)                      *
R.R. Clayton..................       84,241(5)(7)                     .4%
J.D. Curtin, Jr. .............        2,225(3)(8)                       *
W.J. Flaherty.................       44,072(6)                         .2%
S. Frankenheim................        5,772(3)(4)                       *
J.A. Ives.....................      363,902(6)(7)                     1.6%
L.R. Jaskol...................        4,250(3)(4)                       *
W.J. Knox.....................          375(9)                          *
L. W. Law, Jr. ...............       28,657(6)                         .1%
C.R. Messer...................       49,542(6)(7)                      .2%
F.C. Raskin...................       44,302(6)                         .2%
R.K. Spence...................        3,950(3)(4)                       *
D.B. Stone....................        2,850(3)(4)                       *
Directors and executive
 officers as a group (13
 persons).....................      637,588(3)(4)(5)(6)(7)(8)(9)      2.8%

--------
 * Less than 0.1%

(1) Except as noted, each Trustee, nominee and executive officer has sole voting and investment power over the shares owned.

(2) Figures do not include the following Share Units held under Eastern's Deferred Compensation Plan for Trustees as to which they have no voting rights: Mr. Barker, 454; Mr. Curtin, 1,533; Mr. Frankenheim, 6,857; Mr. Jaskol, 2,491; Mr. Knox, 1,079; Ms. Spence, 454; and Mr. Stone, 1,653.

(3) Figures for Mr. Frankenheim and Ms. Spence each include 2,000 shares awarded under Restricted Stock Plan for Non-Employee Trustees; figure for Mr. Jaskol includes 1,600 such shares; figure for Mr. Stone includes 1,200 such shares; figure for Mr. Barker includes 800 such shares; figure for Mr. Curtin includes 400 such shares; and figure for Trustees and executive officers as a group include 8,000 such shares.

(4) Figures include 1,650 shares which may be acquired as of December 30, 1998 through the exercise of stock options for each of Messrs. Barker, Frankenheim, Jaskol and Stone and Ms. Spence.

(5) Figure includes 27,700 shares which may be acquired as of December 30, 1998 through the exercise of stock options.

(6) Figures include the following shares which executive officers have the right to acquire as of December 30, 1998 through the exercise of employee stock options: Mr. Ives, 285,800; Mr. Raskin, 23,600; Mr. Flaherty, 19,200; Mr. Law, 14,700; Mr. Messer, 17,100; and Trustees and executive officers as a group, 397,450.

(7) Figures include the following shares owned by spouse or held by spouse as custodian for children: Mr. Ives, 5,000; Mr. Clayton, 52,342 and Mr. Messer, 7,400.

(8) Figure includes 825 shares which may be acquired as of December 30, 1998 through exercise of stock options.

(9) Figure includes 275 shares which may be acquired as of December 30, 1998 through exercise of stock options.

BENEFICIAL OWNERS OF MORE THAN 5% OF COLONIAL'S OUTSTANDING SECURITIES

  The following table sets forth information as of October 31, 1998 with respect to any person or group known to Colonial to be the beneficial owner of more than five percent of the Colonial Common Stock.

                                                     SOLE VOTING   PERCENTAGE OF
                                                    AND INVESTMENT   AGGREGATE
NAME AND ADDRESS OF BENEFICIAL OWNER                    POWER      COMMON STOCK
------------------------------------                -------------- -------------
LaSalle National Trust, N.A.(1)....................    675,169(2)       7.6%
 135 S. LaSalle Street
 Chicago, IL 60603

--------
(1) Information herein is based solely on a Summary Report provided to the Company by LaSalle National Trust, N.A.
(2) These shares are held by LaSalle as Trustee under the Savings Plan pursuant to which participating employees direct how they wish to invest their individual accounts among the plan investments and how they wish to have voted the shares of Colonial's Common Stock allocated to their accounts.

COLONIAL MANAGEMENT OWNERSHIP

  The following table sets forth (i) the number of shares of Common Stock beneficially owned as of October 31, 1998 by each of Colonial's Directors, by each of the executive officers and by Colonial's Directors and executive officers as a group, and (ii) the percentage which such shares bear to the total number of outstanding shares as of that date.

                                           AMOUNT AND NATURE
         NAME OF INDIVIDUAL OR           OF BENEFICIAL OWNERSHIP PERCENTAGE OF
      NUMBER OF PERSONS IN GROUP           OF COMMON STOCK(1)    COMMON STOCK
      --------------------------        ------------------------ -------------
Frederic L. Putnam, Jr.
 Individually..........................          31,369(2)              *
 By Corporation........................         218,898(3)           2.47%
Frederic L. Putnam, III................           9,869(4)              *
Victor W. Baur.........................           5,215(5)              *
John P. Harrington.....................           3,624(6)              *
Nickolas Stavropoulos..................           8,473(6)              *
Howard C. Homeyer......................           1,147(7)              *
Richard L. Hull........................           1,352(7)              *
Richard A. Perkins.....................             211(7)              *
John F. Reilly, Jr. ...................           1,375(7)              *
Andrew B. Sides, Jr. ..................          14,106(7)              *
Margaret M. Stapleton..................             450(7)              *
Two other executive officers of the
 Company...............................          10,399                 *
Directors and executive officers as a
 group (13 persons)....................         306,488              3.46%

--------
 * Less than 1%

(1) Number of shares based on information furnished to Colonial by its Directors and officers and by the Trustee of the Colonial Savings Plan.

(2) Consisting of 2,242 shares owned solely; 4,811 shares owned jointly with spouse; 1,500 shares owned of record by spouse over which Mr. Putnam, Jr. has or shares the power to direct voting or disposition, or both; 22,816 shares held in trust for Mr. Putnam, Jr. under the Colonial Savings Plan pursuant to which Mr. Putnam, Jr. has the power to direct the disposition and the voting of such shares; and the results of a small acquisition and bona fide gift transaction which Mr. Putnam, Jr. made in 1997.

(3) These shares are held by F.L. Putnam Securities Company, Inc. of which Mr. Putnam, Jr. is a director and owner (as Trustee without beneficial interest) of approximately 16% of the voting stock. Brothers of Mr. Putnam, Jr. are the other directors and stockholders of that corporation. Mr. Putnam, Jr. disclaims beneficial ownership of these shares.

(4) Consisting of 9,854 shares held in trust for Mr. Putnam, III under the Colonial Savings Plan pursuant to which Mr. Putnam, III has the power to direct the disposition and the voting of such shares and 15 shares held by Mr. Putnam, III as custodian for his minor child pursuant to which Mr. Putnam, III as custodian for his minor child pursuant to which Mr. Putnam, III has the power to direct the disposition and the voting of such shares.

(5) Consisting of 101 shares owned jointly with spouse, over which Mr. Baur has or shares the power to direct voting or disposition, or both, and 5,114 shares held in trust for Mr. Baur under the Colonial Savings Plan pursuant to which Mr. Baur has the power to direct the disposition and the voting of such shares.

(6) These shares are held in trust for the named individual under the Colonial Savings Plan pursuant to which the named individual has the power to direct the disposition and the voting of such shares.

(7) Owner of record with sole voting and investment power.

                      DESCRIPTION OF EASTERN CAPITAL STOCK

GENERAL

  The description of the capital stock below is qualified in its entirety by reference to Eastern's Declaration of Trust and the Eastern By-laws, copies of which are on file with the SEC.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

  Eastern is authorized to issue up to 50,000,000 shares of Eastern Common Stock. On December 22, 1998, there were 22,510,920 shares of Eastern Common Stock issued and outstanding.

  Shares of Eastern Common Stock which, by the provisions of Eastern's Declaration of Trust, are entitled to vote upon any question shall be entitled to one vote per share in person or by proxy, except that the election of trustees by the Eastern Common Stock shall be by cumulative voting, namely, each holder of Eastern Common Stock will be entitled to as many votes as will equal the number of such holder's shares multiplied by the number of trustees to be elected, and such holder may cast all of such votes for a single candidate or distribute them among any two or more candidates as such holder shall elect.

  The Eastern shareholders are entitled to receive dividends only when and if declared by the Eastern Board out of the earned surplus of Eastern.

  Upon the termination of Eastern, the trustees shall sell and convert into money or into securities the whole or any part of the trust estate, and shall apportion the proceeds thereof and any property forming part of the trust estate excepted from such sale among all the shareholders in accordance with their respective rights, ratably according to the number and kind of shares held by them, respectively.

  The Eastern shareholders will have no preemptive rights to purchase shares of capital stock of Eastern. Shares of Eastern Common Stock will not be subject to any redemption provisions and will not be convertible into any other securities or property. All issued and outstanding shares of Eastern Common Stock are fully-paid and non-assessable and the shares of Eastern Common Stock to be issued in connection with the Merger, when authorized, approved, issued and delivered, subject to the terms of the Merger Agreement, will be fully-paid and non-assessable.

COMMON STOCK PURCHASE RIGHTS

  Eastern adopted a shareholder rights plan that is designed to protect shareholders from coercive or unfair tactics. To implement the plan, on February 22, 1990, the Eastern Board declared a dividend of one common stock purchase right (an "Eastern Right") for each outstanding share of Eastern Common Stock. The dividend was payable on March 5, 1990 to the shareholders of record on that date. Each Eastern Right entitles the registered holder to purchase one share of Eastern Common Stock at a price of $100 per share (the "Eastern Purchase Price"), subject to adjustment, upon the occurrence of certain events. The description and terms of the Eastern Rights are set forth in a Rights Agreement (the "Eastern Rights Agreement"), dated as of February 22, 1990, between Eastern and BankBoston N.A., as rights agent, as amended, which is on file with the SEC. The Eastern Rights Agreement contemplates the issuance of one Eastern Right for every share of Eastern Common Stock issued and outstanding on March 5, 1990 and for each share of Eastern Common Stock issued on or after March 5, 1990 and prior to the Eastern Distribution Date, as described in the next paragraph.

  The Eastern Rights will separate from the Eastern Common Stock upon the Eastern Distribution Date, which is defined as the earliest to occur of: (i) the 10th business day following the later of the date of a public announcement that a person, together with affiliates or associates of such person (an "Eastern Acquiring Person") has acquired, or obtained the rights to acquire, beneficial ownership of 10% or more of the outstanding shares of Eastern Common Stock or the date on which an executive officer of Eastern had actual knowledge of such beneficial ownership (the later of such dates, the "Eastern Stock Acquisition Date") or (ii) the 10th business day following the commencement of a tender offer or exchange offer that would result in any person or its affiliates and associates owning 10% or more of the outstanding shares of Eastern Common Stock (or such specified or unspecified later date as may be determined by a majority of the Trustees then in office).

  The Eastern Rights Agreement provides that, until the Eastern Distribution Date (or earlier redemption or expiration of the Eastern Rights), the Eastern Rights will be transferred with and only with Eastern Common Stock. Until the Eastern Distribution Date (or earlier redemption or expiration of the Eastern Rights), (i) Eastern Common Stock certificates issued after March 5, 1990 will contain a notation incorporating the Eastern Rights Agreement by reference and
(ii) the surrender for transfer of any certificates for Eastern Common Stock also constitutes the transfer of the Eastern Rights associated with the Eastern Common Stock represented by the certificate. As soon as practicable following the Eastern Distribution Date, separate certificates evidencing the Eastern Rights will be mailed to holders of record for the Eastern Common Stock as of the close of business on the Eastern Distribution Date and these separate Eastern Rights certificates alone will then evidence the Eastern Rights.

  The Eastern Rights are not exercisable until the Eastern Distribution Date. The Eastern Rights will expire on March 5, 2000, or the earlier redemption of the Eastern Rights.

  In the event that, at any time following the Eastern Stock Acquisition Date, Eastern is acquired in a merger or other business combination transaction or 25% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of an Eastern Right, other than Eastern Rights beneficially owned by the Eastern Acquiring Person or any disqualified transferee (which will thereafter be void), will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Eastern Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Eastern Right. In the event that, at any time after February 22, 1990, any person or group of affiliated or associated persons (other than Eastern or its affiliates) becomes the beneficial owner of 10% or more of the outstanding Eastern Common Stock, proper provision shall be made so that each holder of an Eastern Right, other than Eastern Rights beneficially owned by the Eastern Acquiring Person or any disqualified transferee (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Eastern Common Stock having a market value of two times the exercise price of the Eastern Right. The occurrence of any event in this paragraph constitutes an "Eastern Common Stock Event."

  The Eastern Board may, at its option, at any time after any person becomes an Eastern Acquiring Person exchange all or part of the then outstanding and exercisable Eastern Rights for shares of Eastern Common Stock at an exchange ratio of one share of Eastern Common Stock per Eastern Right, approximately adjusted to reflect any stock split, stock dividend or similar transaction

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

occurring after the date of declaration of the Eastern Rights. The Eastern Board, however, may not effect an exchange at any time after any person (other than (i) Eastern, (ii) any subsidiary of Eastern, (iii) any employee benefit plan of Eastern or any such subsidiary or any entity holding Eastern Common Stock for or pursuant to the terms of any such plan), together with all affiliates of such person, becomes the beneficial owner of 50% or more of the Eastern Common Stock then outstanding. Immediately upon the action of the Eastern Board ordering the exchange of any Eastern Rights and without any further action and without any notice, the right to exercise such Eastern Rights will terminate and the only right thereafter of a holder of such Eastern Rights will be to receive that number of shares of Eastern Common Stock equal to the number of such Eastern Rights held by the holder multiplied by the exchange ratio described above.

  The Eastern Purchase Price payable, and the number of whole or fractional shares of the Eastern Common Stock or other securities or property issuable, upon exercise of the Eastern Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification, of Eastern Common Stock, (ii) upon the grant to holders of Eastern Common Stock of certain rights or warrants to subscribe for shares of Eastern Common Stock or convertible securities at less than the current market price of Eastern Common Stock, or (iii) upon the distribution to holders of Eastern Common Stock of evidences of indebtedness or assets (excluding cash dividends paid out of the earnings or retained earnings of Eastern and dividends payable in shares of Eastern Common Stock) or of subscription rights or warrants (other than those referred to above).

  With certain exceptions, no adjustment in the Eastern Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Eastern Purchase Price. No fractional shares of any securities upon exercise of the Eastern Rights will be issued and, in lieu thereof, at the election of Eastern, an adjustment in cash may be made based on the market price of such securities on the last trading date prior to the date of exercise.

  At any time prior to the earlier of (i) the close of business on the 10th business day after the Eastern Stock Acquisition Date or (ii) March 5, 2000, Eastern, by a majority vote of the trustees then in office, may redeem the Eastern Rights at a price of $.01 per Eastern Right. Immediately upon the action of the Eastern Board electing to redeem the Eastern Rights, the right to exercise the Eastern Rights will terminate and the only right of the holders of Eastern Rights will be to receive the redemption price of $.01 per Eastern Right. Until an Eastern Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Eastern, including, without limitation, the right to vote or to receive dividends.

  Until the Eastern Distribution Date, the Eastern Rights Agreement may be amended without the approval of the holders of the Eastern Rights. After this date, the Eastern Rights Agreement may be amended without the approval of the holders of the Eastern Rights in order to cure any ambiguity, to make changes that do not adversely affect the interests of the holders of the Eastern Rights (other than the Eastern Acquiring Person, disqualified transferee or their affiliates and associates), or to change any time period for redemption or otherwise under the Eastern Rights Agreement, except that no change may be made to lengthen the time period for redemption or modify the ability of the Eastern Board to redeem the Eastern Rights at a time when the Eastern Rights are not then redeemable. No amendments may be made at any time to increase the Eastern Purchase Price or

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

reduce the number of shares of Eastern Common Stock for which an Eastern Right is exercisable, to decrease the redemption price or to accelerate the expiration date of the Eastern Rights. Any amendments after the Eastern Stock Acquisition Date require the approval of a majority of the trustees then in office.

  New Rights Agreement

  On July 22, 1998, the Eastern Board declared a dividend of one purchase right (a "New Right") for every outstanding share of Eastern Common Stock. The New Rights will be distributed at the close of business upon the New Dividend Record Date, which is defined as the earlier to occur of (i) the date of redemption by Eastern of Eastern's Rights issued pursuant to the Eastern Rights Agreement discussed above, and (ii) February 18, 2000, to shareholders of record as of the close of business on such date. The terms of the New Rights are set forth in a Rights Agreement dated as of July 22, 1998 (the "New Rights Agreement") between Eastern and BankBoston N.A. as rights agent, a copy of which is on file with the SEC.

  The New Rights Agreement provides for the issuance of one New Right for every share of Eastern Common Stock issued and outstanding on the New Dividend Record Date and for each share of Eastern Common Stock which is issued or sold after that date and prior to the Eastern Distribution Date (which under the New Rights Agreement will take place after the New Dividend Record Date). Each New Right entitles the holder to purchase from Eastern one share of Eastern Common Stock at a price of $160 per share, subject to adjustment, upon the occurrence of certain events. The New Rights will expire on July 22, 2008, or upon the earlier redemption of the New Rights, and are not exercisable until the Eastern Distribution Date (which under the New Rights Agreement will take place after the New Dividend Record Date). The material terms of the New Rights Agreement are substantially similar to the terms of the Eastern Rights Agreement discussed above.

MASSACHUSETTS LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS; ANTI-TAKEOVER
EFFECTS

  Eastern is subject to Chapter 110F of the MGL, an anti-takeover law. Under Chapter 110F of the MGL, a Massachusetts corporation, or business trust that controls a gas utility organized under Chapter 164 of the MGL, with more than 200 stockholders may not engage in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) the interested stockholder obtains the approval of the board of directors (or Board of Trustees in the case of Eastern) prior to becoming an interested stockholder,
(ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested stockholder or (iii) the business combination is approved by both the board of directors and the holders of two-thirds of the outstanding voting stock of the issuer (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with affiliates and associates, owns (or, in certain cases, at any time within the prior three years did own) 5% or more of the outstanding voting stock of the issuer. A "business combination" includes a merger, certain stock or asset sales, and certain other specified transactions resulting in a financial benefit to the interested stockholder.

  The Eastern By-laws include a provision excluding Eastern from the applicability of Chapter 110D of the MGL, which regulates the acquisition of so-called "control shares." A control share

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

acquisition is the acquisition of shares that, when added to shares already owned, would (but for Chapter 110D of the MGL) entitle the acquiring person to vote at least 20% of an entity's stock. Shares acquired in such a transaction would, under Chapter 110D of the MGL, have no voting rights unless a majority of non-interested stockholders voted to grant such voting rights. In general, the person acquiring such shares, officers of Eastern and those trustees of Eastern who are also employees, are not permitted to vote on whether such voting rights shall be granted. The Eastern Board may amend the Eastern By-laws at any time to subject Eastern to Chapter 110D of the MGL prospectively.

  Eastern's Declaration of Trust provides that the trustees, officers and agents of Eastern generally shall not be liable except for acts or failures to act which at the time would impose liability on such party if Eastern were a Massachusetts business corporation and such person was a director, officer or agent thereof. Pursuant to Eastern's Declaration of Trust, Eastern shall indemnify each of its trustees and officers against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by such trustee or officer in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, including, but not limited to, derivative suits (to the extent permitted by law), in which such trustee or officer may be involved or with which such trustee or officer may be threatened, while in office or thereafter, except with respect to any matters as to which such trustee or officer shall have been adjudicated to have acted in bad faith or not to have acted in good faith in the reasonable belief that such trustee's or officer's action was in the best interests of Eastern or, to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such plan. Eastern's Declaration of Trust provides, however that, as to any matter disposed of by a compromise payment by such trustee or officer pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of Eastern, after notice that it involves such indemnification: (i) if no change of control has occurred, (a) by a disinterested majority of the trustees then in office or (b) by a majority of the disinterested trustees then in office or by the shareholders of Eastern, provided that Eastern shall have received a written opinion of independent legal counsel to the effect that such trustee or officer appears to have acted in good faith in the reasonable belief that such trustee's or officer's action was in the best interests of Eastern; or (ii) if a change of control shall have occurred, by an opinion in writing of independent legal counsel to the effect that such trustee or officer appears to have acted in good faith in the reasonable belief that his action was in the best interests of Eastern. The rights accruing to any trustee or officer under the foregoing provisions do not exclude any other right to which such trustee or officer may be lawfully entitled; provided, however, that no trustee or officer may satisfy any rights of indemnity or reimbursement granted pursuant to Eastern's Declaration of Trust or to which such trustee or officer may be otherwise entitled except out of the trust estate of Eastern and no shareholder will be personally liable to any person with respect to any claim for indemnity or reimbursement or otherwise.

  Eastern's Declaration of Trust provides that in discharging his or her duties, when acting in good faith, any trustee or officer shall be fully entitled to rely upon information, opinions, reports or records, including financial statements, books of account and other financial records, in each case presented or prepared by, or under the supervision of, (i) one or more officers or employees of Eastern (or of

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

another organization in which such person serves as contemplated by Article 19 of Eastern's Declaration of Trust, including all directors, officers and trustees of wholly-owned subsidiaries of Eastern) whom the trustee or officer reasonably believes to be reliable and competent in the matters presented,
(ii) counsel, public accountants or other persons as to matters which the trustee or officer reasonably believes to be within such person's professional or expert competence, or (iii) in the case of a trustee, a duly constituted committee of trustees (or similar governing body of such other organization) upon which such trustee does not serve, as to matters within its delegated authority, which committee the trustee reasonably believes to merit confidence, but such trustee shall not be considered to be acting in good faith if such trustee has knowledge concerning the matter in question that would cause such reliance to be unwarranted. The fact that a trustee or officer so relied shall be a complete defense to any claim asserted against such trustee or officer, except as expressly provided by statute, by reason of such trustee or officer being or having been a trustee or officer of Eastern (or such other organization).

  Eastern's Declaration of Trust further provides that, notwithstanding any provision of law or any other provision of Eastern's Declaration of Trust, a trustee shall not be liable to Eastern or any Eastern shareholder for monetary damages for breach of such trustee's fiduciary duties as a trustee, except with respect to any matter as to which such liability is imposed by applicable law and he or she shall have been adjudicated (i) to have breached his or her duty of loyalty to Eastern or its shareholders, (ii) to have acted not, or omitted to act, in good faith, (iii) to have knowingly violated the law, (iv) to have intentionally engaged in misconduct, or (v) to have derived any improper personal benefit from a transaction. Trustees, officers and agents of Eastern will also not be held liable for any act or failure to act in good faith, which is required, authorized or approved by any order issued pursuant to PUHCA or any other federal or state statute regulating Eastern or any of its subsidiaries by reason of its being a public utility holding company or their being public utilities. Eastern's Declaration of Trust also provides that shareholders, trustees, officers and agents of Eastern will have no liability for the payment or satisfaction of all obligations and liabilities incurred in carrying on the business of Eastern, but that the trust estate of Eastern shall only be liable. Shareholders are indemnified out of the trust estate if held personally liable in any event, except for payments due upon shares of Eastern.

  The trustees or the President of Eastern at any time may, and the President or Secretary of Eastern shall upon written request of a majority of the trustees then in office or of the holders of one-tenth of all the shares of Eastern at the time outstanding and carrying the right to vote upon any question to be presented to a meeting of shareholders, call a special meeting of the shareholders having the right to vote upon any such question, to be held at the principal place of business of Eastern or such other place (within the Commonwealth of Massachusetts) as the trustees shall designate. Every such request shall state the purpose of the meeting and shall be delivered at the principal office of Eastern addressed to the President or Secretary, and, in case the President or Secretary shall refuse or fail for fourteen days after the request shall have been so delivered to call or cause to be called such meeting to be held within 60 days after the delivery of the request, such meeting may be called by the person or persons signing such request or by any three of them, and, for such purposes such person or persons or agents shall be given access to the principal share register of Eastern.

  The shareholders of Eastern may not take any action without a meeting.


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

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Eastern Common Stock is BankBoston, N.A.

                   COMPARATIVE RIGHTS OF HOLDERS OF COLONIAL
                            AND EASTERN COMMON STOCK

  Rights of stockholders of Colonial are currently governed by the MGL, including Chapter 164 of the MGL and certain provisions of Chapter 156B of the MGL, Colonial's Restated Articles of Organization and the Colonial By laws. Rights of shareholders of Eastern are currently governed by the MGL, Eastern's Declaration of Trust , and the Eastern By-laws. Upon consummation of the Merger, some Colonial stockholders will become shareholders of Eastern and their rights as shareholders of Eastern will be governed by Eastern's Declaration of Trust , the Eastern By-laws and the MGL. There are a number of differences between the rights of Colonial stockholders and the rights of Eastern shareholders. The following is a brief summary of certain differences between the rights of Eastern shareholders and the rights of Colonial stockholders, and is qualified in its entirety by reference to the relevant provisions of MGL, Eastern's Declaration of Trust and the Eastern By-laws, Colonial's Restated Articles of Organization and the Colonial By laws.

AUTHORIZED CAPITAL STOCK

  COLONIAL. The authorized capital stock of Colonial consists of 15,000,000 shares of Colonial Common Stock and 547,559 shares of Colonial preferred stock Class A and 370,000 shares of Colonial preferred stock Class B. With respect to the preferred stock, the Colonial Board is authorized, without stockholder approval (subject to any class voting rights of any existing holders of preferred stock), to designate series of each such class and to determine the relative rights, preferences and limitations of such series. As of the date hereof, there have been designated an aggregate of 100,000 shares of Colonial Series A-1 Junior Participating Preferred Stock (of which no shares were issued and outstanding as of the Colonial Record Date). On December 22, 1998, there were 8,909,651 shares of Colonial Common Stock issued and outstanding.

  EASTERN. Eastern is authorized to issue up to 50,000,000 shares of Eastern Common Stock. On December 22, 1998, there were 22,510,920 shares of Eastern Common Stock issued and outstanding.

BOARDS OF DIRECTORS/TRUSTEES

  COLONIAL. The Colonial Board currently consists of eleven members, with the number of directors constituting the Colonial Board to be between three and fifteen and to be determined from time to time by an affirmative vote of the majority of the Colonial Board. The Colonial Board is divided into three classes having staggered terms of three years each.

  EASTERN. The Eastern Board is divided into three classes having staggered terms of three years each. Eastern's Declaration of Trust provides that the number of trustees shall be fixed from time to time by the trustees but shall not be less than three or more than twenty. The total number of trustees is currently fixed at nine. Three of the trustees now in office have terms expiring at the 2001 Annual Meeting of Eastern shareholders, three have terms expiring at the 2000 Annual Meeting of Eastern shareholders and three have terms expiring at the 1999 Annual Meeting of Eastern shareholders.

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

  Shares of Eastern Common Stock which are entitled to vote upon a given question are entitled to one vote per share in person or by proxy on such question. Eastern's Declaration of Trust provides, however, the election of trustees by the holders of Eastern Common Stock shall be by cumulative voting, namely, each holder of Eastern Common Stock will be entitled to as many votes as will equal the number of such holder's shares multiplied by the number of trustees to be elected, and such holder may cast all of such votes for a single candidate or distribute them among any two or more candidates as such holder shall elect.

REMOVAL OF DIRECTORS/TRUSTEES

  COLONIAL. Under the Colonial By laws, a director may be removed with cause by the vote of a majority of the directors then in office. A director may be removed without cause by the vote of at least 80% of the stockholders entitled to vote in the election of directors.

  EASTERN. Under Eastern's Declaration of Trust, a trustee may be removed without cause only by the affirmative vote of the holders of 80% of the combined voting power of the then-outstanding shares of beneficial interest entitled to vote generally in the election of trustees, voting together as a single class.

SPECIAL MEETINGS OF STOCKHOLDERS; STOCKHOLDER ACTION WITHOUT MEETING

  COLONIAL. Under the Colonial By laws, special meetings of stockholders may be called by the Chairman of the Board of Directors, the President, a Vice President or by the Directors, and shall be called by the Clerk, or by any other officer, or upon written application of one or more stockholders holding at least 40% in interest of the capital stock entitled to vote on the subject matter in question. Pursuant to Chapter 156B, Section 43 of the MGL, stockholders of Colonial may take action without a meeting if all stockholders entitled to vote on the matter consent to the action in writing and the written consents are filed with the records of the meetings of stockholders.

  EASTERN. The trustees or the President at any time may, and the President or Secretary shall upon written request of a majority of the trustees then in office or of the holders of one-tenth of all the shares of Eastern at the time outstanding and carrying the right to vote upon any question to be presented at a meeting of shareholders, call a special meeting of the shareholders having the right to vote upon any such question, and in case the President or Secretary shall refuse or fail for fourteen days after the request shall have been so delivered to call or cause to be called such meeting to be held within sixty days after the delivery of the request, such meeting may be called by the person or persons signing such request or by any three of them.

  The shareholders of Eastern may not take any action without a meeting.

STOCKHOLDER PROPOSALS AND NOMINATIONS

  COLONIAL. For any item of business to be properly considered at an annual or special meeting, the item of business must either (i) be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Colonial Board or the persons calling the meeting, (ii) be otherwise properly brought before the meeting by or at the direction of the Colonial Board, or (iii) be otherwise properly brought before the meeting by a stockholder. For business to be properly brought before a meeting by a stockholder, the stockholder must have given timely notice thereof in writing

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

to the Clerk of Colonial. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of Colonial not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting of stockholders is given or made to stockholders, to be timely, notice by the stockholder of business to be conducted at a meeting must be received by the Clerk of Colonial not later than the close of business on the 10th day following the day on which notice of the date of the meeting of stockholders was mailed or such public disclosure was made to the stockholders. A stockholder's notice to the Clerk of Colonial shall be set forth as to each matter he proposes to bring before the meeting (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address of the stockholders proposing such business, (iii) the class and number of shares of such class of stock which are beneficially owned by the proposing stockholders, and (iv) any material interest of the proposing stockholders in such business.

  EASTERN. The Nominating Committee of the Eastern Board is responsible for nominating trustees, members of committees of the Eastern Board and officers, among other things. The Nominating Committee will consider nominees for the Eastern Board recommended by shareholders of Eastern. Written recommendations together with supporting information should be directed to Eastern not later than forty-five days prior to the anniversary of the date of the immediately preceding annual meeting. Such notice shall set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of Eastern entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (v) the consent of each nominee to serve as a trustee if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

  Shareholder proposals intended to be presented at any annual meeting of shareholders must be received at Eastern's principal executive offices no later than 120 days prior to the date of the proxy statement released to shareholders for the immediately preceding annual meeting.

DISSENTERS' RIGHTS

  COLONIAL. The stockholders of Colonial are not entitled to appraisal rights.

  EASTERN. Eastern's Declaration of Trust provides that in the event of a merger or consolidation of Eastern with another entity, the governing agreement for such transaction must provide that the shareholders of Eastern are entitled to the rights of dissent available under Massachusetts law as if Eastern were a Massachusetts business corporation.

CHARTER AMENDMENTS

  COLONIAL. Amendments to Colonial's Restated Articles of Organization require a vote of two-thirds of each class outstanding and entitled to vote thereon; provided, however, if any such

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

amendment would adversely affect the rights of any class of stock, two-thirds of such class, voting separately, would be necessary to authorize such amendment.

  EASTERN. Eastern's Declaration of Trust may be amended by vote of at least a majority of the outstanding Eastern Common Stock; provided that (i) no change shall be made to the article pertaining to the liabilities of the trustees, officers and agents of Eastern which would impair the relief from personal liability provided therein, (ii) any provision requiring a higher percentage than a majority shall be amended only by such higher percentage and (iii) the Eastern Declaration of Trust may be amended for the purpose of changing the name of Eastern, supplying any omission, curing any ambiguity or curing, correcting or supplementing any defective or inconsistent provision contained in Eastern's Declaration of Trust by the trustees without authorization by shareholder vote.

DIVIDENDS AND STOCK REPURCHASES

  COLONIAL. The Directors, in their discretion, may from time to time declare dividends payable at any date fixed by them out of the earned surplus of Colonial determined in accordance with sound accounting practice.

  EASTERN. The trustees, in their discretion, may from time to time declare dividends payable at any date fixed by them out of the earned surplus of Eastern, determined in accordance with sound accounting practice, in cash, securities or property, and may declare dividends in securities of Eastern and for that purpose may authorize the issuance of certificates and scrip and may capitalize all or any part of the earned or capital surplus and may determine the number of dollars per share so capitalized and may determine that shares held in the treasury of Eastern shall be entitled to all or part of any such dividend declared in securities of Eastern but in no event shall such treasury shares be entitled to any cash payment made in connection with such dividend, whether or not made in lieu of fractional securities; but no shareholder shall have any right to any dividends whether in cash, securities or property of Eastern except when and as notice shall have been given that the same have been declared as aforesaid, and no shareholder, trustee, officer of agent of Eastern shall be liable personally therefor, and every shareholder entitled thereto shall look only to Eastern's trust estate for the payment of any such dividend.

  Pursuant to Eastern's Declaration of Trust, shares of Eastern purchased, redeemed or otherwise acquired by Eastern may, in the discretion of the trustees, be canceled and the number of shares issued thereby be reduced, or such shares may, in the discretion of the trustees, be held in the treasury and may be sold or otherwise disposed of by the trustees at such time or times, to such party or parties and for such consideration and on such terms as the trustees may determine, but such shares while so held in the treasury shall not be entitled to any voting rights nor to dividends (except for dividends payable in securities of Eastern, at the discretion of the trustees) or right of subscription or purchase and shall not be deemed outstanding in computing proportions or percentages of shares or shareholders under Eastern's Declaration of Trust. Shares canceled pursuant to Eastern's Declaration of Trust shall have the status of authorized but unissued shares.

FAIR PRICE CHARTER PROVISIONS

  COLONIAL. Colonial's Restated Articles of Organization provide for a higher affirmative vote in connection with certain business transactions with any entity which holds 10% or more of the shares

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

of stock of Colonial entitled to vote for the election of directors or any affiliates or associates of such interested entity. This higher vote is required (i) for the approval of any agreement for the merger or consolidation of the corporation with or into any such interested entity, (ii) to authorize any sale, lease, exchange, mortgage, pledge or other disposition of all, or substantially all, of the assets of the corporation to any such interested entity, (iii) to authorize the issuance or transfer by the corporation of any securities of Colonial having a then fair market value of more than $500,000 in exchange for the securities or assets of any such interested entity or (iv) to engage in any other transaction the effect of which is to combine the assets and business of the corporation with any such interested entity. In any such case, the affirmative vote is required of the holders of voting stock representing shares of at least 80% of all classes of stock of Colonial entitled to vote for the election of directors. The foregoing provisions are not applicable to any direct or indirect purchase or other acquisition of Colonial capital stock by any such interested entity if such transaction is approved by a resolution of the board of directors of Colonial, provided that the directors voting in favor of such resolution includes a majority of the persons who were duly elected and acting members of the board of directors prior to the time any such interested entity becomes the beneficial owner of ten percent or more of the shares of Colonial entitled to vote for the election of directors.

  EASTERN. Eastern's Declaration of Trust contains certain "anti-Greenmail" provisions in the case of certain stock repurchases from interested securityholders. Any direct or indirect purchase or other acquisition by Eastern or any majority owned subsidiary of any shares of capital stock of Eastern from any "interested securityholder" (generally defined as any holder (with certain exceptions) of 5% or more of the outstanding shares of voting stock of Eastern or an affiliate of Eastern who at any time within the two-year period immediately prior to the date in question was the beneficial owner of 5% or more of all outstanding shares of voting stock of Eastern) who has been the beneficial owner of such shares for less than two years prior to the date of such purchase or other acquisition or any agreement in respect thereof, for aggregate consideration greater than the then "fair market value" (as defined in Eastern's Declaration of Trust) of such shares shall, except as expressly provided, require the affirmative vote of the holders of voting stock representing shares equal to the sum of (i) a majority of the then-outstanding voting stock, excluding voting stock of which such interested securityholder is the beneficial owner, plus (ii) the number of shares of voting stock of which such interested securityholder is the beneficial owner, voting together as a single class. The foregoing provisions do not apply to any purchase or other acquisition of securities made as part of a tender or exchange offer to purchase securities of the same class made on the same terms to all holders of such securities, or made as part of an open market purchase program approved by a majority of the disinterested trustees of Eastern provided that such purchase is effected on the open market and is not the result of a privately negotiated transaction.

  Eastern's Declaration of Trust further provides for a higher affirmative vote in connection with certain business transactions with interested securityholders or their affiliates or associates, including (i) any merger or consolidation of Eastern or any majority owned subsidiary with any interested securityholder or any other company which is or after such merger or consolidation would be an affiliate or associate of an interested securityholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition involving any assets or securities of Eastern having an aggregate fair market value in excess of 5% of the total consolidated book assets of Eastern and its majority owned subsidiaries; (iii) the adoption of any plan or proposal for the termination, liquidation or dissolution

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

of Eastern proposed by or on behalf of an interested securityholder or any affiliate or associate; (iv) any reclassification of securities (including any reverse stock split), or recapitalization of Eastern or any merger or consolidation of Eastern with any of its majority owned subsidiaries or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of capital stock of Eastern, or any securities convertible into capital stock of Eastern or into equity securities of any majority owned subsidiary, that is beneficially owned by an interested securityholder or any affiliate or associate; or (v) any tender offer or exchange offer made by Eastern for shares of capital stock of Eastern that may have the effect of increasing an interested securityholder's percentage beneficial ownership so that following the completion of the tender offer or exchange offer such interested securityholder's percentage beneficial ownership of the outstanding capital stock of Eastern may exceed 110% of its percentage beneficial ownership immediately prior to the commencement of such tender offer or exchange offer; or (vi) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (i) to (v). In any such case, the affirmative vote is required of the holders of voting stock representing shares equal to the sum of
(a) a majority of the then outstanding voting stock, excluding voting stock of which such interested securityholder is the beneficial owner, plus (b) the number of shares of voting stock of which such interested securityholder is the beneficial owner, voting together as a single class. The foregoing provisions are not applicable to any direct or indirect purchase or other acquisition of Eastern capital stock by Eastern or any majority owned subsidiary from any interested securityholder, or to any particular transaction referred to in (i) through (vi) above if approved by a majority of the disinterested trustees.

SHAREHOLDER RIGHTS PLANS

  COLONIAL. The Colonial Rights Agreement, except as explained below, has material terms that are substantially the same as the Eastern Rights Agreement. See "Description of Eastern Capital Stock--Common Stock Purchase Rights" on page 84. Under the Colonial Rights Agreement, holders of Colonial Common Stock are granted one right for each share of Colonial Common Stock held, which right entitles them to purchase from Colonial one one-hundredth of a share of Colonial's Series A-1 Junior Participating Preferred Stock at an exercise price of $60.00 per right, subject to adjustments as described below. Like the Eastern Rights, Colonial rights are initially evidenced by the Colonial Common Stock certificates. The Colonial rights expire on December 1, 2003 and like the Eastern Rights, are transferred with and only with the Colonial Common Stock. The Colonial Rights Agreement has been amended so that the Merger and related transactions will not trigger the operation of any of the provisions of the Colonial Rights Agreement.

  The Colonial rights become exercisable and transferable apart from the Colonial Common Stock, on the date, which will be the earliest of (i) the date ten days after the date of a public announcement that a person or group has acquired beneficial ownership of 20% (as compared to a 10% threshold for a similar event under the Eastern Rights Agreement) or more of the outstanding shares of Common Stock, or (ii) the close of business on the tenth business day after commencement of a tender or exchange offer which, upon its consummation, would result in a person or group beneficially owning 20% (as compared to a 10% threshold for a similar event under the Eastern Rights Agreement) or more of the outstanding shares of Colonial Common Stock.

  In the event that, at any time following the date of the public announcement described in clause (i) in the preceding sentence, Colonial is acquired in a merger or other business combination transaction or 50% (as compared to a 25% threshold for a similar event under the Eastern Rights Agreement) or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Colonial right, other than Colonial rights beneficially owned by the person or group whose acquisition triggered such public announcement (which will become void), will thereafter have the right to receive, upon the exercise at the then current exercise price, in lieu of Colonial Series A-1 Junior Participating Preferred Stock, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Colonial right. In the event that any person or group of affiliated or associated persons (other than Colonial or its affiliates) shall become the beneficial owner of 20% (as compared to a 10% threshold for a similar event under the Eastern Rights Agreement) or more of the outstanding Colonial Common Stock, proper provision shall be made so that each holder of a Colonial right, other than Colonial rights beneficially owned by the person or group whose acquisition triggered such public announcement (which will become void), will thereafter have the right to receive upon exercise that number of shares of Colonial Common Stock having a market value of two times the exercise price of the Colonial right.

  The purchase price payable upon exercise of the Colonial rights, and the number of whole or fractional shares of the Colonial Common Stock or other securities or property issuable upon exercise are subject to adjustment from time to time to prevent dilution in the event of a stock dividend on, or a subdivision, combination or reclassification, of Colonial Series A-1 Junior Participating Preferred Stock.

  The Colonial rights may be redeemed at a price of $.01 per Colonial right in the same manner and with the same limitations as the Eastern Rights may be redeemed. In addition, the Colonial Rights Agreement may be amended in the same manner and with the same limitations as the Eastern Rights Agreement may be amended.

  EASTERN. Pursuant to the Eastern Rights Agreement, one Eastern Right was payable as a dividend on March 5, 1990 for each outstanding share of Eastern Common Stock to shareholders of record on that date. Each Eastern Right entitles the holder to purchase one share of Eastern Common Stock for $100 upon the occurrence of certain events. Each Eastern Right may also allow the holder to purchase shares of Eastern Common Stock, or shares of stock of any entity that has engaged in certain specified transactions with Eastern, at a discount upon the occurrence of certain events. On July 22, 1998, the Eastern Board declared a dividend of one New Right for every outstanding share of Eastern Common Stock. The New Rights will be distributed on the earlier of (i) the date of redemption by Eastern of the Eastern Rights and (ii) February 18, 2000. Each New Right entitles the holder to purchase from Eastern one share of Eastern Common Stock at a price of $160 per share, subject to adjustment, upon the occurrence of certain events. The New Rights will expire on July 22, 2008, or upon their earlier redemption. The material terms of the New Rights Agreement are substantially similar to the terms of the Eastern Rights Agreement. See "Description of Eastern Capital Stock-Common Stock Purchase Rights."

BUSINESS COMBINATION STATUTES

  COLONIAL. Chapter 110F of the MGL prohibits any business combination with an "interested stockholder" (defined generally as a person owning 5% of more of a corporation's outstanding voting stock) for three years after that person becomes an interested stockholder unless: (i) the board gives prior approval to the 5% purchase of the proposed business combination; (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the interested stockholder owns at least 90% of the voting stock of the corporation, excluding certain shares; or (iii) subsequent to the acquiror's becoming an interested stockholder, the board of directors and two-thirds of the noninterested shares approve the business combination. Colonial has not opted out of Chapter 110F of the MGL and the provisions of Chapter 110F of the MGL apply to an acquisition of Colonial. The Colonial Board has given its approval to the proposed Merger.

  Section 20E of Chapter 149 of the MGL prohibits the termination or impairment of collective bargaining agreements following a business combination until the negotiated termination date of the agreement or until the parties to the agreement negotiate a new termination date.

  EASTERN. Eastern is also subject to the provisions of Chapter 110F and
Section 20E of Chapter 149 of the MGL.

CONTROL SHARE STATUTE

  COLONIAL. Chapter 110D of the MGL provides that, once a potential acquiror notifies a company of its intention to purchase 20% or more of a corporation, a stockholders meeting must be held within 50 days, at the acquiror's expense, to vote on whether the control shares may exercise voting rights. Without the approval of a majority of the outstanding shares not owned by the acquiror, or by officers or directors of the target, the control shares do not receive voting rights. The Colonial By-laws provides that the provision of Chapter 110D of the MGL shall not apply to control share acquisitions of beneficial shares of Colonial.

  EASTERN. The Eastern By-laws provide that the provisions of Chapter 110D of the MGL shall not apply to control share acquisitions of beneficial shares of Eastern.

PROPER FACTORS FOR CONSIDERATION IN EVALUATING BUSINESS COMBINATIONS

  COLONIAL. In performing his or her duties, a director, officer or incorporator is entitled to rely on information, opinions, reports or records, including financial statements, books of account and other financial records, in each case presented by or prepared by or under the supervision of (i) one or more officers or employees of the corporation whom the director, officer or incorporator reasonably believes to be reliable and competent in the matters presented, (ii) counsel, public accountants or other persons as to matters which the director, officer or incorporator reasonably believes to be within such person's professional or expert competence, or (iii) in the case of a director, a duly constituted committee of the board of directors upon which he or she does not serve, as to matters within its delegated authority, which committee the director reasonably believes to merit confidence, but he or she shall not be considered to be acting in good faith if he or she has knowledge concerning the matter in question that would cause such reliance to be unwarranted. The fact that a director, officer or incorporator so performed his or her duties shall be a complete defense to any claim asserted against him or her, except as expressly provided by statute, by reason of his or her being or having been a director, officer or incorporator of the corporation.

  EASTERN. Eastern's Declaration of Trust provides that in discharging his or her duties, when acting in good faith, any trustee or officer of Eastern shall be fully entitled to rely upon information, opinion, reports or records, including financial statements, books of account, and other financial records, in each case, presented or prepared by, or under the supervision of, (i) one or more officers or employees of Eastern (or of another organization in which he or she serves as contemplated by Article 19 of Eastern's Declaration of Trust, including all directors, officers and trustees of wholly owned subsidiaries of Eastern) whom the trustee or officer reasonably believes to be reliable and competent in the matters presented, (ii) counsel, public accountants or other persons as to matters which the trustee or officer reasonably believes to be within such person's professional or expert competence, or (iii) in the case of a trustee, a duly constituted committee of trustees (or similar governing body of such other organization) upon which he or she does not serve, as to matters within its delegated authority, which committee the trustee reasonably believes to merit confidence, but he or she shall not be considered to be acting in good faith if he or she has knowledge concerning the matter in question that would cause such reliance to be unwarranted. The fact that a trustee or officer so relied shall be a complete defense to any claim asserted against him or her, except as expressly provided by statute, by reason of his or her being or having been a trustee or officer of Eastern (or such other organization).

FORM OF CONSIDERATION FOR CAPITAL STOCK

  COLONIAL. Pursuant to Section 11 of Chapter 164 of the MGL, capital stock may be issued for cash, or real or personal property that has been approved by the DTE.

  EASTERN. Eastern's Declaration of Trust provides that authorized shares of the trust may be issued either for money, services, stock, property or other value, or by way of a stock dividend or in exchange for other shares or securities of Eastern and par for par in exchange for stock of another company irrespective of the dividend rate or the then-market value of such stock. Shares may not be issued at less than par in the case of shares with a par value.

LIMITATION OF DIRECTOR LIABILITY

  COLONIAL. Pursuant to Section 64 of Chapter 164 of the MGL, the fact that a director performed his or her duties in accordance with Section 65 of Chapter 156B of the MGL shall be a complete defense to any claim asserted against him or her, except as expressly provided by statute, by reason of his or her being or having been a director of a corporation.

  Colonial's Restated Articles of Organization further provide that no director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director notwithstanding any provision of law imposing such liability, except that, to the extent provided by applicable law, this provision shall not eliminate or limit the liability of a director (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 of Chapter 156B of the MGL or any amendatory or successor provisions thereto or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date upon which this provision became effective, and no amendment or repeal of this provision shall deprive a director of the benefits hereof with respect to any act or omission occurring prior to such amendment or repeal.

  EASTERN. Eastern's Declaration of Trust provides that no trustee shall be liable except for acts or failures to act which at the time would impose liability on him or her if Eastern were a Massachusetts business corporation and he or she were a director thereof.

  Eastern's Declaration of Trust further provides that the trustees of Eastern will not personally be liable to Eastern or its shareholders for monetary damages for certain breaches of fiduciary duty as trustees, unless they violated their duty of loyalty to Eastern or its shareholders, acted not, or omitted to act, in good faith, knowingly or intentionally violated the law, intentionally misconducted themselves, or derived an improper benefit from their actions as trustees. Trustees, officers and agents of Eastern will also not be held liable for any act or failure to act in good faith, that is required, authorized or approved by an order issued pursuant to PUHCA or any other federal or state statute regulating Eastern or any of its subsidiaries by reason of its being a public utility holding company or their being public utilities. Eastern's Declaration of Trust also provides that shareholders, trustees, officers and agents of Eastern will have no liability for the payment or satisfaction of obligations and liabilities incurred in carrying on the business of Eastern and that the trust estate of Eastern only shall be liable.

INDEMNIFICATION

  COLONIAL. Pursuant to the Colonial By laws, Colonial shall indemnify each person (other than a party plaintiff suing on such party plaintiff's own behalf or in the right of Colonial who at any time is serving or has served as a director or officer of Colonial, or any of its subsidiaries, against any claim, liability, or expense incurred as a result of this service, or as a result of any other service on behalf of Colonial, or service at the request of Colonial as a director, officer, employee, member or agent of another corporation, partnership, joint venture, trust, trade or industry association or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), to the maximum extent permitted by law. Without limited the generality of the foregoing, Colonial shall indemnify any such person who was or is a party (other than a party plaintiff suing on such party plaintiff's own behalf or in the right of Colonial), or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including, without limitation, attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding.

  Colonial shall not be liable to indemnify a director or officer for any amounts paid in settlement of any action or claim effected without Colonial's written consent. Colonial will not unreasonably withhold its consent to any proposed settlement.

  EASTERN. Pursuant to Eastern's Declaration of Trust, Eastern shall indemnify each of its trustees and officers against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by him or her in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, including, but not limited to, derivative suits (to the extent permitted by law), in which he or she may be involved or with which he or she may be threatened, while in office or thereafter, except with respect to any matters as to which he or she shall have been adjudicated to have acted in bad faith or not to have acted in good faith in the reasonable belief that his or her action was in the best interests of Eastern or, to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such plan; provided, however, that as to any matter disposed of by a compromise payment by such trustee or officer pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of Eastern, after notice that it involves such indemnification: (i) if no change of control has occurred, (a) by a disinterested majority of the trustees then in office or (b) by a majority of the disinterested trustees then in office or by the shareholders of Eastern, provided that Eastern shall have received a written opinion of independent legal counsel to the effect that such trustee or officer appears to have acted in good faith in the reasonable belief that his or her action was in the best interests of Eastern; or (ii) if a change of control shall have occurred, by an opinion in writing of independent legal counsel to the effect that such trustee or officer appears to have acted in good faith in the reasonable belief that his or her action was in the best interests of Eastern. No trustee or officer may satisfy any rights of indemnity or reimbursement granted pursuant to Eastern's Declaration of Trust or to which he or she may be otherwise entitled except out of the trust estate of Eastern.

                                 LEGAL MATTERS

  Certain legal matters relating to Eastern in connection with the Merger, including, among other things, certain legal matters with respect to the validity of the securities to be issued, will be passed upon for Eastern by Ropes & Gray, Boston, Massachusetts.

  Certain legal matters relating to Colonial in connection with the Merger will be passed upon for Colonial by Palmer & Dodge LLP, Boston, Massachusetts.

                                    EXPERTS

  The Colonial consolidated financial statements as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by Grant Thornton LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  Representatives of Grant Thornton LLP are expected to be present at the Colonial Special Meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

  The Eastern consolidated financial statements and schedule as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Joint Proxy Statement/Prospectus and elsewhere in this Joint Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  Representatives of Arthur Andersen LLP are expected to be present at the Eastern Special Meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

                      FUTURE EASTERN SHAREHOLDER PROPOSALS

  As noted in Eastern's proxy statement for the 1998 annual meeting, the deadline to have shareholder proposals included in the proxy statement for Eastern's 1999 annual meeting was November 18, 1998. Proposals must comply with the SEC's proxy regulations relating to shareholder proposals in order to be considered for inclusion in Eastern's proxy materials. If a proponent fails to notify Eastern by February 1, 1999 of a proposal for consideration at the 1999 annual meeting, then the proxies named by Eastern management with respect to that meeting will have discretionary voting authority with respect to that proposal.

                     FUTURE COLONIAL STOCKHOLDER PROPOSALS

  Assuming the timing of the consummation of the Merger contemplated in the Merger Agreement requires Colonial to hold an annual meeting in 1999, proposals of stockholders intended to be presented at such meeting must be received by Colonial at its offices at 40 Market Street, Lowell, Massachusetts 01852,
Attention: Clerk, not later than sixty days prior to the meeting. As noted in Colonial's proxy statement for Colonial's 1998 annual meeting, the deadline to have stockholder proposals included in the proxy statement for the 1999 Colonial annual meeting was November 9, 1998. Proposals must comply with the SEC's proxy regulations relating to stockholder proposals in order to be considered for inclusion in Colonial's proxy materials.

                                 OTHER MATTERS

  Neither Eastern nor Colonial presently intends to bring before the Eastern Special Meeting or the Colonial Special Meeting, respectively, any matters other than those specified and neither Eastern nor Colonial has any knowledge of any other matters which may be brought up by other persons. However, if any other matters not now known properly come before the Eastern Special Meeting or the Colonial Special Meeting or any adjournments thereof, the persons named in the enclosed forms of Eastern proxy or Colonial proxy, as the case may be, including any substitutes, will vote such proxies in accordance with their judgment on such matters.

                      WHERE YOU CAN FIND MORE INFORMATION

  Eastern and Colonial file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center,
500 West Madison Street, Suite 1400, Chicago, Illinois 60661- 2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Eastern's and Colonial's SEC filings should also be available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

  In addition, material and information concerning Eastern and Colonial can be inspected at the New York Stock Exchange, Inc., 20 Broad Street, 7th Floor, New York, New York 10005, on which exchange the Eastern Common Stock and the Colonial Common Stock are listed, and material and information concerning Eastern can also be inspected at the Pacific Exchange, Inc., 301 Pine Street, San Francisco, California 94104, and the Boston Stock Exchange, on which exchanges the Eastern Common Stock is also listed.

  The SEC allows Eastern and Colonial to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that Eastern and Colonial can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information contained directly in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that were previously filed with the SEC by Eastern (File No. 1-2297) or Colonial (File No. 0-10007). These documents contain important information about Eastern and Colonial and their financial condition.

Regarding Eastern

 . Eastern's Annual Report on Form 10-K for the fiscal year ended December 31,
   1997.

 . Eastern's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

 . Eastern's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

 . Eastern's Quarterly Report on Form 10-Q for the quarter ended September 30,
   1998.

 . Eastern's Current Reports on Form 8-K dated June 29, 1998, July 28, 1998,
   October 14, 1998, October 26, 1998 and December 7, 1998.

 . Eastern's Current Report on Form 8-K dated November 23, 1998, containing
   Eastern's restated financial statements and schedule as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997. To the extent applicable, the information contained in this report will supersede information contained in Eastern's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

 . The description of Eastern Common Stock contained in its Form 8, filed on May 23, 1991, amending its Registration Statement on Form 8-A dated November 6, 1950.

 . The description of the Eastern Rights contained in Eastern's Registration
   Statement on Form 8-A filed on March 1, 1990, as amended.

 . The description of the New Rights contained in Eastern's Registration
   Statement on Form 8-A filed on July 29, 1998.

Regarding Colonial

 . Colonial's Annual Report on Form 10-K for the year ended December 31, 1997.

 . Colonial's Quarterly Report on Form 10-Q for the quarter ended March 31,
  1998.

 . Colonial's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

 . Colonial's Quarterly Report on Form 10-Q for the quarter ended September 30,
  1998.

 . Colonial's Current Report on Form 8-K dated October 21, 1998.

  Eastern and Colonial may be required by the SEC to file other documents pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the time this Joint Proxy Statement/Prospectus is sent and the date the Eastern Special Meeting and the Colonial Special Meeting are held. These documents will be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part of it from the date they are filed with the SEC.

  If you are a stockholder, Eastern and Colonial may have sent you some of the documents incorporated by reference, but you can obtain any of them through Eastern and Colonial, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from Eastern and Colonial without charge, excluding all exhibits except for exhibits which have been specifically incorporated by reference as an exhibit in this Joint Proxy Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

             Eastern Enterprises                            Colonial Gas Company
               9 Riverside Road                               40 Market Street
         Weston, Massachusetts 02493                       Lowell, Massachusetts
                (781) 647-2300                                 (978) 322-3000

  If you would like to request documents from Eastern or Colonial, please do so promptly in order to receive them before the Stockholder Meetings.

  All information contained in or incorporated by reference into this Joint Proxy Statement/Prospectus with respect to Eastern has been provided by Eastern. All information contained in or incorporated by reference into this Joint Proxy Statement/Prospectus with respect to Colonial has been provided by Colonial. Neither Eastern nor Colonial assumes any responsibility for the accuracy or completeness of the information provided by the other party.

  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER AGREEMENT OR THE STOCK ISSUANCE. NEITHER EASTERN NOR COLONIAL HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED DECEMBER 23, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF EASTERN'S COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                               ----------------

  The name "Eastern Enterprises" refers to the trustees under Eastern's Declaration of Trust as trustees and not personally; and no trustee, shareholder, officer or agent of Eastern Enterprises shall be held to any personal liability in connection with the affairs of said Eastern Enterprises, but the trust estate only is liable. A copy of Eastern's Declaration of Trust is on file with the SEC as Exhibit 3.1 to Eastern's Quarterly Report on Form 10-Q for the quarter ended June 30, 1989.

                             INDEX OF DEFINED TERMS

DEFINED TERM                                                            PAGE NO.
------------                                                            --------
Acquisition Proposal...................................................    68
adjusted forecasts.....................................................    43
Alternative Transaction................................................    73
base forecasts.........................................................    43
Book Value Multiple....................................................    38
Code...................................................................    47
Colonial Board.........................................................    26
Colonial Common Stock..................................................    26
Colonial Comparables...................................................    37
Colonial Material Adverse Event........................................    63
Colonial Record Date...................................................    28
Colonial Special Meeting...............................................    26
Comparable Acquisition Transactions....................................    37
competing party........................................................    72
DTE....................................................................    31
Eastern Acquiring Person...............................................    85
Eastern Board..........................................................    26
Eastern Common Stock...................................................    26
Eastern Common Stock Event.............................................    85
Eastern Distribution Date .............................................    85
Eastern Material Adverse Event.........................................    63
Eastern Purchase Price.................................................    84
Eastern Record Date....................................................    26
Eastern Right..........................................................    84
Eastern Rights Agreement...............................................    84
Eastern Special Meeting................................................    26
Eastern Stock Acquisition Date.........................................    85
EBIT...................................................................    39
EBITDA.................................................................    37
Effective Date.........................................................    31
Effective Time.........................................................    31
Employment Period......................................................    54
EPS....................................................................    37
Exchange Agent.........................................................    61
Indemnified Parties....................................................    57
LTM....................................................................    37
LTM Net Income Multiple................................................    38

DEFINED TERM                                                            PAGE NO.
------------                                                            --------
Merger.................................................................    26
Merger Agreement.......................................................    26
Merger Consideration...................................................    34
Merger Sub.............................................................    26
MGL....................................................................    52
New Right..............................................................    87
New Rights Agreement...................................................    87
P/E multiples..........................................................    43
Securities Act.........................................................    52
Stock Issuance.........................................................    26
Surviving Company......................................................    31
United States Holders..................................................    47
United States Person...................................................    47

                      AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND BETWEEN

                              EASTERN ENTERPRISES

                                      AND

                              COLONIAL GAS COMPANY

                          DATED AS OF OCTOBER 17, 1998

 ARTICLE 1 THE MERGER.....................................................   A-1
      1.1  The Merger.....................................................   A-1
      1.2  Effective Time; Closing........................................   A-2
      1.3  Effect of the Merger...........................................   A-2
      1.4  Articles of Organization; Bylaws...............................   A-2
      1.5  Directors and Officers.........................................   A-2
      1.6  Effect on Capital Stock........................................   A-2
      1.7  Surrender of Certificates......................................   A-5
      1.8  No Further Ownership Rights in Seller Common Stock.............   A-6
      1.9  Lost, Stolen or Destroyed Certificates.........................   A-6
      1.10 Tax Consequences...............................................   A-6
      1.11 Taking of Necessary Action; Further Action.....................   A-7
 ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE SELLER...................   A-7
      2.1  Organization of the Seller.....................................   A-7
      2.2  The Seller Capital Structure...................................   A-7
      2.3  Authority......................................................   A-8
      2.4  Chapter 110F Not Applicable....................................   A-9
      2.5  SEC Filings; the Seller Financial Statements...................   A-9
      2.6  Absence of Certain Changes or Events...........................  A-10
      2.7  Tax Matters....................................................  A-11
      2.8  Regulation as a Utility........................................  A-12
      2.9  Title to Properties; Absence of Liens and Encumbrances.........  A-12
      2.10 Intellectual Property..........................................  A-12
      2.11 Compliance; Permits; Restrictions..............................  A-13
      2.12 Litigation.....................................................  A-13
      2.13 Brokers' and Finders' Fees.....................................  A-13
      2.14 Employee Benefit Plans.........................................  A-13
      2.15 Employment Matters.............................................  A-15
      2.16 Environmental Matters..........................................  A-15
      2.17 Agreements, Contracts and Commitments..........................  A-16
      2.18 Statements; Proxy Statement/Prospectus.........................  A-17
      2.19 Fairness Opinion...............................................  A-17
      2.20 Insurance......................................................  A-17
      2.21 Year 2000......................................................  A-17
 ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE BUYER....................  A-18
      3.1  Organization of the Buyer......................................  A-18
      3.2  The Buyer Capital Structure....................................  A-18
      3.3  Merger Sub.....................................................  A-18
      3.4  Authority......................................................  A-19

      3.5  SEC Filings; the Buyer Financial Statements..................  A-20
      3.6  Absence of Certain Changes and Events........................  A-20
      3.7  Litigation...................................................  A-21
      3.8  Registration Statement; Proxy Statement/Prospectus...........  A-21
      3.9  Compliance; Permits; Restrictions............................  A-21
      3.10 Regulation as a Utility......................................  A-21
      3.11 Ownership of the Seller Common Stock.........................  A-21
 ARTICLE 4 CONDUCT PRIOR TO THE EFFECTIVE TIME..........................  A-22
      4.1  Conduct of Business by the Seller and the Buyer..............  A-22
      4.2  Certain Actions by the Seller................................  A-22
 ARTICLE 5 ADDITIONAL AGREEMENTS........................................  A-23
           Proxy Statement/Prospectus; Registration Statement; Other
      5.1  Filings......................................................  A-23
      5.2  Meetings of Stockholders.....................................  A-24
      5.3  Access to Information; Confidentiality.......................  A-24
      5.4  No Solicitation..............................................  A-24
      5.5  Public Disclosure............................................  A-26
      5.6  Legal Requirements...........................................  A-26
      5.7  Third Party Consents.........................................  A-26
      5.8  Notification of Certain Matters..............................  A-27
      5.9  Best Efforts and Further Assurances..........................  A-27
      5.10 The Seller Employee Plans; Employment Matters................  A-27
      5.11 Indemnification; D&O Insurance...............................  A-28
      5.12 Tax-Free Reorganization......................................  A-29
      5.13 Listing......................................................  A-29
      5.14 The Seller Affiliate Agreement...............................  A-29
      5.15 Representation on Buyer Board................................  A-29
      5.16 Dividend Record Date.........................................  A-30
 ARTICLE 6 CONDITIONS TO THE MERGER.....................................  A-30
           Conditions to Obligations of Each Party to Effect the
      6.1  Merger.......................................................  A-30
      6.2  Additional Conditions to Obligations of the Seller...........  A-31
           Additional Conditions to the Obligations of the Buyer and
      6.3  Merger Sub...................................................  A-31
 ARTICLE 7 TERMINATION..................................................  A-32
      7.1  Termination..................................................  A-32
      7.2  Notice of Termination; Effect of Termination.................  A-33
      7.3  Fees and Expenses............................................  A-33
 ARTICLE 8 GENERAL PROVISIONS...........................................  A-36
      8.1  Non-Survival of Representations and Warranties...............  A-36
      8.2  Notices......................................................  A-36

    8.3  Interpretation; Knowledge........................................  A-36
    8.4  Counterparts.....................................................  A-37
    8.5  Entire Agreement.................................................  A-37
    8.6  Severability.....................................................  A-37
    8.7  Amendment........................................................  A-37
    8.8  Extension; Waiver................................................  A-37
    8.9  Other Remedies; Specific Performance.............................  A-37
    8.10 Governing Law....................................................  A-37
    8.11 Assignment.......................................................  A-38
    8.12 Parties in Interest..............................................  A-38
    8.13 Waiver of Jury Trial.............................................  A-38
    8.14 Massachusetts Business Trust.....................................  A-38

EXHIBIT A-Affiliate Letter

                      AGREEMENT AND PLAN OF REORGANIZATION

  This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") dated as of October 17, 1998 is by and between Eastern Enterprises (the "Buyer"), a Massachusetts business trust, and Colonial Gas Company (the "Seller"), a Massachusetts utility corporation.

                                    RECITALS

  A. Upon the terms and subject to the conditions of this Agreement and in accordance with Chapter 156B of the Massachusetts General Laws, the Massachusetts Business Corporation Law (the "MBCL"), and Chapter 164 of the Massachusetts General Laws ("Chapter 164"), the Massachusetts Manufacture and Sale of Gas and Electricity Law, the Buyer and the Seller will enter into a business combination transaction pursuant to which the Seller will merge with and into a wholly-owned subsidiary of the Buyer to be formed as a Massachusetts utility corporation ("Merger Sub").

  B. The Board of Trustees of the Buyer (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Buyer and fair to, and in the best interests of, the Buyer and its stockholders, and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, subject to approval by the stockholders of the Buyer, if required.

  C. The Board of Directors of the Seller (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Seller and fair to, and in the best interests of, the Seller and its stockholders, and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, subject to approval of the Merger by the stockholders of the Seller and by the Massachusetts Department of Telecommunications and Energy (the "DTE") in accordance with Chapter 164.

  D. The Buyer and the Seller, and Merger Sub when it is organized and becomes a party to this Agreement, desire to make certain representations and warranties and other agreements in connection with the Merger.

  E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

  NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1

                                   THE MERGER

  1.1 THE MERGER.

(a) At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the MBCL and Chapter 164, the Seller shall be merged with and into Merger Sub, the separate corporate existence of the Seller shall cease and Merger Sub shall continue as the surviving corporation. Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

(b) Prior to the Effective Time, the Buyer shall cause Merger Sub to be incorporated as a Massachusetts utility corporation, to adopt a charter and other organizational documents as may be necessary or advisable and which shall be appropriate for effecting the purposes of this Agreement, and to become a party to this Agreement for purposes of effecting the Merger in accordance with the MBCL and Chapter 164.

  1.2 EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger (the "Articles of Merger") with the Secretary of the Commonwealth of Massachusetts in accordance with the relevant provisions of the MBCL and Chapter 164 (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Articles of Merger, being the "Effective Time," and the date on which the Effective Time occurs being the "Effective Date") as soon as practicable on the Closing Date (as herein defined). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and the Articles of Merger. The closing of the Merger (the "Closing") shall take place at the offices of Palmer & Dodge LLP, One Beacon Street, Boston, Massachusetts, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article 6 (other than delivery of items to be delivered at Closing), or at such other time, date and location as the parties hereto agree in writing (the "Closing Date"). At the Closing, (a) the Seller shall deliver to the Buyer the various certificates and instruments required under Article 6, (b) the Buyer and Merger Sub shall deliver to the Seller the various certificates and instruments required under Article 6, and (c) the Seller and Merger Sub shall execute and file with the Secretary of the Commonwealth of Massachusetts the Articles of Merger.

  1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the MBCL and Chapter 164. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the estate, property, rights, privileges, powers and franchises of the Seller and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and obligations of the Seller and Merger Sub shall become the debts, liabilities and obligations of the Surviving Corporation.

  1.4 ARTICLES OF ORGANIZATION; BYLAWS.

(a) At the Effective Time, the Articles of Organization of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Corporation until thereafter amended as provided by law and such Articles of Organization; provided, however, that at the Effective Time the Articles of Organization of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "Colonial Gas Company."

(b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

  1.5 DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, to serve until their successors are duly elected or appointed or qualified.


  1.6 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Seller or the holders of any of the following securities:

(a) Conversion of Seller Common Stock. Each share of Common Stock, $3.33 par value, of the Seller (the "Seller Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Seller Common Stock to be canceled pursuant to Section 1.6(c)) will be canceled and extinguished and automatically converted (subject to Section 1.6(f)) into the right to receive at the Effective Time:

  (i) (A) $37.50 in cash, without interest (the "Per Share Cash Amount"), (B) a number of shares of Common Stock, $1.00 par value, of the Buyer (the "Buyer Common Stock") equal to the Per Share Cash Amount divided by the Market Value (as defined below) of Buyer Common Stock (the "Exchange Ratio"), or (C) a combination of cash and shares of Buyer Common Stock determined in accordance with this Section 1.6. For purposes of this Agreement, "Market Value" of Buyer Common Stock means the average of the per share closing prices of Buyer Common Stock as reported on the New York Stock Exchange (the "NYSE") for the ten trading days ending on the third trading day prior to the Effective Date. Notwithstanding the previous sentence, (x) if the Market Value of Buyer Common Stock computed in accordance with the previous sentence is less than $37.56 per share, Market Value for purposes of this Section 1.6(a)(i) shall mean $37.56 and (y) if the Market Value of Buyer Common Stock computed in accordance with the previous sentence is greater than $47.80 per share, Market Value for purposes of this Section 1.6(a)(i) shall mean $47.80.

  (ii) The number of shares of Seller Common Stock to be converted into the right to receive cash in the Merger will, subject to Section 1.6(a)(vii), be 4,000,000 shares (the "Cash Election Number"). The remaining shares of Seller Common Stock outstanding immediately prior to the Effective Time (the "Stock Election Number") will be converted into the right to receive Buyer Common Stock in the Merger.

  (iii) Subject to the allocation and election procedures set forth in this
  Section 1.6, each record holder of shares of Seller Common Stock immediately prior to the Effective Time will be entitled in respect of each such share (i) to elect to receive cash for such share (a "Cash Election"),
  (ii) to elect to receive Buyer Common Stock for such share (a "Stock Election"), or (iii) to indicate that such record holder has no preference as to the receipt of cash or Buyer Common Stock for such share (a "Non-Election"). All such elections will be made on a form designed for that purpose (a "Form of Election").

  (iv) If the aggregate number of shares covered by Cash Elections (the "Cash Election Shares") exceeds the Cash Election Number, all shares of Seller Common Stock covered by Stock Elections (the "Stock Election Shares") and all shares of Seller Common Stock covered by Non-Elections (the "Non-Election Shares") will be converted into the right to receive Buyer Common Stock, and the Cash Election Shares will be converted into the right to receive Buyer Common Stock and cash in the following manner:

    Each Cash Election Share will be converted into the right to receive
    (A) an amount in cash, without interest, equal to the product of (x) the Per Share Cash Amount and (y) a fraction (the "Cash Fraction"), the numerator of which will be the Cash Election Number and the denominator of which will be the total number of Cash Election Shares, and (B) a number of shares of Buyer Common Stock equal to the product of (x) the Exchange Ratio and (y) a fraction equal to one minus the Cash Fraction.

  (v) If the aggregate number of Stock Election Shares exceeds the Stock Election Number, all Cash Election Shares and all Non-Election Shares will be converted into the right to receive cash, and all Stock Election Shares will be converted into the right to receive Buyer Common Stock and cash in the following manner:

    Each Stock Election Share will be converted into the right to receive
    (A) a number of shares of Buyer Common Stock equal to the product of
    (x) the Exchange Ratio and (y) a fraction (the "Stock Fraction"), the numerator of which will be the Stock Election Number and the denominator of which will be the total number of Stock Election Shares, and (B) an amount in cash, without interest, equal to the product of
    (x) the Per Share Cash Amount and (y) a fraction equal to one minus the Stock Fraction.

  (vi) In the event that neither subparagraph (iv) nor subparagraph (v) above is applicable, all Cash Election Shares will be converted into the right to receive cash, all Stock Election Shares will be converted into the right to receive Buyer Common Stock, and all Non-Election Shares will be converted into the right to receive Buyer Common Stock and the right to receive cash on a proportionate basis so that the Stock Election Number and the Cash Election Number equal their respective percentages of the number of shares of Seller Common Stock outstanding as closely as possible.

  (vii) In the event that the Buyer Common Stock (excluding fractional shares to be paid in cash pursuant to Section 1.6(f)) to be issued in the Merger in exchange for shares of Seller Common Stock, valued at the lesser of (i) the average of the per share closing prices as reported on the NYSE for the ten trading days ending on the third trading day prior to the Effective Date and (ii) the average of the high and low trading prices as reported on the NYSE for the Effective Date, minus the aggregate discount, if any, due to trading restrictions on the Buyer Common Stock to be issued in the Merger (the "Buyer Common Stock Value") is less than 45% of the total consideration to be paid in exchange for the shares of Seller Common Stock (including without limitation the amount of cash to be paid in lieu of fractional shares pursuant to Section 1.6(f) and any other payments required to be considered in determining whether the continuity of interest requirement applicable to reorganizations under
  Section 368 of the Code has been satisfied) (the "Total Consideration"), then the Cash Election Number shall be reduced, and the Stock Election Number shall be correspondingly increased, to the extent necessary so that the Buyer Common Stock Value is 45% of the Total Consideration.

(b) Cash Election Procedure.

  (i) The Buyer and the Seller will each use its reasonable best efforts to cause a Form of Election to be mailed not less than thirty (30) days prior to the anticipated Effective Time to all holders of record of shares of Seller Common Stock as of the record date for the Seller Stockholders' Meeting (as hereinafter defined) and to all persons who become holders of Seller Common Stock during the period between the record date for the Seller Stockholders' Meeting and 5:00 p.m., New York time, on the date seven calendar days prior to the anticipated Effective Time and to make the Form of Election available to all persons who become holders of Seller Common Stock subsequent to such time. Elections will be made by holders of Seller Common Stock by mailing to the Exchange Agent a Form of Election. Holders of record of shares of Seller Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Seller Common Stock held by each Representative for a particular beneficial owner. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent and accompanied by the certificates representing the shares of Seller Common Stock as to which the election is being made (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. ("NASD") or a bank, trust company, credit union, savings association, broker, dealer or other entity that is a member in good standing of the Securities Transfer Agent's Medallion Program, the NYSE Medallion Signature Guaranty Program or the Stock Exchange Medallion Program). The Buyer will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of the Buyer (or the Exchange Agent) in such matters will be conclusive and binding. Neither the Buyer nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent will also make computations contemplated by this Section 1.6 and all such computations will be conclusive and binding on the holders of Seller Common Stock.

  (ii) For the purposes hereof, a holder of Seller Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline (as defined herein) will be deemed to have made a Non-Election. If the Buyer or the Exchange Agent determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election will be deemed to be of no force and effect and the stockholder making such purported election will for purposes hereof be deemed to have made a Non-Election.

  (iii) A Form of Election must be received by the Exchange Agent by the close of business on the last business day prior to the Effective Time (the "Election Deadline") in order to be effective. All elections may be revoked until the Election Deadline in writing by holders submitting the Forms of Election.

(c) Cancellation of Certain Shares. Each share of Seller Common Stock held in the treasury of the Seller or owned by Merger Sub, the Buyer or any direct or indirect wholly owned subsidiary of the Seller or of the Buyer immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(d) Capital Stock of Merger Sub. Each share of Common Stock, $1.00 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue to be outstanding following, and shall be unaffected by, the Merger.

(e) Adjustment of Exchange Ratio. The Exchange Ratio and Cash Election Number shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock), reorganization, recapitalization or other like change with respect to Buyer Common Stock, occurring after the date hereof and having a record date prior to the Effective Time.

(f) Fractional Shares. No fraction of a share of Buyer Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Seller Common Stock who would otherwise be entitled to a fraction of a share of Buyer Common Stock (after aggregating all fractional shares of Buyer Common Stock to be received by such holder) shall receive from the Buyer an amount of cash (rounded to the nearest whole cent), without interest thereon, equal to the product of (i) such fraction, multiplied by (ii) the Average Closing Price. The "Average Closing Price" shall mean the average of the per share closing prices of Buyer Common Stock as reported on the NYSE for the ten trading days ending on and including the Effective Date.

1.7 SURRENDER OF CERTIFICATES.

(a) Exchange Agent. The Buyer shall select a bank or trust company reasonably acceptable to the Seller, which may be the Buyer's existing transfer agent, to act as the exchange agent (the "Exchange Agent") in the Merger.

(b) The Buyer to Provide Merger Consideration. Promptly after the Effective Time, the Buyer shall make available to the Exchange Agent for exchange in accordance with this Article 1 certificates for the shares of Buyer Common Stock issuable, and cash payable, pursuant to Section 1.6(a) in exchange for outstanding shares of Seller Common Stock and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions to which holders of shares of Seller Common Stock may be entitled pursuant to Section 1.7(d). The shares of Buyer Common Stock issuable pursuant to Section 1.6(a) and the cash payable pursuant to Sections 1.6(a) and (f) and Section 1.7(d) are referred to collectively as the "Merger Consideration".

(c) Exchange Procedures. Promptly after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record (as of the Effective
Time) of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Seller Common Stock whose shares were converted into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Buyer may reasonably specify) and (ii) instructions for effecting the exchange of the Certificates for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Buyer, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(d) as to the payment of dividends, to evidence only the ownership of the number of full shares of Buyer Common Stock and the aggregate Per Share Cash Amount into which such shares of Seller Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d).

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Buyer Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be delivered to the record holder thereof certificates representing whole shares of Buyer Common Stock and the aggregate Per Share Cash Amount issuable and payable in exchange therefor, without interest, along with payments of the amount of dividends or other distributions with a record date after the Effective Time then payable with respect to such whole shares of Buyer Common Stock and cash in lieu of any fractional shares in accordance with Section 1.6(f).

(e) Transfers of Ownership. If any certificate for shares of Buyer Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered or if any of the other Merger Consideration is to be payable to a person other than the person to whom such Certificate is registered, it will be a condition of the issuance and payment thereof that the Certificate so surrendered will be properly endorsed, accompanied by any documents required to evidence and effect such transfer and otherwise in proper form for transfer and that the person requesting such exchange will have paid to the Buyer or any agent designated by it any applicable transfer taxes required by reason of the issuance of a certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered, or shall provide evidence that any applicable transfer taxes have been paid.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, the Buyer, the Surviving Corporation nor any other party hereto shall be liable to a holder of shares of Buyer Common Stock or Seller Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Termination of Exchange Agent. Any Merger Consideration made available to the Exchange Agent pursuant to Section 1.7(b) and not exchanged within six months after the Effective Time pursuant to this Section 1.7 shall be returned by the Exchange Agent to Buyer, which shall thereafter act as Exchange Agent, and thereafter any holder of unsurrendered Certificates shall look as a general creditor only to Buyer for payment of any funds to which such holder may be due, subject to applicable law.

1.8 NO FURTHER OWNERSHIP RIGHTS IN SELLER COMMON STOCK. The Merger Consideration issued and paid in exchange of shares of Seller Common Stock in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Seller Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Seller Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

1.9 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration; provided, however, that the Buyer may, in its discretion and as a condition precedent to such delivery, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Buyer or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.10 TAX CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Seller and Merger Sub, the officers and directors of the Seller and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

                                   ARTICLE 2

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

  The Seller represents and warrants to the Buyer, subject to the exceptions set forth in the disclosure schedule supplied by the Seller to the Buyer (the "Seller Disclosure Schedule"), as follows:

2.1 ORGANIZATION OF THE SELLER. The Seller and each of its Subsidiaries and joint ventures (as defined below) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite corporate or similar power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and in good standing as a foreign corporation or other legal entity in each jurisdiction in which the failure to be so qualified would have a Seller Material Adverse Effect (as defined below). Included in the Seller Disclosure
Schedule is a true and complete list of all of the Seller's Subsidiaries and joint ventures, together with the jurisdiction of incorporation or organization of each Subsidiary and joint venture and the Seller's equity interest therein. The Seller has delivered or made available to the Buyer a true and correct copy of the Restated Articles of Organization and Bylaws of the Seller and similar governing instruments of each of its Subsidiaries and joint venture, each as amended to date. The minute books of the Seller and its Subsidiaries and joint ventures made available to the Buyer are the only minute books of the Seller and its Subsidiaries and joint ventures, and the minutes contain a reasonably accurate record of all actions taken in all meetings of directors (or committees thereof) and stockholders or actions by written consent. The term "Seller Material Adverse Effect" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Seller and its Subsidiaries taken as a whole; provided, however, that, for purposes of Sections 6.3(a) and 7.1(i), the following shall not be deemed to constitute a Seller Material Adverse Effect: (i) an adverse change in the business, financial condition or results of operations of the Seller following the date of this Agreement primarily attributable to the transactions contemplated by this Agreement or the announcement thereof, circumstances or events affecting the gas distribution industry generally or adverse weather conditions or (ii) the loss of any officer or key employee of the Seller following the date of this Agreement. "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization are directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. The term "joint venture" of a party shall mean any corporation or other entity (including partnerships and other business associations) that is not a Subsidiary of such party, in which such party or one or more of its Subsidiaries owns an equity interest, other than equity interests held for passive investment purposes which are less than 10% of any class of the outstanding voting securities or equity of any such entity.

2.2 THE SELLER CAPITAL STRUCTURE.

(a) The authorized capital stock of the Seller consists of 15,000,000 shares of Common Stock, $3.33 par value, of which, as of September 30, 1998, there were 8,845,315 shares issued and outstanding and no shares in treasury, 547,559 shares of Class A Preferred Stock, $25 par value, of which 100,000 shares have been designated as Series A-1 Junior Participating Preferred Stock and none of which are outstanding, and 370,000 shares of Class B Preferred Stock, $1.00 par value, none of which are outstanding. No shares of Seller's capital stock have been issued since that date except shares of Seller Common Stock issued in the normal course and consistent with past practice pursuant to the Seller's Dividend Reinvestment and Common Stock Purchase Plan (the "Seller Dividend Reinvestment Plan") or the Employee Savings Plan. All outstanding shares of Seller Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Restated Articles of Organization or Bylaws of the Seller or any agreement or document to which the Seller is a party or by which it is bound. As of September 30, 1998, an aggregate of 380,290 shares of Seller Common Stock were reserved for issuance pursuant to the Seller Dividend Reinvestment Plan and Employee Savings Plan; and 100,000 shares of Seller's Series A-1 Junior Participating Preferred Stock were reserved for issuance under the Rights Agreement (the "Rights Agreement"), dated as of December 1, 1993 between the Seller and BankBoston, N.A., as Rights Agent. All shares of Seller Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

(b) The Seller Disclosure Schedule includes a true and complete list of all outstanding rights, subscriptions, warrants, calls, preemptive rights, options or other agreements of any kind to purchase or otherwise receive from the Seller any shares of the capital stock or any other security of the Seller, and all outstanding securities of any kind convertible into or exchangeable for such securities. True and complete copies of all instruments (or other forms of such instruments) referred to in this Section 2.2(b) have been previously furnished to the Buyer. There are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the outstanding shares of capital stock of the Seller to which the Seller is a party.

(c) Except for securities the Seller owns directly or indirectly through one or more Subsidiaries, there are no equity securities of any class of any Subsidiary of the Seller, or any security exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding.

2.3 AUTHORITY.

(a) The Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller, subject only to the approval of this Agreement and the Merger by the Seller's stockholders and by the DTE and the filing and recording of the Articles of Merger pursuant to the MBCL and Chapter 164. This Agreement has been duly executed and delivered by the Seller. Assuming the due authorization, execution and delivery by the Buyer and, when it becomes a party, Merger Sub, this Agreement constitutes the valid and binding obligation of the Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity. The execution and delivery of this Agreement by the Seller does not, and the performance of this Agreement by the Seller will not, (i) conflict with or violate the Restated Articles of Organization or Bylaws of the Seller or the equivalent organizational documents of any of its Subsidiaries, (ii) subject to obtaining the approval by the Seller's stockholders of this Agreement as contemplated in
Section 5.2 and of the DTE in accordance with Chapter 164 and compliance with the other requirements set forth in Section 2.3(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Seller or any of its Subsidiaries or by which its or any of their respective properties is bound, or (iii) subject to obtaining any third party consents referred to in the final sentence of this Section 2.3(a), result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of the Seller or any Subsidiary or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Seller or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Seller or any of its Subsidiaries is a party or by which the Seller or any of its Subsidiaries or its or any of their respective properties are bound or affected, except, with respect to clauses (ii) and
(iii), for any such conflicts, violations, defaults or other occurrences that would not have a Seller Material Adverse Effect. The Seller Disclosure Schedule lists all consents, waivers and approvals under any of the Seller's or any of its Subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, except for those the absence of which would not have a Seller Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental or regulatory body or authority or instrumentality ("Governmental Entity") is required by or with respect to the Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts, (ii) the filing of the Proxy Statement (as defined in Section 2.18) with the United States Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) the filing of a Current Report on Form 8-K with the SEC, (iv) the filing with the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") of such forms as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the termination or expiration of all applicable waiting periods thereunder, (v) approval of the Merger and the related transactions contemplated hereunder by DTE in accordance with Chapter 164 and any required filing thereof with the Secretary of the Commonwealth, (vi) the approval of the Merger by the SEC pursuant Section 9(a)(2) of the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), (vii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and with respect to the transfer of the Seller's franchises to the Surviving Corporation and (viii) such other consents, authorizations, filings, approvals and registrations that, if not obtained or made, would not have a Seller Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Merger.

(c) The Rights Agreement has been amended to make it inapplicable to the Buyer's acquisition of Seller Common Stock and the other transactions contemplated by and pursuant to this Agreement.

2.4 CHAPTER 110F NOT APPLICABLE. The Board of Directors of the Seller has taken all actions so that the restrictions contained in Chapter 110F of the Massachusetts General Laws applicable to a "business combination" (as defined in Chapter 110F) will not apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.

2.5 SEC FILINGS; THE SELLER FINANCIAL STATEMENTS.

(a) The Seller has filed all forms, reports and documents required to be filed with the SEC since January 1, 1993, and has made available to the Buyer such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that the Seller may file after the date hereof until the Closing) are referred to herein as the "Seller SEC Reports." As of their respective dates, the Seller SEC Reports (i) were or will be prepared in compliance in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Seller SEC Reports, and (ii) did not or will not at the time they were or are filed (or if amended or superseded by a filing prior to the Closing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading. None of the Seller's Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Seller SEC Reports (the "Seller Financials"), including any Seller SEC Reports filed after the date hereof until the Closing, (i) complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was or will be prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present, in all material respects, the consolidated financial position of the Seller and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Seller, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of the Seller contained in the Seller's SEC Report as of June 30, 1998 is hereinafter referred to as the "Seller Balance Sheet." Except as disclosed in the Seller Disclosure Schedule and except for obligations under this Agreement, neither the Seller nor any of its Subsidiaries has (i) any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Seller and its Subsidiaries taken as a whole, except liabilities (x) provided for in the Seller Balance Sheet and the related notes or (y) incurred since the date of the Seller Balance Sheet in the ordinary course of business consistent with past practices, nor (ii) any other liabilities reasonably likely to have a Seller Material Adverse Effect.

2.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1998, there has not occurred any Seller Material Adverse Effect and there has not been, occurred or arisen any:

(a) transaction by the Seller or its Subsidiaries except in the ordinary course of business as conducted on the date of the Seller Balance Sheet and consistent with past practices;

(b) amendments or changes to the Restated Articles of Organization or Bylaws of the Seller;

(c) individual capital expenditure or commitment, or series of related capital expenditure or commitments, by the Seller or its Subsidiaries outside the ordinary course of business exceeding $250,000;

(d) destruction of, damage to or loss of any assets material to the business of the Seller and its Subsidiaries taken as a whole (whether or not covered by insurance);

(e) material adverse change in a material customer relationship, including without limitation any cancellation or termination or written notice of cancellation or termination by any material customer of its relationship or a material portion of its relationship with the Seller or any of its Subsidiaries or any material decrease in the usage or purchase of the products or services of the Seller or any of its Subsidiaries by any such customer;

(f) labor trouble or claim of wrongful discharge or other unlawful labor practice or action that is reasonably likely to have a Seller Material Adverse Effect;

(g) material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Seller;

(h) material revaluation by the Seller or its Subsidiaries of any of its significant assets;

(i) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Seller (other than regular quarterly dividends in accordance with past practice), or any direct or indirect redemption, purchase or other acquisition by the Seller of any of its capital stock;

(j) increase in the salary or other compensation payable or to become payable to any of its officers or directors or, other than in the ordinary course of business and consistent with past practices, any of its employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement and except for increases, payments or commitments in the ordinary course of business and consistent with past practices;

(k) sale, lease, license or other disposition of any material assets or properties of the Seller or its Subsidiaries, except in the ordinary course of business;

(l) amendment or termination of any material contract, agreement or license to which the Seller or any of its Subsidiaries is a party or by which it is bound except for amendments in the ordinary course of business that are not reasonably likely to have a Seller Material Adverse Effect or scheduled expiration pursuant to the terms of the contract, agreement or license and not as a result of any breach;

(m) loan by the Seller or any of its Subsidiaries to any person or entity, incurring by the Seller or any Subsidiary of any indebtedness (except for indebtedness incurred in the ordinary course under existing credit lines or arrangements set forth in the Seller Disclosure Schedule), guaranteeing by the Seller or any Subsidiary of any indebtedness, issuance or sale of any debt securities of the Seller or any Subsidiary or guaranteeing of any debt securities of others, except in the ordinary course of business and consistent with past practices;

(n) waiver or release of any material right or claim of the Seller or any of its Subsidiaries, including any write-off or other compromise of any account receivable of the Seller or any Subsidiary, other than in the ordinary course of business and consistent with past practices;

(o) adoption, amendment, modification or termination of any Plan (as defined in Section 2.14) by the Seller or any of its Subsidiaries, or the taking of any action with respect thereto;

(p) regulatory decision by the DTE that would have a material adverse impact on the Surviving Corporation; or

(q) commitment, understanding or agreement by the Seller or any of its Subsidiaries or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (o) (other than this Agreement).

2.7 TAX MATTERS.

(a) The Seller and its Subsidiaries have filed all tax reports and returns required to be filed by them and have paid or will timely pay all taxes and other charges shown as due on such reports and returns. Neither the Seller nor any of its Subsidiaries is delinquent in the payment of any material tax assessment or other governmental charge (including without limitation applicable withholding taxes). Any provision for taxes reflected in the Seller Balance Sheet is adequate for payment of any and all tax liabilities for periods ending on or before June 30, 1998 and there are no tax liens on any assets of the Seller or its Subsidiaries except for current taxes not yet due.

(b) There has not been any audit of any tax return filed by the Seller or any of its Subsidiaries for any period subsequent to 1995 and no audit of any tax return filed by the Seller or any of its Subsidiaries is in progress and neither the Seller nor any Subsidiary has been notified by any tax authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a tax return was or is to be filed by the Seller or any of its Subsidiaries is in force, and no waiver or agreement by the Seller or any of its Subsidiaries is in force for the extension of time for the assessment or payment of any tax. For purposes of this Agreement, the term "tax" includes all federal, state, local and foreign taxes or assessments, including income, sales, gross receipts, excise, use, value added, royalty, franchise, payroll, withholding, property and import taxes and any interest or penalties applicable thereto.

(c) Neither the Seller nor any of its Subsidiaries has agreed to, or is required to, make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(d) Each agreement, contract or arrangement to which the Seller or any of its Subsidiaries is a party that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code is set forth in Section 2.7 of the Seller Disclosure Schedule.

2.8 REGULATION AS A UTILITY.

(a) The Seller is not a "holding company" under PUHCA.

(b) The Seller is subject to regulation as a natural gas distribution utility by the Commonwealth of Massachusetts.

(c) Neither the Seller nor any of its Subsidiaries is currently subject to regulation by the Federal Energy Regulation Commission under the Federal Power Act or as a "natural gas company" under the Natural Gas Act or is subject to regulation as a public utility or public service company (or similar designation) by any state in the United States other than Massachusetts or in any foreign country.

2.9 TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.

(a) The Seller and its Subsidiaries have good and valid title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) owned by them and material to the conduct of their respective businesses as such businesses are now being conducted. Neither the Company's nor any of its Subsidiaries' ownership of or leasehold interest in any such property is subject to any mortgage, pledge, lien, option, conditional sale agreement, encumbrance, security interest, title exception or restriction or claim or charge of any kind ("Encumbrances"), except for such Encumbrances as are set forth in the Seller Disclosure Schedule or the Seller Financials or are not in the aggregate reasonably likely to have a Seller Material Adverse Effect. All such property is in condition and repair adequate in all material respects for the continued conduct of the business of the Seller and its Subsidiaries in the manner in which it is currently conducted, except to the extent that the condition of any property is not in the aggregate reasonably likely to have a Seller Material Adverse Effect.

(b) The Seller and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible personal properties and assets, used or held for use in their business, and such properties and assets, as well as all other properties and assets of the Seller and its Subsidiaries, whether tangible or intangible, are free and clear of any Encumbrances, except for such Encumbrances as are set forth in the Seller Disclosure Schedule or the Seller Financials or are not in the aggregate reasonably likely to have a Seller Material Adverse Effect. All such property is in condition and repair adequate in all material respects for the continued conduct of the business of the Seller and its Subsidiaries in the manner in which it is currently conducted, except to the extent that the condition of any property is not in the aggregate reasonably likely to have a Seller Material Adverse Effect.

2.10 INTELLECTUAL PROPERTY. The Seller and its Subsidiaries own, or are licensed or otherwise possess legally enforceable and otherwise adequate rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, schematics, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are required or reasonably necessary for the conduct of business of the Seller or its Subsidiaries as currently conducted, the absence of which would have a Seller Material Adverse Effect (collectively, the "Seller Intellectual Property Rights"). All of the Seller Intellectual Property Rights are owned or licensed by the Seller or one of its Subsidiaries, free and clear of any and all Encumbrances, except for those Encumbrances under or set forth in applicable license agreements or that would not, individually or in the aggregate, have a Seller Material Adverse Effect, and, to the knowledge of the Seller, neither the Seller nor any of its Subsidiaries has forfeited or otherwise relinquished any Seller Intellectual Property Rights which forfeiture would have a Seller Material Adverse Effect. To the knowledge of the Seller, the use of the Seller Intellectual Property Rights by the Seller and its Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill (including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor) of any other person, and neither the Seller nor any of its Subsidiaries has received notice of any claim or otherwise knows that any of the Seller Intellectual Property Rights is invalid, conflicts with the asserted rights of any other person, has not been used or enforced or has failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Seller Intellectual Property Rights, except for such conflicts, infringements, violations, interferences, claims, invalidity, abandonments, cancellations or unenforceability that would not, individually or in the aggregate, have a Seller Material Adverse Effect.

2.11 COMPLIANCE; PERMITS; RESTRICTIONS.

(a) Neither the Seller nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Seller or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Seller or any of its Subsidiaries is a party or by which the Seller or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that are not reasonably likely to have a Seller Material Adverse Effect.

(b) The Seller and its Subsidiaries hold all consents, permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to the operation of the business of the Seller and its Subsidiaries taken as a whole (collectively, the "Seller Permits"). The Seller and its Subsidiaries are in compliance with the terms of the Seller Permits, except where the failure to so comply is not reasonably likely to have a Seller Material Adverse Effect.

2.12 LITIGATION. There is no action, suit or proceeding of any nature pending or to the Seller's knowledge threatened against the Seller or any of its Subsidiaries, or any of their respective properties, officers or directors, in their respective capacities as such (i) in which injunctive or other equitable relief or damages in excess of $250,000 are or are reasonably likely to be sought against the Seller or any Subsidiary or that otherwise are reasonably likely to result in a Seller Material Adverse Effect or (ii) that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement. To the Seller's knowledge, there is no investigation pending or threatened against the Seller or any of its Subsidiaries, their respective properties or any of their respective officers or directors by or before any Governmental Entity that is reasonably likely to have a Seller Material Adverse Effect.

2.13 BROKERS' AND FINDERS' FEES. Except for fees payable to Salomon Smith Barney and disclosed to the Buyer, the Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.14 EMPLOYEE BENEFIT PLANS. The Seller Disclosure Schedule sets forth a complete list of all pension, profit sharing, retirement, deferred compensation, employment, welfare, insurance, disability, bonus, vacation pay, severance pay, fringe benefits and similar plans, programs, agreements or arrangements, whether benefiting one or more individuals, including without limitation all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by the Seller or its Subsidiaries or to which Seller or any of its Subsidiaries are parties or are required to contribute (the "Plans"). Seller has delivered (or within five (5) business days after the date hereof will deliver) to the Buyer current, accurate and complete copies of (i) each Plan that has been reduced to writing, together with all amendments; (ii) a summary of the material terms of each Plan that has not been reduced to writing, as amended; (iii) the summary plan description for each Plan subject to ERISA and, in the case of each other Plan, any similar employee summary (including employee handbook description) of the Plan; (iv) for each Plan intended to be qualified under Section 401(a) or
Section 501(c)(9) of the Code, the most recent determination letter or exemption determination issued by the Internal Revenue Service ("IRS"); (v) for each Plan with respect to which a Form 5500 series annual report is required to be filed, the most recently filed such annual report and the annual report for the two preceding years, together with all schedules and exhibits; (vi) all insurance contracts, administrative services contracts, trust agreements, investment management agreements or similar agreements maintained in connection with the Plans or any of them; and (vii) copies of any correspondence from the IRS, the Department of Labor ("DOL") or other U.S. government agency or department relating to an audit or an asserted or assessed penalty with respect to a Plan or relating to requested relief from any liability or penalty (including, but not limited to, any correspondence relating to the IRS's EPRSC, VCR or CAP programs, or the DOL's amnesty programs for late filers and non-filers). To the best knowledge of the Seller, no employee benefit handbook or similar employee communication relating to any Plan nor any written communication of benefits under such Plan from the administrator thereof describes the terms of such Plan in a manner that is materially inconsistent with the documents and summary plan descriptions relating to such Plan that have been delivered pursuant to the foregoing sentence. Since January 1, 1992, neither the Seller nor any Subsidiary has maintained or contributed to, or been obligated to maintain or contribute to, any "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA. To the best knowledge of the Seller, neither the Seller nor any Subsidiary has incurred any material liability under Sections 4062, 4063 or 4201 of ERISA. No partial or complete withdrawal occurring on or before, or deemed to occur on or before, the Effective Time of any of Seller and its Subsidiaries from any multiemployer plan to which any of them contributes or is required to contribute could result in any liability under
Section 4201 of ERISA. The immediately preceding sentence shall be applied without regard to whether any of Seller or its Subsidiaries could satisfy any or all required prerequisites for withdrawing from such plan. Each Plan maintained by the Seller or a Subsidiary which is intended to be qualified under Section 401(a) or 501(c)(9) of the Code is so qualified. Without limiting the generality of the immediately preceding sentence, each Plan containing an account described in Section 401(h) of the Code has been maintained in accordance with Section 401(h) of the Code and the limitations described therein and in applicable regulations. Each Plan has been administered in all material respects in accordance with the terms of such Plan and the provisions of any and all statutes, orders or governmental rules or regulations, including without limitation ERISA and the Code, and, to the best knowledge of the Seller, nothing has been done or omitted to be done with respect to any Plan that has resulted or is reasonably likely to result in any material liability on the part of the Seller or a Subsidiary under Title I of ERISA or Chapter 43 of the Code. All reports required to be filed with respect to all Plans, including without limitation Form 5500 series annual reports, have been timely filed, except where the failure to so file could not reasonably be expected to result in material fines or penalties. No "reportable event" as defined in
Section 4043 of ERISA, other than any such event for which the thirty-day notice period has been waived, has occurred with respect to any Plan subject to Title IV of ERISA. Each Plan that is subject to Title IV of ERISA, other than a multiemployer plan, could be terminated on or before the Effective Time (without regard to whether any of Seller or its Subsidiaries could satisfy any or all required prerequisites for terminating such plan), in a "standard termination" as defined in Section 4041(b) of ERISA without further contribution from any contributing employer. All claims for welfare benefits incurred by employees and their eligible dependents on or before the Closing are or prior to the Closing will be fully insured under fully paid up third-party insurance policies. Except for continuation of health coverage to the extent required under Section 4980B of the Code or applicable state law or as otherwise set forth in Section 2.14 of the Seller Disclosure Schedule, no Plan that is a "Welfare Plan" as defined in Section 3(1) of ERISA provides for any benefits following retirement or other termination of employment. Except for individual employment agreements specified in Section 2.14 of the Seller Disclosure Schedule, each Plan can be amended, terminated or modified prospectively on and after the Effective Time without advance notice to or consent by any employee, former employee or beneficiary, except as required by law.

2.15 EMPLOYMENT MATTERS.

(a) The Seller and each of its Subsidiaries (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(b) No work stoppage or labor strike against the Seller or any of its Subsidiaries is pending or, to the best knowledge of the Seller, threatened. Neither the Seller nor any of its Subsidiaries is involved in or, to the knowledge of the Seller, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including without limitation charges of unfair labor practices or discrimination complaints, that, if adversely determined, would, in the aggregate, have a Seller Material Adverse Effect. Neither the Seller nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act that would, in the aggregate, directly or indirectly have a Seller Material Adverse Effect. Neither the Seller nor any of its Subsidiaries is presently, nor has it been in the past, a party to or bound by any collective bargaining agreement or union contract with respect to employees other than as set forth in the Seller Disclosure Schedule and no collective bargaining agreement is being negotiated by the Seller or any of its Subsidiaries. No union organizing campaign or activity with respect to non-union employees of the Seller or any of its Subsidiaries is ongoing, pending or, to the best knowledge of the Seller, threatened.

2.16 ENVIRONMENTAL MATTERS.

(a) Except as would not have a Seller Material Adverse Effect, no material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, hazardous or otherwise to pose an unreasonable danger to human health or the environment, including without limitation all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material"), but excluding office, maintenance and janitorial supplies in nonmaterial amounts, are present as a result of the actions of the Seller or any of its Subsidiaries, or, to the best knowledge of the Seller, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Seller or any of its Subsidiaries has at any time owned, operated, occupied or leased. The Seller Disclosure Schedule lists all locations that the Seller or any Subsidiary formerly owned or leased where, to the Seller's knowledge, Hazardous Materials are present in a volume or concentration that would reasonably be expected to have a Seller Material Adverse Effect.

(b) Except as would not have a Seller Material Adverse Effect, (i) neither the Seller nor any of its Subsidiaries has generated, transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of, or in a manner which could give rise to liabilities under, any law in effect prior to or as of the date hereof, nor
(ii) has the Seller or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) The Seller and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "Seller Environmental Permits") necessary for the conduct of the Seller's and its

Subsidiaries' Hazardous Material Activities and other businesses of the Seller and its Subsidiaries as such activities and businesses are currently being conducted, except where the failure to so hold would not have a Seller Material Adverse Effect.

(d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Seller's knowledge, threatened concerning any Seller Environmental Permit, Hazardous Material in, on or under any property owned or leased at any time by the Seller or any of its Subsidiaries or any Hazardous Materials Activity of the Seller or any of its Subsidiaries, in which injunctive or other equitable relief or damages in excess of $250,000 are or are reasonably likely to be sought against the Seller or any Subsidiary or that otherwise would have a Seller Material Adverse Effect.

2.17 AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as identified in the Seller Disclosure Schedule or listed in the Exhibit Index to the Seller's Form 10-K for the year ended December 31, 1997 (the "Seller 10-K"), neither the Seller nor any of its Subsidiaries is a party to or is bound by:

(a) any agreement, contract or commitment containing any covenant limiting the freedom of the Seller or any of its Subsidiaries to engage in any line of business or compete with any person;

(b) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $250,000 and not cancelable without penalty;

(c) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise (other than the Seller's wholly-owned subsidiaries);

(d) any mortgages, indentures, loans or credit agreements, security agreements relating to a material amount of assets or other agreements or instruments relating to the borrowing of money or extension of credit;

(e) any other agreement, contract, commitment or lease which requires annual payments by the Seller or any of its Subsidiaries under any such agreement, contract, commitment or lease of $250,000 or more in the aggregate and is not cancelable without penalty within thirty (30) days.

(f) any consulting arrangements and contracts for professional, advisory and other services involving payments of more than $100,000 in any year, including contracts under which the Seller or any of its Subsidiaries performs services for others;

(g) any material contracts relating to the source or supply of gas and other raw materials essential to the conduct of the business of the Seller or any of its Subsidiaries, and any financial derivatives master agreements, confirmations, or futures account opening agreements and/or brokerage statements evidencing financial hedging or other trading activities with respect to the foregoing;

(h) any contracts relating to the employment, engagement, compensation or termination of directors, officers, employees or agents of the Seller or any of its Subsidiaries not included under Plans (as defined in Section 2.14);

(i) any union and other labor contracts;

(j) any agreement, contract or instrument (including amendments thereto) to which the Seller or any of its Subsidiaries is a party or by which any of them is bound that is required to be included in the Seller 10-K; and

(k) any other material contracts made other than in the usual or ordinary course of business of the Seller or any of its Subsidiaries to which the Seller or any of its Subsidiaries is a party or under which the Seller or any of its Subsidiaries is obligated.

Neither the Seller nor any of its Subsidiaries, nor to the Seller's knowledge any other party to a Seller Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which the Seller or any Subsidiary is a party or by which it is bound of the type described in clauses (a) through (k) above (any such agreement, contract or commitment, a "Seller Contract") in such a manner as would permit any other party to cancel or terminate any such Seller Contract, or would permit any other party to seek damages, in either case, which would have a Seller Material Adverse Effect.

2.18 STATEMENTS; PROXY STATEMENT/PROSPECTUS. The information to be supplied by the Seller for inclusion in the Registration Statement on Form S-4 to be filed to register under the Securities Act Buyer Common Stock issuable pursuant to
Section 1.6 (the "Registration Statement") shall not at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Seller for inclusion in the proxy statement/prospectus to be sent to the stockholders of the Seller in connection with the meeting of the Seller's stockholders to consider the approval of this Agreement (the "Seller Stockholders' Meeting") and, if the approval of the Buyer's stockholders is required, to the stockholders of the Buyer in connection with the meeting of the Buyer's stockholders to consider the approval of this Agreement (the "Buyer Stockholders' Meeting") (such proxy statement/prospectus as amended or supplemented, including any joint proxy statement, is referred to herein as the "Proxy Statement") shall not, on the dates the Proxy Statement is first mailed to the Seller's stockholders and the Buyer's stockholders and at the time of the Seller Stockholders' Meeting and the Buyer Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier written communication with respect to the solicitation of proxies for the Seller Stockholders' Meeting or the Buyer Stockholders' Meeting which has become false or misleading. The Proxy Statement utilized by the Seller will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to the Seller or any of its affiliates, officers or directors should be discovered by the Seller which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, or which is required to be disclosed to the Seller's stockholders so that the information made available to them in connection with electing the form of Merger Consideration is not false or misleading in any material respect, the Seller shall promptly inform the Buyer. Notwithstanding the foregoing, the Seller makes no representation or warranty with respect to any information supplied by the Buyer or Merger Sub that is contained in any of the foregoing documents.

2.19 FAIRNESS OPINION. The Seller has received an opinion from Salomon Smith Barney, dated as of the date hereof, to the effect that as of the date hereof, the consideration to be received by the Seller's stockholders in the Merger is fair from a financial point of view and will deliver to the Buyer a copy of such written opinion.

2.20 INSURANCE. The Seller and each of its Subsidiaries are, and have been continuously since January 1, 1993, insured for a minimum amount of $15,000,000 against such risks and losses as are customary in all material respects for companies conducting the business as conducted by the Seller and its Subsidiaries during such time period. Neither the Seller nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of the Seller or any of its Subsidiaries. The insurance policies of the Seller and each of its Subsidiaries are, to the best of Seller's knowledge, valid and enforceable policies in all material respects.

2.21 YEAR 2000. The Seller Disclosure Schedule summarizes the status of the Seller's assessment of third-party service providers with respect to attempting to ensure that the Seller's computer systems do not, or will not following modification thereof, be deficient with respect to formatting for the problem relating to computer programs and systems recognizing dates that use two-digit year data rather than four-digit year data

(the "Year 2000 Problem") and that such third-party service providers and the Seller's computer systems are, or will be following modification thereof, in material compliance with all regulations and trade organization guidelines concerning the Year 2000 Problem. The Seller has made available to the Buyer copies of all correspondence between the Seller and its third-party service providers concerning Year 2000 Problem compliance. Except as set forth in the Seller Disclosure Schedule, the Seller has no other contracts with, or commitments to, any third-party with respect to the Year 2000 Problem. The Seller has not been informed by any customer, insurance company or service provider with which the Seller or any of its Subsidiaries transacts business of an inability to timely remedy their own deficiencies with respect to the Year 2000 Problem, which deficiencies, individually or in the aggregate, would have a Seller Material Adverse Effect.

                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

  The Buyer represents and warrants to the Seller, subject to the exceptions set forth in the disclosure schedule supplied by the Buyer to the Seller (the "Buyer Disclosure Schedule"), as follows:

  3.1 ORGANIZATION OF THE BUYER. The Buyer and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite corporate or similar power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as a foreign corporation or other legal entity in each jurisdiction in which the failure to be so qualified would have a Buyer Material Adverse Effect (as defined below). The Buyer has delivered or made available a true and correct copy of the Declaration of Trust and Bylaws of the Buyer, each as amended to date, to the Seller. The term "Buyer Material Adverse Effect" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Buyer and its Subsidiaries taken as a whole; provided, however, that, for purposes of Sections 6.2(a) and 7.1(j), the following shall not be deemed to constitute a "Buyer Material Adverse Effect":
(i) an adverse change in the business, financial condition, or results of operations of the Buyer following the date of this Agreement primarily attributable to the transactions contemplated by this Agreement or the announcement thereof, circumstances or events affecting the gas distribution industry generally or adverse weather conditions, or (ii) the loss of any officer or key employee of the Seller following the date of this Agreement.

  3.2 THE BUYER CAPITAL STRUCTURE. The authorized capital stock of the Buyer consists of 50,000,000 shares of Common Stock, $1.00 par value, of which there were 22,497,183 shares issued and outstanding as of September 30, 1998. As of the date hereof, except for an aggregate of 2,146,383 shares of Buyer Common Stock reserved for issuance under various stock option and other stock plans of the Buyer, there is no outstanding right, subscription, warrant, call, preemptive right, option or other agreement of any kind to purchase or otherwise to receive from the Buyer any shares of the capital stock or any other security of the Buyer and there is no outstanding security of any kind convertible into or exchangeable for such capital stock. Since September 30, 1998, no shares of Buyer Common Stock have been issued except pursuant to the stock option and other stock plans of the Buyer. All outstanding shares of Buyer Common Stock are duly authorized, validly issued, and fully paid and non-assessable and are not subject to preemptive rights created by statute, the Declaration of Trust or Bylaws of the Buyer or any agreement or document to which the Buyer is a party or by which it is bound. All of the shares of Buyer Common Stock to be issued in the Merger will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid and nonassessable.

  3.3 MERGER SUB.

    (a) Merger Sub will, when it is incorporated, be duly organized, validly existing and in good standing as a Massachusetts utility corporation, with the requisite corporate power to own, lease and operate the property and carry on the business as now being conducted by the Seller.

    (b) All of the capital stock of Merger Sub prior to and at the Effective Time will be duly authorized, validly issued, fully paid and nonassessable and owned of record and beneficially by the Buyer.

    (c) Merger Sub shall be formed solely for the purpose of engaging in the transactions contemplated by this Agreement and, prior to the Effective Time, will not have engaged in any other business activities.

  3.4 AUTHORITY.

    (a) The Buyer has, and Merger Sub will have, all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been and will be duly authorized by all necessary corporate action on the part of the Buyer and Merger Sub, respectively, subject only to the approval of the Merger by the stockholders of the Buyer, if required, and the DTE and filing and recording of the Articles of Merger. This Agreement has been and will be duly executed and delivered by the Buyer and Merger Sub, respectively, and, assuming the due authorization, execution and delivery of this Agreement by the Seller, this Agreement constitutes and will constitute the valid and binding obligation of the Buyer and Merger Sub, respectively, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity. The execution and delivery of this Agreement by the Buyer and Merger Sub do not and will not, and the performance of this Agreement by the Buyer and Merger Sub will not,
(i) conflict with or violate the charter or bylaws of the Buyer or Merger Sub,
(ii) subject to obtaining the approval of the DTE in accordance with Chapter 164 and compliance with the other requirements set forth in Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Buyer or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) subject to obtaining the third party consents referred to in the final sentence of this
Section 3.4(a), result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Buyer's rights or alter the rights or obligation of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Buyer or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Buyer or any of its Subsidiaries is a party or by which the Buyer or any of its Subsidiaries or its or any of their respective properties are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, defaults or other occurrences that would not have a Buyer Material Adverse Effect. The Buyer Disclosure Schedule lists all material consents, waivers and approvals under any of the Buyer's or any of its Subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, except for those the absence of which would not have a the Buyer Material Adverse Effect.

    (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to the Buyer or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing and effectiveness of the Registration Statement with the SEC in accordance with the Securities Act, (ii) the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts, (iii) the filing of a Current Report on Form 8-K with the SEC,
(iv) the filing with the Antitrust Division and the FTC of such forms as may be required by the HSR Act and the termination or expiration of all applicable waiting periods thereunder, (v) the listing of Buyer Common Stock issuable pursuant to Section 1.6 on the NYSE, the Pacific Exchange and the Boston Stock Exchange, (vi) the approval of the Merger, the related transactions contemplated hereunder and the issuance of shares of capital stock of Merger Sub by the DTE and any required filing thereof with the Secretary of the Commonwealth; (vii) the approval of the Merger by the SEC pursuant to Section
(9)(a) (2) of PUHCA; (viii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and with respect to the transfer of the Seller's franchises to the Surviving Corporation; and (ix) such other consents, authorizations, filings, approvals and registrations that, if not obtained or made, would not have a Buyer Material Adverse Effect or a material adverse effect on the ability of the Buyer to consummate the Merger.

  3.5 SEC FILINGS; THE BUYER FINANCIAL STATEMENTS.

    (a) The Buyer and its Subsidiaries have filed all forms, reports and documents required to be filed with the SEC since January 1, 1995, and have made available to the Seller such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that the Buyer or its Subsidiaries may file after the date hereof until the Closing) are referred to herein as the "Buyer SEC Reports." As of their respective dates, the Buyer SEC Reports (i) were or will be prepared in compliance in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and (ii) did not and will not at the time they were or are filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Buyer SEC Reports (the "Buyer Financials"), including any Buyer SEC Reports filed after the date hereof until the Closing, (i) complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present, in all material respects, the consolidated financial position of the Buyer and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of the Buyer contained in the Buyer SEC Reports as of June 30, 1998 is hereinafter referred to as the "Buyer Balance Sheet." Except as disclosed in the Buyer Disclosure Schedule and except for obligations under this Agreement, neither the Buyer nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Buyer and its Subsidiaries taken as a whole, except liabilities (i) provided for in the Buyer Balance Sheet or the related notes , (ii) incurred since the date of the Buyer Balance Sheet in the ordinary course of business consistent with past practices, or
(iii) incurred in connection with the transactions contemplated hereby.

  3.6 ABSENCE OF CERTAIN CHANGES AND EVENTS. Since June 30, 1998, there has not occurred any Buyer Material Adverse Effect and there has not been, occurred or arisen any:

    (a) material damage, destruction, or loss to the business or properties of the Buyer and its Subsidiaries taken as a whole (whether or not covered by insurance);

    (b) declaration, setting aside, or payment of any dividend or other distribution in respect of the Buyer's capital stock (other than regular quarterly dividends in accordance with past practice), or any direct or indirect redemption, purchase or any other acquisition of such stock;

    (c) change in the capital stock or in the number of shares or classes of the Buyer's authorized or outstanding capital stock as described in Section 3.2; or

    (d) other event or condition known to the Buyer adversely affecting the operations, assets or business of the Buyer or any of its Subsidiaries which could reasonably be expected to have a Buyer Material Adverse Effect.

  3.7 LITIGATION. There is no action, suit, proceeding or investigation pending or to the Buyer's knowledge, threatened against the Buyer or any of its Subsidiaries that would have a Buyer Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

  3.8 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by the Buyer for inclusion in the Registration Statement (as defined in Section 2.18) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Buyer for inclusion in the Proxy Statement to be sent to the stockholders of the Seller in connection with the Seller Stockholders' Meeting and, if required, the stockholders of the Buyer in connection with the Buyer Stockholders' Meeting, and the information made available to the Seller's stockholders in connection with their election as to the form of Merger Consideration, shall not, on the date the Proxy Statement is first mailed to the Seller's stockholders and the Buyer's stockholders and at the time of the Seller Stockholders' Meeting and the Buyer Stockholders' Meeting, as the case may be, and at the time such information is made available to the Seller's stockholders in connection with such election, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier written communication with respect to the solicitation of proxies for the Seller Stockholders' Meeting and the Buyer Stockholders' Meeting which has become false or misleading. The Registration Statement and the Proxy Statement used by the Buyer will comply as to form in all material respects with applicable provisions of the Securities Act and the Exchange Act, respectively, and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to the Buyer or any of its affiliates, officers or directors should be discovered by the Buyer that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement or as part of the information made available to the Seller's stockholders, the Buyer shall promptly inform the Seller. Notwithstanding the foregoing, the Buyer makes no representation or warranty with respect to any information supplied by the Seller that is contained in any of the foregoing documents.

  3.9 COMPLIANCE; PERMITS; RESTRICTIONS.

    (a) Neither the Buyer nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Buyer or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Seller or any of its Subsidiaries is a party or by which the Buyer or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that would not have a Buyer Material Adverse Effect.

    (b) The Buyer and its Subsidiaries hold all consents, permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to the operation of the business of the Buyer and its Subsidiaries taken as a whole (collectively, the "Buyer Permits"). The Buyer and its Subsidiaries are in compliance with the terms of the Buyer Permits, except where the failure to so comply would not have a Buyer Material Adverse Effect.

  3.10 REGULATION AS A UTILITY. The Buyer is a holding company exempt from registration under Section 3(a)(1) of the PUHCA.

  3.11 OWNERSHIP OF THE SELLER COMMON STOCK. As of the date of this Agreement, the Buyer does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Seller Common Stock.

                                   ARTICLE 4

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

  4.1 CONDUCT OF BUSINESS BY THE SELLER AND THE BUYER. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Seller (which for the purposes of this Article 4 shall include the Seller and each of its Subsidiaries) and the Buyer (which for the purposes of this Article 4 shall include the Buyer and each of its material Subsidiaries) agree, except (i) in the case of the Seller as provided in Article 4 of the Seller Disclosure Schedule and in the case of the Buyer as provided in Article 4 of the Buyer Disclosure Schedule, (ii) as otherwise contemplated by this Agreement, or (iii) to the extent that the other party shall otherwise consent in writing, to carry on its business diligently and in accordance with good commercial practice and to carry on its business operations in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees, maintain its properties and assets in good condition and repair and preserve its relationships with customers, suppliers, distributors, and others with which it has business dealings.

  4.2 CERTAIN ACTIONS BY THE SELLER. In addition, notwithstanding Section 4.1 above, without the prior written consent of the Buyer, the Seller shall not do any of the following, nor shall the Seller permit its Subsidiaries to do any of the following:

    (a) Enter into any partnership arrangements, joint development agreements or strategic alliances;

    (b) Grant any severance or termination pay to any officer or employee except payments pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to the Buyer, or adopt any new severance plan;

    (c) Make any filings with any government authority regarding its rates or charges, standards of service, accounting matters or services it provides, except in the ordinary course of business consistent with past practices or as required by law;

    (d) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than the declaration and payment of regular quarterly cash dividends on the Seller Common Stock with record and payment dates consistent with past practice and at rates not in excess, in any fiscal year, of the dividends for the prior fiscal year increased at a rate consistent with past practice, and dividends payable by a Subsidiary to the Company;

    (e) Repurchase or otherwise acquire, directly or indirectly, any shares of capital stock;

    (f) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of Seller capital stock or any securities convertible into shares of Seller capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of Seller capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance in the normal course and consistent with past practice of shares of Seller Common Stock under the Seller Dividend Reinvestment Plan and Employee Savings Plan;

    (g) Cause, permit or propose any amendments to its Restated Articles of Organization or Bylaws;

    (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material amount of operating assets;

    (i) Sell, lease, encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to the business of the Seller;

    (j) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to (i) existing credit facilities identified in the Seller Disclosure Schedule in accordance with their existing terms in the ordinary course of business or (ii) the Seller's existing Medium Term Note Program to finance or refinance capital expenditures in the ordinary course of business and in accordance with the provisions of this Agreement) or guarantee any such indebtedness (or enter any other guarantee, keep-well, capital maintenance or other similar agreement) or issue or sell any debt securities or warrants or rights to acquire debt securities of the Seller or guarantee any debt securities of others;

    (k) Adopt or amend any employee benefit or stock purchase or option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director, officer or employee other than pursuant to existing agreements, plans and arrangements identified in the Seller Disclosure Schedule, or increase the salaries or wage rates, other than in the ordinary course of business and consistent in timing and amount with past practice or as required by law, of its officers or employees;

    (l) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payment, discharge or satisfaction in the ordinary course of business or amounts less than $250,000;

    (m) Make any individual capital expenditure or commitment, or series of related capital expenditures or commitments, outside the ordinary course of business, exceeding $250,000;

    (n) Become or establish a "holding company" within the meaning of PUHCA; or

    (o) Agree in writing or otherwise to take any of the actions described in this Section 4.2.

                                   ARTICLE 5

                             ADDITIONAL AGREEMENTS

  5.1 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT; OTHER FILINGS. As promptly as practicable after the execution of this Agreement, the Seller and, to the extent the approval of its stockholders is required, the Buyer will prepare and file with the SEC the Proxy Statement, and the Buyer will prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of the Seller and the Buyer will respond to any comments of the SEC and will use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Seller and, to the extent the approval of its stockholders is required, the Buyer will cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time, provided that the Seller may require receipt of confirmation as of the date of mailing the Proxy Statement of the opinion of its financial advisor referred to in Section 2.19. As promptly as practicable after the date of this Agreement, the Seller and the Buyer will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or state securities laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each party will notify the other party promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. From and after the date of this Agreement until the Effective Time, the Buyer and the Seller shall file with the SEC when due all reports required to be filed pursuant to Section 13 or 15(d) of the Exchange Act, and the Buyer shall make available to the Seller's stockholders such information as may be required in connection with their election as to the form of Merger Consideration. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing or to be made available to the Seller's stockholders in connection with such election, the Seller or the Buyer, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Seller or the Buyer, such amendment, supplement or information. The Proxy Statement will also include the recommendations of the Board of Directors of the Seller and, to the extent the approval of the Buyer's stockholders is required, of the Board of Trustees of the Buyer in favor of approval of this Agreement (except that the Board of the Seller or the Buyer may withdraw, modify or refrain from making such recommendation to the extent that the Board determines in good faith on the advice of outside legal counsel that the Board's fiduciary duties under applicable law require it to do so).

  5.2 MEETINGS OF STOCKHOLDERS.

    (a) Promptly after the date hereof, the Seller will take all action necessary in accordance with the MBCL, Chapter 164 and its Restated Articles of Organization and Bylaws to convene the Seller Stockholders' Meeting to be held as promptly as practicable, and in any event within 60 days after the declaration of effectiveness of the Registration Statement, for the purpose of considering the approval of this Agreement. Unless otherwise required by the fiduciary duties of the Seller's Board of Directors, the Seller will use its best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required to obtain such approval.

    (b) Promptly after the date hereof, to the extent that the approval of its stockholders is required, the Buyer will take all action necessary in accordance with its listing agreement with or the rules of the NYSE to convene the Buyer Stockholders' Meeting to be held as promptly as practicable, and in any event within 60 days after the declaration of effectiveness of the Registration Statement, for the purpose of considering the approval of the issuance of the Buyer Common Stock to be issued in the Merger as contemplated by this Agreement. Unless otherwise required by the fiduciary duties of the Buyer's Board of Trustees, the Buyer will use its best efforts in connection with such Buyer Stockholders' Meeting to solicit from its stockholders proxies in favor of the approval of this Agreement, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required to obtain such approval.

  5.3 ACCESS TO INFORMATION; CONFIDENTIALITY.

    (a) Each party will afford the other party and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of the other party during the period prior to the Effective Time to obtain all information concerning the business, including properties, results of operations and personnel of such party, as the other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 will affect or be deemed to modify or waive any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

    (b) The parties acknowledge that the Seller and the Buyer have previously executed a Confidentiality Agreement dated June 15, 1998 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, except as is necessary to comply with the terms of this Agreement.

  5.4 NO SOLICITATION.

    (a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement, the Seller and its Subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or knowingly encourage submission of, any proposals or offers by any person, entity or group (other than the

Buyer and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning the Seller or any of its Subsidiaries to, or afford any access to the properties, books or records of the Seller or any of its Subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than the Buyer and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to the Seller. For the purposes of this Agreement, an "Acquisition Proposal" means (x) any proposal or offer (other than one with or relating to the Buyer or an affiliate thereof) relating to (i) any merger, consolidation, sale of substantial assets of the Seller or similar transactions involving the Seller or any Subsidiary (other than sales of assets or inventory in the ordinary course of business or permitted under the terms of this Agreement),
(ii) sale of 20% or more of the outstanding shares of capital stock of the Seller (including without limitation by way of a tender offer or an exchange offer), or (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) that beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of the Seller (except for acquisitions for passive investment purposes only in circumstances where the person or group qualifies for and files a Schedule 13G with respect thereto); or (y) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. The Seller will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will use reasonable efforts to obtain the return of any confidential information furnished to any such Parties. The Seller will (i) notify the Buyer promptly if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) promptly notify the Buyer of the applicable terms and conditions of any such Acquisition Proposal and of any modification thereof or any proposed agreement. In addition, subject to the other provisions of this
Section 5.4, from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement, the Seller and its Subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than the Buyer); provided, however, that nothing herein shall prohibit the Seller's Board of Directors from taking and disclosing to the Seller's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or any other disclosure required by law.

    (b) Notwithstanding the provisions of paragraph (a) above, the Seller may, to the extent the Board of Directors of the Seller determines, in good faith, based upon the advice of outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (c) below, furnish information to any person, entity or group after such person, entity or group has delivered to the Seller in writing an Acquisition Proposal that the Board of Directors of the Seller determines, would result in a transaction more favorable to the stockholders of the Seller than the Merger. In addition, notwithstanding the provisions of paragraph (a) above, in connection with a possible Acquisition Proposal, the Seller may refer any third party to this
Section 5.4 or make a copy of this Section 5.4 available to a third party. In the event the Seller receives an Acquisition Proposal, nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of the Seller from approving such Acquisition Proposal, or recommending such Acquisition Proposal to the Seller's stockholders, if the Board determines in good faith, based on the advice of its outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of the Seller may withdraw, modify or refrain from making its recommendation concerning the approval of this Agreement, provided that the Seller provides Buyer with at least two days' prior notice thereof, during which time the Buyer may make, and in such event the Seller shall in good faith consider, a counterproposal to such Acquisition Proposal. Nothing in this Section 5.4 shall (x) permit the Seller to terminate this Agreement (except as specifically provided in Section 7.1 hereof),
(y) permit the Seller to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, the Seller shall not enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement of the type referred to below)) or (z) affect any other obligation of the Seller under this Agreement.

    (c) Notwithstanding anything to the contrary in this Section 5.4, the Seller will not provide any non-public information to a third party unless (i) the Seller provides such non-public information pursuant to a nondisclosure agreement with terms comparable to the terms in the Confidentiality Agreement and (ii) such non-public information has previously been delivered or made available to the Buyer.

  5.5 PUBLIC DISCLOSURE. The Buyer will consult with the Seller, and the Seller will consult the Buyer, and each will get the approval of the other (which will not be unreasonably withheld or delayed), before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation and approval, except as may be required by law or any listing agreement with or rule of a national securities exchange.

  5.6 LEGAL REQUIREMENTS.

    (a) Each of the Buyer, Merger Sub and the Seller will take all reasonable actions necessary or desirable to comply promptly with all legal requirements that may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals of or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or their respective Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. The Buyer will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Buyer Common Stock pursuant hereto. The Seller will use its commercially reasonable efforts to assist the Buyer as may be necessary to comply with the securities and blue sky laws of all jurisdictions that are applicable in connection with the issuance of Buyer Common Stock pursuant hereto.

    (b) As soon as practicable after execution of this Agreement or as otherwise mutually agreed by the parties, each of the Buyer and the Seller shall file with the Antitrust Division and the FTC a premerger notification form and any supplemental information (other than privileged information) which may be requested in connection therewith pursuant to the HSR Act, which filings and supplemental information will comply in all material respects with the requirements of the HSR Act. Each of the Buyer and the Seller shall cooperate fully with the other in connection with the preparation of such filings and shall use its best efforts to respond to any requests for supplemental information from the Antitrust Division or the FTC and to obtain early termination of any waiting period applicable to the Merger under the HSR Act without any materially burdensome conditions or any divestiture. Filing fees required to be paid in connection with the premerger notification pursuant to the HSR Act shall be borne and paid by the Buyer.

    (c) As soon as practicable after execution of this Agreement, to the extent applicable, the Buyer shall file with the SEC an application for approval under
Section 9(a)(2) of PUHCA and such other application and information (other than privileged information) which may be requested by the SEC in connection therewith pursuant to PUHCA and the rules of the SEC thereunder, which filings and information will comply in all material respects with the requirements of PUHCA and such rules. The Buyer will diligently prosecute such applications and take such actions (excluding any obligations to register as a non-exempt "holding company" under PUHCA other than as a result of any actions taken by the Buyer after the date of this Agreement except as contemplated by this Agreement) as may reasonably be necessary to obtain the requisite SEC approval under PUHCA.

  5.7 THIRD PARTY CONSENTS. As soon as practicable following the date hereof, each of the Seller and the Buyer will use its commercially reasonable efforts to obtain all material consents, waivers and approvals under any of its or its Subsidiaries' agreements, contracts, licenses, leases or franchises required to be obtained in connection with the consummation of the transactions contemplated hereby.

  5.8 NOTIFICATION OF CERTAIN MATTERS. The Buyer will give prompt notice to the Seller, and the Seller will give prompt notice to the Buyer, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, or (b) any material failure of the Buyer and Merger Sub or the Seller, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

  5.9 BEST EFFORTS AND FURTHER ASSURANCES. Subject to the respective rights and obligations of the Buyer and the Seller under this Agreement, each of the parties to this Agreement will and the Buyer will cause Merger Sub to, use its best efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, will, and the Buyer will cause Merger Sub to, execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Agreement shall require the Buyer to agree to any materially burdensome condition or any divestiture in order to obtain any clearance for the Merger under the HSR Act or in connection with any other regulatory order or approval.

  5.10 THE SELLER EMPLOYEE PLANS; EMPLOYMENT MATTERS.

    (a) For a period of one year after the Effective Time, and subject to applicable law, the Buyer shall provide to the employees in the aggregate of the Buyer and its Subsidiaries who were formerly employees of the Seller and its Subsidiaries employee benefits that are no less favorable in the aggregate than those provided under the Seller's Plans (as defined in Section 2.14) disclosed in the Seller Disclosure Schedule as in effect on the Closing Date, provided that, from and after the Effective Time, the employee benefits provided to the employees of the Buyer and its Subsidiaries who were formerly employees of the Seller and its Subsidiaries shall be no less favorable than the employee benefits provided from time to time by the Buyer or its Subsidiary for its similarly situated employees. Such employee benefits shall be without limitation for preexisting conditions other than any such condition or limitation (including without limitation preexisting condition exclusions, waiting periods, actively-at-work requirements and other similar exclusions and conditions) as to which the relevant corresponding Plan of the Seller or its Subsidiaries provided only a conditional waiver and as to which the employee (or his or her spouse or dependents) had not, as of the Closing Date, satisfied the relevant conditions for such waiver. From and after the Effective Time, in the case of each employee benefit plan (a "Buyer Plan") of the Buyer or its Subsidiaries which determines an individual's eligibility to become a participant in the Buyer Plan (an "eligibility requirement") or the extent of a participant's nonforfeitable right to benefits otherwise accrued under the Buyer Plan (a "vesting requirement") by reference to service for the Buyer and its Subsidiaries, the Buyer Plan's eligibility and vesting requirements shall be applied to the extent permitted by law by taking into account for each employee of the Buyer or its Subsidiaries who was an employee of the Seller or its Subsidiaries immediately prior to the Effective Time such service of such employee for the Seller or its Subsidiaries prior to the Effective Time as would have been taken into account for purposes of the Buyer Plan's eligibility and vesting requirements had such service been for the Buyer and its Subsidiaries. This Section 5.10(a) shall not apply to the employees of the Buyer and its Subsidiaries who were formerly employees of the Seller and its Subsidiaries and whose terms and conditions of employment are governed by a collective bargaining agreement.

    (b) The Buyer agrees to honor from the Effective Time in accordance with their terms (i) all Plans, (ii) all collective bargaining agreements, (iii) all contracts, arrangements or commitments with or for the benefit of officers and employees disclosed in the Seller Disclosure Schedule and (iv) all benefits vested thereunder as of the Effective Time; provided, however, that nothing in this sentence shall be interpreted as preventing the

Buyer or its Subsidiaries from amending, modifying or terminating any such Plans, contracts, arrangements or commitments in accordance with their terms.

    (c) The Buyer will offer employment arrangements to the officers of the Seller and its Subsidiaries and otherwise honor the provisions as set forth in a memorandum entitled "Proposed Plan for Colonial's Officers and Employees" dated October 14, 1998 furnished by the Buyer to the Seller.

    (d) The Seller and the Buyer agree to coordinate their executive incentive plans in order to assure that the officers and employees of the Seller and its Subsidiaries entitled to participate in the Seller's Executive Performance and Equity Incentive Plan receive on an equitable basis the benefits provided under such plan for the portion of the year in which the Merger occurs during which they were officers or employees of the Seller or its Subsidiaries.

  5.11 INDEMNIFICATION; D&O INSURANCE.

    (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including without limitation any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who become prior to the Effective Time, a director or officer of the Seller or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of the Seller, any of its Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, the Buyer shall indemnify and hold harmless, as and to the fullest extent permitted by law and the charter and by-laws of the relevant entity, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation. In the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Buyer; provided, however, that (i) the Buyer shall have the right to assume the defense thereof and upon such assumption the Buyer shall not be liable to any Indemnified Party in connection with the defense thereof, except that if the Buyer elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between the Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Buyer, and the Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties,
(ii) the Buyer shall be obligated pursuant to this paragraph to pay for only one counsel for all Indemnified Parties, (iii) the Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (iv) the Buyer shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 5.11 upon learning of any such claim, action, suit, proceeding or investigation shall notify the Buyer thereof, provided that the failure to so notify shall not affect the obligations of the Buyer under this Section 5.11 except to the extent such failure to notify materially prejudices the Buyer. The Seller's obligations under this Section 5.11 shall continue in full force and effect for a period of six (6) years from the Effective Time, provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

    (b) From and after the Effective Time, the Surviving Corporation will fulfill and honor in all respects the indemnification obligations of the Seller pursuant to the provisions of the Restated Articles of Organization and the Bylaws of the Seller as in effect immediately prior to the Effective Time.

    (c) For a period of six (6) years after the Effective Time, the Buyer shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by the Seller's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to the Buyer) with coverage in amount and scope at least as favorable as the Seller's existing coverage (which coverage may be an endorsement extending the period in which claims may be made under such existing policy); provided that in no event shall the Buyer or the Surviving Corporation be required to expend per year under this Section 5.11(c) more than an aggregate of 150% of the current annual premium expended by the Seller to provide such coverage.

    (d) In the event the Buyer or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer or conveys all or substantially all of its assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Buyer assume the obligations set forth in this Section 5.11.

    (e) The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and nothing herein shall affect any indemnification rights that any Indemnified Party and his or her heirs and representatives may have under the Bylaws of the Seller or any of its Subsidiaries, any contract or applicable law.

  5.12 TAX-FREE REORGANIZATION. The Buyer and the Seller will each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code, and neither party will take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of the parties shall report the Merger for income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code (and any comparable state or local tax statute). The Buyer and the Seller will each make available to the other party and their respective legal counsel copies of all tax returns as may be requested by the other party. Each of the Buyer and the Seller will make and will use its best efforts to obtain from its affiliates such reasonable representations as may be requested by legal counsel for the purpose of rendering the opinions contemplated by Section 6.1(f).

  5.13 LISTING. The Buyer shall use its best efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be approved for listing on the NYSE, the Pacific Exchange and the Boston Stock Exchange prior to the Effective Time.

  5.14 THE SELLER AFFILIATE AGREEMENT. Set forth on Section 5.14 of the Seller Disclosure Schedule is a list of those persons who may be deemed to be, in the Seller's reasonable judgment, affiliates of the Seller within the meaning of Rule 145 under the Securities Act (each, a "Seller Affiliate"). The Seller will provide the Buyer with such information and documents as the Buyer reasonably requests for purposes of reviewing such list. The Seller will use reasonable commercial efforts to deliver or cause to be delivered to the Buyer promptly after the date hereof from each Seller Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit A (the "Seller Affiliate Agreement"). The Buyer will be entitled to place appropriate legends on the certificates evidencing any Buyer Common Stock to be received by a Seller Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Buyer Common Stock, consistent with the terms of the Seller Affiliate Agreement.

  5.15 REPRESENTATION ON BUYER BOARD. The Buyer shall take such action as may be necessary to cause the number of Trustees comprising the Buyer's Board of Trustees at the Effective Time to be sufficient to permit one director of the Seller to serve thereon and shall elect as a Trustee F.L. Putnam, Jr. or another director of the Seller designated by the Board of Directors of the Seller who is reasonably satisfactory to the

Buyer. The Buyer shall, as of the Effective Time, appoint such director to serve on the Buyer's Board for a term ending at the 2002 Annual Meeting of Shareholders of the Buyer.

  5.16 DIVIDEND RECORD DATE. The Seller agrees to coordinate with the Buyer in establishing the record date for the payment of any dividends on the Seller Common Stock in order to assure that the holders of record of Seller Common Stock (i) are entitled to receive a dividend on either Seller Common Stock or Buyer Common Stock received in the Merger in the quarter in which the Closing occurs, and (ii) are not entitled to receive a dividend on both Seller Common Stock and Buyer Common Stock received in the Merger in the quarter in which the Closing occurs.

                                   ARTICLE 6

                            CONDITIONS TO THE MERGER

  6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

    (a) Stockholder Approval. This Agreement shall have been approved by the requisite vote under the Seller's, the Buyer's and Merger Sub's charter and bylaws, the MBCL, Chapter 164 and the rules and regulations of the NYSE, as and to the extent required.

    (b) DTE Approval. The Merger, the related transactions contemplated hereunder, and the related rate plan shall have been approved by the DTE pursuant to Chapter 164 (i) on terms and conditions which are not materially inconsistent with the principles set forth by the DTE in its approval of the merger plan and related rate plan in Eastern Enterprises/Essex County Gas Company, D.T.E. 98-27, order dated September 17, 1998, and D.T.E. 98-27-A, order dated September 25, 1998, as such orders are in effect on the date of this Agreement, pertaining to the recovery of costs, including without limitation transaction, premium and integration costs, associated with the Merger, and (ii) without terms and conditions that would otherwise have a material adverse effect (determined after giving effect to the related rate plan) on the business, assets (including intangible assets), prospects, financial condition or results of operations of (x) the Surviving Corporation or (y) the other gas distribution Subsidiaries of the Buyer taken as a whole, and such approval shall be final, nonappealable and not under appeal.

    (c) Registration Statement Effective. The SEC shall have declared the Registration Statement effective, and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

    (d) PUHCA Approval. The requisite approval of the SEC under PUHCA shall have been obtained on terms and conditions that are not materially burdensome to the Buyer, including without limitation any requirement that the Buyer register as a non-exempt "holding company" under PUHCA (other than as a result of actions taken by the Buyer after the date of this Agreement except as contemplated by this Agreement).

    (e) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal, otherwise prohibiting consummation of the Merger or having a material adverse effect on the Merger.

    (f) Tax Opinions. The Buyer and the Seller shall each have received substantially identical written opinions from their counsel, Ropes & Gray and Palmer & Dodge LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; provided that if the respective counsel to the Buyer or the Seller does not render such opinion, this condition shall nonetheless be deemed satisfied with respect to such party if counsel to the other party renders such opinion to such party.

    (g) HSR and Similar Compliance. Any applicable waiting period relating to the consummation of Merger under the HSR Act shall have expired or been terminated by the reviewing agency and any similar government requirements have been satisfied or complied with.

    (h) Required Approvals. All consents and approvals referred to in Section
2.3 and 3.3 (or in the applicable Disclosure Schedule with respect thereto) shall have been obtained.

    (i) Supplemental Indenture. The Surviving Corporation shall have executed such documentation as is required by and in compliance with the Second Amended and Restated First Mortgage Indenture dated as of June 30, 1992 from the Seller to State Street Bank and Trust Company, Trustee, as amended and supplemented.

  6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligations of the Seller to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Seller:

    (a) Representations and Warranties. The representations and warranties of the Buyer and Merger Sub contained in this Agreement shall be true and correct on and as of the Effective Time (without regard to any updates to the Buyer Disclosure Schedule, unless otherwise agreed by the Seller), except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, where the failure to be so true and correct (without regard to any materiality or knowledge qualifications contained therein) would not have a Buyer Material Adverse Effect, and the Seller shall have received a certificate to such effect signed on behalf of the Buyer by the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of the Buyer.

    (b) Agreements and Covenants. The Buyer and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Seller shall have received a certificate to such effect signed on behalf of the Buyer by the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of the Buyer.

    (c) Listing. The shares of Buyer Common Stock issuable to stockholders of the Seller pursuant to this Agreement shall have been authorized for listing on the NYSE, the Pacific Exchange and the Boston Stock Exchange.

  6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE BUYER AND MERGER SUB. The obligations of the Buyer and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Buyer:

    (a) Representations and Warranties. The representations and warranties of the Seller contained in this Agreement shall be true and correct on and as of the Effective Time (without regard to any updates to the Seller Disclosure Schedule, unless otherwise agreed by the Buyer), except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, where the failure to be so true and correct (without regard to any materiality or knowledge qualifications contained therein) would not have a Seller Material Adverse Effect, and the Buyer and Merger Sub shall have received a certificate to such effect signed on behalf of the Seller by the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of the Seller.

    (b) Agreements and Covenants. The Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Buyer shall have received a certificate to such effect signed on behalf of the Seller by the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of the Seller.

    (c) Affiliate Agreements. Except as set forth thereon, each of the individuals and entities listed on Section 5.14 of the Seller Disclosure Schedule shall have entered into an Affiliate Agreement, and such Agreements shall be in full force and effect.

                                   ARTICLE 7

                                  TERMINATION

  7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the stockholders of the Seller or the DTE:

    (a) by mutual written consent duly authorized by the Board of Trustees of the Buyer and the Board of Directors of the Seller;

    (b) by either the Seller or the Buyer if the Merger shall not have been consummated by December 31, 1999 (which date may be extended at the written request of either the Buyer or the Seller to June 30, 2000 to the extent necessary to satisfy the condition set forth in Section 6.1(b), (d) or (g) and so long as all other conditions have been or shall be capable of being fulfilled); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement;

    (c) by either the Seller or the Buyer if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (an "Order"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order is final, nonappealable and not under appeal;

    (d) by either the Seller or the Buyer if the required approval of the stockholders of the Seller contemplated by this Agreement shall not have been obtained on or before June 30, 1999 or by reason of the failure to obtain the required vote upon a vote taken at a duly held meeting of the Seller's stockholders duly convened therefor or at any adjournment thereof (a "Seller Stockholder Approval Failure Event"); provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Seller where the failure to obtain Seller stockholder approval shall have been caused by the action or failure to act of the Seller in breach of this Agreement;

    (e) by either the Seller or the Buyer, if the Seller shall have accepted or approved an Acquisition Proposal or if the Seller's Board of Directors recommends an Acquisition Proposal to the stockholders of the Seller as permitted by Section 5.4(b);

    (f) by the Buyer, if the Board of Directors of the Seller shall have (i) failed to convene the Seller Stockholders' Meeting, as required by Section 5.2,
(ii) failed to recommend approval of this Agreement in the Proxy Statement or withheld, withdrawn or modified in a manner adverse to the Buyer such recommendation or resolved to do so, or (iii) approved or recommended an Acquisition Proposal;

    (g) by the Seller, upon a breach of any representation, warranty, covenant or agreement on the part of the Buyer set forth in this Agreement, if (i) as a result of such breach the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach and (ii) such breach shall not have been cured by the Buyer within ten (10) business days following receipt by the Buyer of written notice of such breach from the Seller;

    (h) by the Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement, if (i) as a result of such breach the conditions set forth in

Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach and (ii) such breach shall not have been cured by the Seller within ten
(10) business days following receipt by the Seller of written notice of such breach from the Buyer;

    (i) by the Buyer, if there shall have occurred any event or condition that constitutes, or is reasonably likely to constitute, a Seller Material Adverse Effect since the date of this Agreement which condition or event shall not have been ameliorated such that it is no longer, or is no longer reasonably likely to constitute, a Seller Material Adverse Effect within ten (10) business days following receipt by the Seller of notice from the Buyer;

    (j) by the Seller, if there shall have occurred any event or condition that constitutes, or is reasonably likely to constitute, a Buyer Material Adverse Effect since the date of this Agreement, which condition or event shall not have been ameliorated such that it is no longer, or is no longer reasonably likely to constitute, a Buyer Material Adverse Effect within ten (10) business days following receipt by the Buyer of notice from the Seller;

    (k) by either the Seller or the Buyer, if any required approval of the stockholders of the Buyer regarding the issuance of the Buyer Common Stock in the Merger as contemplated by this Agreement shall not have been obtained on or before June 30, 1999 or by reason of the failure to obtain the required vote upon a vote taken at a duly held meeting of the Buyer's stockholders duly convened therefor or at any adjournment thereof (a "Buyer Stockholder Approval Failure Event"); provided, however, that the right to terminate this Agreement under this Section 7.1(k) shall not be available to the Buyer where the failure to obtain Buyer stockholder approval shall have been caused by the action or failure to act of the Buyer in breach of this Agreement; and

    (l) by the Seller, if the Board of Trustees of the Buyer shall have (i) failed to convene the Buyer Stockholders' Meeting, to the extent required by
Section 5.2, or (ii) failed to recommend any required approval of this Agreement in the Proxy Statement or withheld, withdrawn or modified in a manner adverse to the Seller such recommendations or resolved to do so.

  7.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in
Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8 (General Provisions), each of which shall survive the termination of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

  7.3 FEES AND EXPENSES.

    (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that the Buyer and the Seller shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

    (b) The Seller shall pay to the Buyer an amount equal to all out-of-pocket expenses and fees incurred by the Buyer, including without limitation fees and expenses payable to all legal, accounting, financial and other professional advisors, relating to the Merger or the transactions contemplated by this Agreement not exceeding $2,000,000 in the aggregate upon the earliest to occur of the following events:

      (i) the termination of this Agreement by the Buyer pursuant to 7.1(h) or (i); or

      (ii) the termination of this Agreement by the Buyer or the Seller pursuant to Section 7.1(d).

    (c) The Seller shall pay the Buyer a termination fee of $15,000,000 (less any amount paid pursuant to Section 7.3(b)), upon the earliest to occur of the following events:

      (i) the termination of this Agreement pursuant to Section 7.1(e) or
          (f); or

      (ii) the termination of this Agreement pursuant to Section 7.1(d) if, at the time of the Seller Stockholder Approval Failure Event,

             (A) there shall have been announced, commenced or occurred an
                 Alternative Transaction (as defined in Section 7.3(g)) and the Seller shall have either (x) executed an agreement to engage in the same or (y) the Seller's Board of Directors shall not have recommended against such Alternative Transaction affirmatively or, if the Seller's Board of Directors has recommended against such Alternative Transaction, the Seller's Board of Directors shall have withdrawn such recommendation against such Alternative Transaction or modified such recommendation in a manner adverse to the Buyer, or

             (B) there shall have been announced, commenced or occurred an
                 Alternative Transaction with a Third Party (as defined in
                 Section 7.3(g)) and (x) the Seller shall have engaged in, or entered into an agreement to engage in, an Alternative Transaction with such Third Party or any affiliate thereof or with a Competing Party (as defined in Section 7.3(g)) within twelve months after the date of the Seller Stockholders Approval Failure Event or (y) the Seller's Board of Directors shall have recommended an Alternative Transaction with the Third Party proposing such Alternative Transaction or any affiliate thereof or with a Competing Party within twelve months after the date of the Seller Stockholders Approval Failure Event; or

      (iii) the termination of this Agreement by the Buyer pursuant to
            Section 7.1(h) after a willful breach by the Seller of this Agreement, if before such termination or within twelve months thereafter the Seller shall have entered into an agreement to engage in or shall have engaged in an Alternative Transaction.

    (d) The Buyer shall pay to the Seller an amount equal to all out-of-pocket expenses and fees incurred by the Seller, including without limitation fees and expenses payable to all legal, accounting, financial and other professional advisors, relating to the Merger or the transactions contemplated by this Agreement not exceeding $2,000,000 in the aggregate upon the earliest to occur of the following events:

      (i) the termination of this Agreement by the Seller pursuant to
          Section 7.1(g) or (j); or

      (ii) the termination of this Agreement by the Seller or the Buyer pursuant to Section 7.1(k).

    (e) The Buyer shall pay the Seller a termination fee of $15,000,000 (less any amount paid pursuant to Section 7.3(d)) upon the earliest to occur of the following events:

      (i) the termination of this Agreement by the Seller pursuant to
          Section 7.1 (l); or

      (ii) the termination of this Agreement pursuant to Section 7.1(k) if at the time of the Buyer Stockholder Approval Failure Event,

             (A) there shall have been announced or commenced an Alternative
                 Transaction (as defined in Section 7.3(g) substituting "Buyer" for "Seller") and the Buyer shall have executed or consummated an agreement to engage in the same, or

             (B) there shall have been announced an Alternative Transaction with a Third Party and (x) the Buyer shall have engaged in, or entered into an agreement to engage in, an Alternative Transaction with such Third Party or any affiliate thereof or with a Competing Party within twelve months after the date of the Buyer Stockholders Approval Failure Event or (y) the Buyer's Board of Trustees shall have recommended an Alternative Transaction with the Third Party proposing such Alternative Transaction or any affiliate thereof or with a Competing Party within twelve months after the date of the Buyer Stockholders Approval Failure Event; or

      (iii) the termination of this Agreement by the Seller pursuant to
            Section 7.1(g) after a willful breach by the Buyer of this Agreement, if before such termination or within twelve months thereafter the Buyer shall have entered into an agreement to engage in or shall have engaged in an Alternative Transaction.

    (f) The amounts payable pursuant to Section 7.3(b), (c), (d) or (e) shall be paid by wire transfer within one business day after the event giving rise to such payment; provided that in no event shall the Seller or the Buyer be required to pay any expenses or termination fees to the other party if, immediately prior to the termination of this Agreement, the other party was in material breach of any of its material obligations under this Agreement. If one party fails to promptly pay to the other any fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of BankBoston, N.A. from the date such fee was required to be paid.

    (g) As used in this Agreement, (A) "Alternative Transaction" means either
(i) a transaction pursuant to which any person (or group of persons) other than the Buyer or its Affiliates (a "Third Party"), acquires 20% or more of the outstanding shares of Seller Common Stock, pursuant to a tender offer or exchange offer of otherwise, (ii) a merger, consolidation or combination involving the Seller in which the holders of Seller Common Stock do not own at least a majority of the equity of the surviving entity, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Seller, and the entity surviving any merger or business combination including any of them) of the Seller having a fair market value (as determined by the Board of Directors of the Seller in good faith) equal to more than 20% of the fair market value of all the assets of the Seller immediately prior to such transaction, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, and (B) "Competing Party" shall mean any person other than the Buyer or its affiliates who announces or commences an Alternative Transaction, or with whom an Alternative Transaction occurs, while an Alternative Transaction with a Third Party is pending.

    (h) If this Agreement is terminated by a party as a result of a willful breach by the other party, the terminating party may pursue any remedies available to it at law or in equity and shall, in addition to its out-of-pocket expenses (which shall be paid as specified above and shall not be limited to $2,000,000), be entitled to retain such additional amounts as the terminating party may be entitled to receive at law or in equity.

                                   ARTICLE 8

                               GENERAL PROVISIONS

  8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Seller, the Buyer and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

  8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

    (a) if to the Buyer or Merger Sub, to:

      Eastern Enterprises
      9 Riverside Road
      Weston, Massachusetts 02493
      Attention: J. Atwood Ives
                   Chairman and Chief Executive Officer

      Telephone: (781) 647-2302
      Facsimile: (781) 647-2350

      with a copy to:

      Eastern Enterprises
      9 Riverside Road
      Weston, Massachusetts 02493
      Attention: L. William Law, Jr., Esq.
                   Senior Vice President and General Counsel

      Telephone: (781) 647-2313
      Facsimile: (781) 647-2398

    (b) if to the Seller, to:

      Colonial Gas Company
      40 Market Street
      Lowell, Massachusetts 01852
      Attention: F.L. Putnam, III
                   President and Chief Executive Officer

      Telephone: (978) 322-3465
      Facsimile: (978) 322-3456

      with a copy to:

      Palmer & Dodge LLP
      One Beacon Street
      Boston, Massachusetts 02108
      Attention: Stanley Keller, Esq.

      Telephone: (617) 573-0100
      Facsimile: (617) 227-4420

  8.3 INTERPRETATION; KNOWLEDGE. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include,"

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"includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. References to the "knowledge of the Seller," or any similar expression shall mean the actual knowledge of any executive officer of the Seller.

  8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

  8.5 ENTIRE AGREEMENT. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Seller Disclosure Schedule and the Buyer Disclosure Schedule (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (ii) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth herein.

  8.6 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

  8.7 AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

  8.8 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

  8.9 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  8.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

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  8.11 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the of the other parties.

  8.12 PARTIES IN INTEREST. Except for rights of Indemnified Parties as set forth in Section 5.11, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

  8.13 WAIVER OF JURY TRIAL. EACH OF THE BUYER AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE BUYER, THE SELLER OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

  8.14 MASSACHUSETTS BUSINESS TRUST. Reference is hereby made to the declaration of trust establishing Eastern Enterprises (formerly Eastern Gas and Fuel Associates) dated July 18, 1929, as amended, a copy of which is on file in the office of the Secretary of the Commonwealth of Massachusetts. The name "Eastern Enterprises" refers to the trustees under said declaration as trustees and not personally; and no trustee, shareholder; officer or agent of Eastern Enterprises shall be held to any personal liability in connection with the affairs of said Eastern Enterprises, but the trust estate only is liable.

                   [Balance of Page Intentionally Left Blank]

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

  IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be signed as a sealed instrument by their duly authorized respective officers, all as of the date first written above.

                               EASTERN ENTERPRISES

                                  /s/ J. Atwood Ives
                               By:---------------------------
                                  Chairman and Chief Executive Officer

                               COLONIAL GAS COMPANY

                                  /s/ Frederic L. Putnam, III
                               By:---------------------------
                                  President and Chief Executive Officer

                               and

                                  /s/ Dennis W. Carroll
                               By:---------------------------
                                  Treasurer

            [Signature Page to Agreement and Plan of Reorganization]

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

        [MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED LETTERHEAD]



                                                 October 17, 1998

Board of Trustees
Eastern Enterprises
9 Riverside Road
Weston, Massachusetts 02493

Members of the Board of Trustees:

  Eastern Enterprises (the "Acquiror") and Colonial Gas Company (the "Company") propose to enter into an Agreement and Plan of Reorganization (the "Agreement") pursuant to which the Company will be merged (the "Merger") with and into a newly formed, wholly-owned subsidiary of the Acquiror (the "Acquisition Sub"). Pursuant to the Merger, each outstanding share of the Company's common stock, par value $3.33 per share (the "Company Shares"), will be converted into the right to receive (i) $37.50 in cash (the "Per Share Cash Amount"), (ii) such number of shares of the Acquiror's common stock, par value $1.00 per share (the "Acquiror Shares"), as shall be equal to the Per Share Cash Amount divided by the Market Value (as defined below), or (iii) a combination of cash and Acquiror Shares, in each case as the holder thereof shall have elected or be deemed to have elected, subject to the terms, limitations and procedures set forth in the Agreement, which include a limitation on the aggregate amount of cash available to be paid in the Merger. The Agreement also provides that if the Market Value of the Acquiror Shares is less than $37.56 per share, the Market Value will be deemed to be $37.56 per share, and if the Market Value of the Acquiror Shares is greater than $47.80 per share, the Market Value will be deemed to be $47.80 per share. For purposes of our opinion, the term "Market Value" means the average of the per share closing prices of the Acquiror Shares on the New York Stock Exchange for the ten trading days ending on the third trading day prior to the closing of the Merger, and the term "Consideration" means the aggregate amount of cash and Acquiror Shares to be paid by the Acquiror pursuant to the Merger.

  You have asked us whether, in our opinion, the Consideration to be paid by the Acquiror pursuant to the Merger is fair from a financial point of view to the Acquiror.

  In arriving at the opinion set forth below, we have, among other things:

  (1) Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

  (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger furnished to or discussed with us by the Acquiror;

  (3) Conducted discussions with members of senior management and representatives of the Company and the Acquiror concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the cost savings and related expenses and synergies expected to result from the Merger;

  (4) Reviewed the market prices and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

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  (5) Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

  (7) Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

  (8) Reviewed the potential pro forma impact of the Merger;

  (9) Reviewed the Agreement; and

  (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

  In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information and the cost savings and related expenses and synergies expected to result from the Merger furnished to or discussed with us by the Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Acquiror's management as to the expected future financial performance of the Company or the Acquiror, as the case may be, and the cost savings and related expenses and synergies expected to result from the Merger. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

  Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

  We are acting as financial advisor to the Acquiror in connection with the Merger and will receive a fee from the Acquiror for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Acquiror has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of our business, we may actively trade the Company Shares and the Acquiror Shares for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  This opinion is for the use and benefit of the Board of Trustees of the Acquiror. Our opinion does not address the merits of the underlying decision by the Acquiror to engage in the Merger and does not constitute a recommendation to any shareholder of the Acquiror as to how such shareholder should vote on the proposed Merger or any matter related thereto.

  We are not expressing any opinion herein as to the prices at which the Company Shares or the Acquiror Shares will trade following the announcement or consummation of the Merger.

  On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid by the Acquiror pursuant to the Merger is fair from a financial point of view to the Acquiror.

                               Very truly yours,

                               MERRILL LYNCH, PIERCE, FENNER & SMITH
                                            INCORPORATED

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[SALOMON SMITH BARNEY INC. LETTERHEAD]


October 17, 1998


Board of Directors
Colonial Gas Company
40 Market Street
Lowell, MA 01852

Members of the Board:

  You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $3.33 per share ("Company Common Stock"), of Colonial Gas Company (the "Company"), of the consideration to be received by such holders in connection with the proposed merger (the "Merger") of the Company with and into a wholly-owned subsidiary ("Sub") of Eastern Enterprises, Inc. ("Parent"), pursuant to an Agreement and Plan of Reorganization, dated as of October 17, 1998 (the "Merger Agreement"), by and among the Parent and the Company. Upon the effectiveness of the Merger, each issued and outstanding share of Company Common Stock (other than shares owned by the Parent, the Sub, the Company or any direct or indirect wholly owned subsidiary of the Parent or Company) will be converted into and represent the right to receive (i) $37.50 in cash without interest (the "Per Share Cash Amount"), (ii) a number of shares of common stock, $1.00 par value, of the Parent (the "Parent Common Stock") equal to the Per Share Cash Amount divided by the Market Value (as defined below) of the Parent Common Stock (as adjusted pursuant to the Merger Agreement) or (iii) a combination of cash and shares of Parent Common Stock determined in accordance with the Merger Agreement (together, the "Merger Consideration"). "Market Value" of the Parent Common Stock means the average of the per share closing prices of the Parent Common Stock as reported on the New York Stock Exchange for the ten trading days ending on the third trading day prior to the closing of the transaction. Notwithstanding the foregoing, if the Market Value of the Parent Common Stock as computed above is less than $37.56 per share then Market Value shall mean $37.56 per share and if the Market Value of the Parent Common Stock as computed above is greater than $47.80 per share then Market Value shall mean $47.80 per share.

  In connection with rendering our opinion, we have reviewed certain publicly available information concerning the Company and Parent and certain other financial information concerning the Company and Parent, including financial forecasts, that were provided to us by the Company and Parent, respectively. We have discussed the past and current business operations, financial condition and prospects of the Company and Parent with certain officers and employees of the Company and Parent, respectively. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant.

  In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purpose of this opinion and we have not assumed any responsibility for independent verification of such information. With respect to the financial forecasts of the Company and Parent, we have been advised by the respective managements of the Company and Parent that such forecasts have been reasonably prepared on bases reflecting their best currently available estimates and judgements, and we express no opinion with respect to such forecasts or the assumptions on which they are based. We have not assumed any responsibility for any independent evaluation or appraisal of any of the assets (including properties and facilities) or liabilities of the Company or Parent.

  Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof. Our opinion as expressed below does not imply any conclusion as to the likely trading range for Parent


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Common Stock following the consummation of the Merger, which may vary depending upon, among other
factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Our opinion does not address the Company's underlying business decision to effect the Merger, and we express no view on the effect on the Company of the Merger and related transactions. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of Company Common Stock and does not constitute a recommendation concerning how holders of Company Common Stock should vote with respect to the Merger Agreement or the Merger.

  We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon initial delivery of this fairness opinion and the remainder of which is contingent upon consummation of the Merger. In the ordinary course of business, we and our affiliates may actively trade the securities of the Company and Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates have previously rendered certain investment banking and financial advisory services to the Company and Parent for which we have received customary compensation. We and our affiliates (including Citigroup Inc.) may have other business relationships with the Company or Parent in the ordinary course of their businesses.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

                                          Very truly yours,

                                          /s/ Salomon Smith Barney Inc.

                                          SALOMON SMITH BARNEY INC.

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                                                                     3690-SPS-98